UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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LOWE’S COMPANIES, INC.

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2022

Notice of Annual Meeting of Shareholders & Proxy Statement

Dear Fellow Shareholders:

We thank you for your continued investment in Lowe’s. 2021 was Lowe’s centennial, a year in which we celebrated our remarkable growth from a small-town hardware store in Wilkesboro, North Carolina, to one of the world’s largest home improvement retailers. We extend our appreciation to our customers, our business partners and the more than 300,000 associates who demonstrated an unwavering commitment to delivering exceptional customer service and results in 2021.

We would like to highlight several of the ways the Board and management team have been working on your behalf this past year.

Oversight of Company Strategy: The Board has been actively engaged with management to implement our Total Home strategy, which is focused on providing our customers with the products and services they need for every project in the home. In 2021, the successful execution of our strategic priorities has enabled us to increase sales to our Pro and DIY customers and to continue to grow our market share. We delivered outstanding results this past year, with total sales growth of 7.4%, driven by comparable sales growth of 6.9%. Importantly, we drove improvements in two of our key growth areas, with consolidated Pro customer sales up 24% and Lowes.com sales up 18%. At the same time, we drove more than 170 basis points of operating margin improvement with our relentless focus on productivity improvements. The combination of higher sales and greater operating productivity resulted in a 55% increase in diluted earnings per share to $12.04 and a 36% increase compared to adjusted diluted earnings per share last year of $8.86.*

Board Composition: The Board is focused on maintaining a balance of distinguished leadership, diverse perspectives, strategic skill sets and professional experience relevant to its oversight of Lowe’s strategic objectives. Ten of our 11 director nominees are independent, 36% are women and 45% are racially or ethnically diverse. The Board is mindful of refreshing its membership, with more than half of the independent directors nominated for election at the Annual Meeting having joined the Board in the last six years.

Robust Shareholder Engagement Program: In 2021, we continued our robust shareholder engagement program, meeting with a broad range of shareholders throughout the year. This past winter, as part of our ESG-focused engagement efforts, we reached out to 34 investors, representing approximately 45% of shares outstanding at the time of outreach and met with 18 investors, representing approximately 32% of shares outstanding. These conversations focused on our strategy, human capital management efforts, diversity and inclusion programs and initiatives, Board composition, environmental sustainability and our corporate governance and executive compensation practices.

Focus on Operating Responsibly and Sustainably: The Board is focused on providing strong oversight of Lowe’s corporate responsibility efforts. The full Board provides oversight of overall sustainability risks, and the Sustainability Committee of the Board directly oversees Lowe’s corporate sustainability strategies. Our sustainability strategies and goals are based on commitments across three pillars: Our People & Our Communities, Product Sustainability and Operational Excellence. We are proud to share that we have committed to setting a science based net-zero target in 2022.

We value your continued engagement and support for Lowe’s. We encourage you to vote your shares at our Annual Meeting on Friday, May 27, 2022.

Sincerely,

Marvin R. Ellison Chairman, President and Chief Executive Officer	Richard W. Dreiling Lead Independent Director

*	Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to Appendix A for a reconciliation of non-GAAP financial measures.

LOWE’S COMPANIES, INC.

1000 Lowes Boulevard

Mooresville, North Carolina 28117

(704) 758-1000

Notice of 2022 Annual Meeting of Shareholders

April 14, 2022

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Lowe’s Companies, Inc. (the “Company”) will be held online via audio webcast at 10:00 a.m., Eastern Time, on Friday, May 27, 2022 at www..virtualshareholdermeeting.com/LOW2022, for the purpose of voting on the following matters:

1.	To elect the 11 candidates nominated by the Board of Directors and named in the Proxy Statement for election as directors;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation in fiscal 2021;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022;

4.	To approve the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan;

5.	To consider and vote upon five shareholder proposals set forth in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends a vote “FOR” each of the director nominees in proposal 1, “FOR” proposals 2, 3 and 4 and a vote “AGAINST” the shareholder proposals. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on March 21, 2022 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

We are holding the Annual Meeting in an online-only format. You will not be able to attend the Annual Meeting in person. To attend the Annual Meeting, vote and submit your questions during the Annual Meeting, you will need to visit the Annual Meeting website noted above and enter your 16-digit control number found on your proxy card, voting instruction form, Notice of Internet Availability of Proxy Materials or legal proxy, as applicable. Shareholders of record may follow these same instructions during the Annual Meeting to view the list of shareholders of record entitled to notice of the meeting. Prior to the Annual Meeting, you will be able to vote at www..proxyvote.com using your 16-digit control number or by the other methods described in the Proxy Statement. For more information about the online-only meeting format, please see pages 83 to 84 of the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting.

Sincerely,

Ross W. McCanless

Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on May 27, 2022:

The Notice of 2022 Annual Meeting of Shareholders, Proxy Statement and

2021 Annual Report to Shareholders are available at www..proxyvote.com.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe,” “expect,” “anticipate,” “plan,” “project,” “estimate,” “intend,” “will,” “should,” “could,” “would,” “may,” “strategy,” “potential,” “opportunity,” “outlook,” “guidance,” “scenario” and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections and assumptions about future priorities, shareholder value, Lowe’s strategic initiatives and our environmental, social and other sustainability plans and goals. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results and outcomes may differ materially from those expressed or implied in such statements. Investors should carefully consider the risk and uncertainties described in “Item 1A – Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the Securities and Exchange Commission (the “SEC”). All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PROXY SUMMARY

We seek to generate sustainable shareholder value by driving operational excellence throughout the enterprise, consistently generating high levels of cash flow and optimizing our capital deployment. We have demonstrated a strong commitment to returning capital to our shareholders and continued dividend growth since 1961.

$36.7 Billion	35.3%
CASH FLOWS FROM OPERATIONS IN THE LAST FIVE YEARS	2021 RETURN ON INVESTED CAPITAL*

30.4%	$8.0 Billion	$28.6 Billion
2021 PER SHARE INCREASE IN ANNUAL DIVIDEND	DIVIDENDS PAID IN THE LAST FIVE YEARS	SHARES REPURCHASED IN THE LAST FIVE YEARS

This summary highlights certain information for your review in connection with the Annual Meeting. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References to “Lowe’s,” the “Company,” “we,” “us,” “our” and similar terms refer to Lowe’s Companies, Inc.

FISCAL 2021 FINANCIAL HIGHLIGHTS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	i

LAUNCHING OUR TOTAL HOME STRATEGY

At the end of 2020, we launched the next chapter in our evolution to becoming a best-in-class omnichannel retailer. Building on the success of our Retail Fundamentals strategy, the Lowe’s Total Home strategy is focused on accelerating market share gains by providing do-it-yourself (“DIY”), do-it-for-me (“DIFM”) and Pro customers the products and services they need to complete the entire project.

Lowe’s Total Home strategy has enabled us to increase sales to our DIY and Pro customers and to continue to grow our market share in 2021. As a result of our outstanding financial performance, we were able to deliver value to shareholders through the payment of $2.0 billion in dividends and the repurchase of $13.1 billion of our common stock this fiscal year. We are confident that we are making the right investments in the business to generate long-term growth and continue to create sustainable shareholder value.

OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM

Our Executive Compensation Program is Linked to Our Strategy

Our executive compensation program is designed to drive long-term shareholder value by aligning executive pay with our strategy and shareholder interests and attracting and retaining talented executives. Lowe’s has a long-standing commitment to pay for performance and provides a significant portion of compensation opportunities through variable pay arrangements. The Board of Directors (the “Board”) places significant emphasis on the long-term success of the Company and strong alignment with the interests of all stakeholders, including shareholders, customers, our associates and the communities in which we operate.

ii	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Our executive compensation program is designed to reward executives for growth in the Company’s sales and earnings, the creation of long-term shareholder value and the effective execution of our business strategies and operating priorities. The primary objectives of our program are to:

•	Attract and retain executives who have the requisite leadership skills to support the Company’s culture and strategic growth priorities;

•	Maximize long-term shareholder value through alignment of executive and shareholder interests;

•	Align executive compensation with the Company’s business strategies, which are focused on driving operational excellence and better serving our customers; and

•

Provide market competitive total compensation with an opportunity to earn above market median pay when the Company delivers results that exceed performance targets, and below median pay when the Company falls short of performance targets.

Key Elements of Our 2021 Executive Compensation Program

Lowe’s compensation mix is heavily performance-based with 72% of the CEO’s and 67% of the other named executive officers’ (“NEOs”) annualized target compensation at-risk and contingent upon the achievement of performance objectives or relative and absolute share price performance. Additionally, 71% of the CEO’s and 65% of the other NEOs’ compensation is in the form of long-term incentives.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	iii

Compensation Best Practices

CORPORATE RESPONSIBILITY

Corporate responsibility is a cornerstone of our Company and a key focus of management and the Board. We are committed to our people, communities and planet. The Sustainability Committee of the Board oversees Lowe’s environmental and social strategies, and our Sustainability Steering Committee, which is composed of executives and subject matter experts from across the Company, leads the Company’s efforts to integrate corporate responsibility into our business. In 2020, we refreshed our relevant priorities, which help to inform our sustainability strategies and goals. We are focused on our commitments across three pillars – Our People & Our Communities, Product Sustainability and Operational Excellence.

iv	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Our People & Our Communities

Human Capital

The full Board oversees and regularly engages with our Chairman, President and Chief Executive Officer, our Executive Vice President, Human Resources and senior leadership on a broad range of human capital management topics, including culture, talent management and succession planning, compensation and benefits, diversity and inclusion and feedback gathered from the Company’s annual Building Engagement and Success Together (“BEST”) associate engagement survey. The full Board reviews talent management topics as standing agenda items, including CEO and senior management succession planning, diversity and inclusion and culture.

Lowe’s strives to be an employer of choice. We are committed to creating valuable career opportunities for our associates, supporting them and the communities where they live, and cultivating a culture that invites and encourages diverse opinions and ideas. We enable associates to build meaningful careers that unlock their potential in an inclusive workplace as we work together to deliver the right home improvement products to our customers, with the best service and value, across every channel and community we serve.

Diversity and Inclusion

We believe that, by building diverse and inclusive teams, we drive better ideas, positive business results and improve service through a deeper connection with our customers. We continue to execute on our multi-year program to integrate diversity and inclusion initiatives into our corporate strategy across three key areas: talent, culture and business. In our efforts to foster an inclusive culture, we launched a new multigenerational business resource group (“BRG”) in 2021, building upon the seven existing associate-led BRGs that are sponsored by our executive leadership team. We have also introduced badges for our store uniforms that identify the store associates who speak Spanish or American Sign Language. In 2021, we held our ninth annual Women’s Leadership Summit, focused on developing women leaders across our corporate and field locations. Additionally, Lowe’s joined the OneTen Coalition in 2020, with the joint commitment to advance the careers of one million Black Americans over the next 10 years.

In 2021, we continued to make progress with respect to diverse candidate slates for director-level-and-above positions, and we are partnering with our talent acquisition team and hiring managers to promote diverse interview panels for all open roles. Additionally, diversity is now integrated into quarterly business reviews, so leaders have visibility into their team’s actions and progress on driving Lowe’s culture, diversity and inclusion strategy.

In 2021, we published our inaugural diversity report, the 2020 Culture, Diversity & Inclusion Update, which highlights our diversity and inclusion initiatives and opportunities and provides additional information on how we assess diversity among our associates. We plan on publishing these reports annually to keep our stakeholders abreast of our strategy and results. In addition, we began publicly disclosing our consolidated EEO-1 report data in 2021.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	v

Below please find the diverse composition of our director nominees and executive officers.

Talent Development

We are committed to securing top talent and providing ongoing training and other developmental opportunities to facilitate meaningful careers at Lowe’s. In 2021, we enhanced our onboarding process so that new hires can quickly learn the skills needed for their position. We also offer a variety of leadership and development programs that develop skills and capabilities from product knowledge in our stores to advanced leadership principles for our leaders.

This year we expanded Lowe’s University Academies offerings and included certification programs for store and technology associates that further develop their skills and knowledge base.

Additionally, through Lowe’s Track to the Trades program, we provide tuition reimbursement to our associates, encouraging them to complete apprentice certifications in carpentry, plumbing, electrical, heat, air ventilation and cooling (“HVAC”) or appliance repair.

Total Rewards and Wellness

In the spirit of building the best team and providing them with the best care, we are proud of the financial and well-being benefits we offer to our associates. We have a strong track record of investing in our workforce by offering locally competitive salaries and wages. We offer a wide variety of health, welfare and financial benefits to our full-time and part-time associates, including health care and insurance benefits, retirement plans, an employee stock purchase plan, paid time off, leave programs and tuition assistance, among many others.

vi	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

In response to the evolving COVID-19 pandemic, we continued to evolve our benefits and wellness programs to increase access to care. We waived co-payments on pharmacy home deliveries, covered 100% of COVID-19 testing and vaccines, continued to operate our onsite clinics in a virtual care model and launched a new virtual behavioral health app. In partnership with CVS retail pharmacy and Premise onsite clinics, we launched a vaccine program, providing onsite access to sites across the country. In 2021, we also continued to offer emergency paid leave for associates who are suffering from COVID-19.

Store and Workplace Safety

Our associates and customers drive our success. Providing them with a safe environment for both working and shopping is essential. We strive to maintain a culture of safety which begins with our leaders modeling the behaviors we want our associates to adopt. We embed safety into associate onboarding, developmental e-learning and on-the-job training. In response to the COVID-19 pandemic, we instituted rigorous safety standards in support of social distancing and enhanced sanitizing and cleaning.

Product Sustainability

Lowe’s strives to put the customer first by providing high quality items that our customers can feel good about purchasing. We offer products and select vendors that promote human and environmental health. We are also expanding our pursuit of innovative, more efficient eco-products and educating customers on how to reduce their footprint at home.

We focus our product sustainability efforts on supplier social and environmental practices, responsible sourcing of natural resources and improvements to the environmental performance of our products. These include promoting compliance with our Vendor Code of Conduct, Human Rights Policy and Conflict Minerals Compliance Programs, pursuing our commitment to responsible wood sourcing, seeking to maintain products that are safe and compliant with applicable industry standards and state and federal regulations and increasing our offering of independently-certified products that have validated environmental claims.

Operational Excellence

We are focused on strengthening our business resilience and improving operational efficiency to reduce our impact on the environment. Our Board and the Sustainability Committee monitor and oversee progress toward our climate-related goals and targets, while our Sustainability Steering Committee leads the Company’s efforts to integrate corporate responsibility into our business, and our retail facilities and sustainability teams manage and track our operational energy use. Lowe’s actively combats climate change by working to lower operational and transportation-related energy use and greenhouse gas (“GHG”) emissions. In January 2022, building on our long-standing commitment to protect the climate, we announced a commitment to set a science based net-zero target in 2022, which will include near and long-term GHG emissions reduction goals for our full value chain, including Scopes 1, 2 and 3.

Lowe’s participates in the CDP’s climate, forestry and water security questionnaires to benchmark and quantify our environmental practices, to provide transparency on our progress and assist in the reduction of our contributions to climate change. We continue to align our sustainability reporting with the appropriate Sustainable Accounting Standards Board (“SASB”) standards for our industry, the Global Reporting Initiative (“GRI”) and the UN Sustainable Development Goals (“SDGs”). We also published our first Task Force on Climate-related Financial Disclosures (“TCFD”) report in 2021 to assess our climate-related risks and opportunities and better understand the potential impacts on our value chain.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	vii

More information about Lowe’s corporate responsibility efforts and initiatives, including our Corporate Responsibility Report and Culture, Diversity & Inclusion Report, our sustainability policies and disclosure along sustainability frameworks is available on the Company’s website. Our corporate responsibility goals are aspirational and may change, and statements regarding our goals are not guarantees or promises that they will be met.

SHAREHOLDER ENGAGEMENT

Lowe’s recognizes the value of and is committed to engaging with our shareholders and soliciting their views and input. This past year, members of Lowe’s management and the Board continued our long-standing practice of shareholder engagement, reinforcing our commitment to building strong, long-term relationships with our shareholders. We conduct shareholder outreach throughout the year to ensure that we understand and consider the issues of importance to our shareholders and are able to address them appropriately.

Key Items Discussed with Shareholders in 2021 and 2022
Board Leadership Structure	Business Performance and Strategic Direction
Human Capital Management Efforts	Diversity and Inclusion Programs and Initiatives
Board Composition and Risk Oversight	Environmental Sustainability and GHG Emission Reduction Goals
Executive Compensation Program Design and Link to Strategy	Corporate Governance Practices

Since the beginning of fiscal 2021, we have met with shareholders representing approximately 70% of our institutionally-held shares in a number of forums, including as part of our regular investor relations outreach efforts and environmental, social and governance (“ESG”)-focused dialogues. We report the feedback from our shareholders on a regular cadence to the full Board and its relevant committees, who have used this information to inform numerous changes to enhance our compensation, governance and sustainability efforts, including:

•	the amendment of our Bylaws in 2020 to reduce the ownership threshold to call shareholder special meetings to 15% of outstanding shares;

•	the annual release of our consolidated EEO-1 report data beginning in 2021; and

•	our commitment to set a science based net-zero target including our emissions reduction goals for Lowe’s full value chain in 2022.

The following diagram provides an overview of Lowe’s shareholder engagement cycle:

viii	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

This past winter, we conducted a round of investor engagement focused primarily on ESG topics, including our strategy, human capital management efforts, diversity and inclusion programs and initiatives, Board composition, environmental sustainability and our corporate governance and executive compensation practices. As part of this engagement effort, we contacted 34 investors, representing approximately 45% of our outstanding shares at the time of outreach and met with 18 investors, representing approximately 32% of our outstanding shares. Our Lead Independent Director met with shareholders representing approximately 21% of our outstanding shares to provide a direct line of communication between our shareholders and the Board of Directors. Overall, we received generally positive feedback on our current governance, compensation and sustainability practices. We plan to continue robust ESG-focused investor engagement going forward.

Winter 2021 – 2022 ESG Engagement*

*Percentages of outstanding shares are as of the time of outreach.

CORPORATE GOVERNANCE BEST PRACTICES

Sound and Effective Board Practices

Active Board oversight of Lowe’s strategy, business initiatives, industry positioning, human capital management, diversity and inclusion and environmental and social topics

Active Board oversight of risk management, including cybersecurity and data protection

Robust shareholder engagement program, including participation of independent directors

Active Board engagement in succession planning of executive officers

Annual Board, committee, individual director and CEO evaluations

Engaged Board with Demonstrated Commitment to Refreshment and Independence

10 out of 11 director nominees (91%) are independent

Annual review of Board leadership structure

Lead Independent Director with robust and well-defined responsibilities

Audit, Compensation, Nominating and Governance, Sustainability and Technology Committees are composed solely of independent directors

Executive sessions of independent directors led by the Lead Independent Director at each Board meeting

Director mandatory retirement age of 75 years old

Proactive Board and committee refreshment with focus on optimal mix of skills and experience

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	ix

Commitment to Shareholder Rights

Shareholder ability to call special meetings (reduced ownership threshold to 15% in 2020)

Market standard shareholder right of proxy access

Directors elected annually to serve one-year terms

Majority voting standard in uncontested director elections

No shareholder rights plan

Robust year-round shareholder engagement process

x	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

Proxy Statement

The Board of Directors of Lowe’s Companies, Inc. is providing these materials to you in connection with the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held online via audio webcast at 10:00 a.m., Eastern Time, on Friday, May 27, 2022 at www..virtualshareholdermeeting..com/LOW2022. This Proxy Statement and related materials were first made available starting April 14, 2022.

Proposal 1: Election of Directors

We are asking our shareholders to vote on the election of the 11 candidates nominated by the Board of Directors for election as directors.

The Board has nominated the 11 candidates named in this proposal for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2023 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. All of the nominees are currently serving as directors except Colleen Taylor, whose Board service would commence upon her election at the 2022 Annual Meeting of Shareholders. The other current directors were elected to the Board at the 2021 Annual Meeting of Shareholders.

The Nominating and Governance Committee identifies, considers and recommends to the Board director candidates who have expertise that would complement and enhance the current Board’s skills and experience. It also reviews the existing time commitments of director candidates to confirm that they do not have any obligations that would conflict with the time commitments of a director of the Company. The Nominating and Governance Committee also looks to recruit candidates with different perspectives so that they can contribute to the cognitive diversity on the Board, while also recognizing the importance of having diversity of age, gender, race and ethnicity on the Board. The Nominating and Governance Committee considers a diverse slate of candidates for nomination to the Board from a number of sources, including third-party search firms and, from time to time, business and organizational contacts of the directors and management.

Among our 11 nominees for election to the Board, four self-identify as women and five self-identify as people of color (meaning an individual who self-identifies as Black or African American, Hispanic or Latino, Asian, Native Hawaiian or Other Pacific Islander or American Indian or Alaska Native).

The Board has remained mindful of refreshing its membership, with more than half of the independent directors nominated for election at the Annual Meeting having joined the Board in the last six years. At the same time, the Company also believes that it benefits from having several longer tenured directors on the Board, including our Lead Independent Director, who are familiar with the Company’s business and can help facilitate the transfer of institutional knowledge. We believe the average tenure for our independent director nominees of 5.2 years reflects the appropriate balance the Board seeks between different perspectives brought by longer-serving and new directors.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 11 nominees named in this Proxy Statement.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the 11 nominees named in this proposal.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	1

Proposal 1: Election of Directors

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Board Nomination Process

The Nominating and Governance Committee reviews each director’s continuation on the Board prior to his or her re-nomination to serve on the Board. The Nominating and Governance Committee evaluates whether or not the director, based upon his or her skills, background, expertise and contribution to the Board, continues to support Lowe’s present and future needs. After the evaluation of a director, the Chair of the Nominating and Governance Committee and the Chairman of the Board inform each director under consideration of the Committee’s decision.

Additionally, with the assistance of an independent search firm, the Nominating and Governance Committee conducts targeted searches to identify well-qualified candidates who may have particular or complementary skills or backgrounds needed for the Company to execute its strategic vision. If an independent search firm is used, the Nominating and Governance Committee retains the search firm and approves payment of its fees.

The Nominating and Governance Committee will consider nominees recommended by shareholders, and its process for doing so is no different than its process for screening and evaluating candidates suggested by directors, management of the Company or third parties. See “Shareholder Proposals for the 2023 Annual Meeting” elsewhere in this Proxy Statement for the timeframe for shareholders to provide notice of any nominations of persons for election to the Board.

Ms. Taylor was recommended to the Nominating and Governance Committee as a result of an internal search process conducted by the Chairman, President and

Chief Executive Officer and Executive Vice President, Human Resources at the direction of the Nominating and Governance Committee.

Board Composition and Refreshment

The Board regularly seeks input from each of its directors with respect to the current composition of the Board in light of changes in our current and future business strategies, as well as our operating environment, as a means to identify any backgrounds or skill sets that may be helpful in maintaining or improving alignment between our Board composition and our business. In addition, we seek feedback from our shareholders regarding the backgrounds and skill sets that they would like to see represented on our Board. The Nominating and Governance Committee considers this feedback in its director search and nomination process.

Additionally, in order to promote thoughtful Board refreshment and to provide additional opportunities to maintain a balanced mix of perspectives and experience, the Board has adopted a mandatory retirement policy for non-employee directors as set forth in our Corporate Governance Guidelines. No director who is or would be the age of 75 or older at the expiration of his or her current term may be nominated to a new term. The policy does not provide for, and the Board has not granted, any exemptions or waivers.

The Board also prioritizes robust director orientation and onboarding programs to help new directors become rapidly integrated into boardroom discussions and maximize their contributions. The Board also encourages directors to periodically pursue programs, sessions or other materials as to the responsibilities of directors of publicly-traded companies.

2	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Board Commitments

The Board understands the significant time commitment involved with serving on the Board and its committees, and it takes steps to assess that all directors and director nominees have the time necessary to fulfill their duties. Our Nominating and Governance Committee and Board only nominate candidates who they believe are capable of devoting the necessary time to successfully meet their duties, taking into account principal occupations, memberships on other boards and other responsibilities. Our Corporate Governance Guidelines state that no director shall serve on more than four public company boards, inclusive of the Company’s Board. Subject to any exception approved by the Nominating and Governance Committee, independent directors who serve as an executive officer of another public company may only serve on the board of directors of that company in addition to service on the Company’s Board. Management directors may not serve on more than two public company boards, inclusive of the Company’s Board.

Directors must advise our Chairman of the Board and the Lead Independent Director prior to joining the board of another public company or accepting any assignment to the audit or compensation committee of the board of directors of any public company of which such director is a member. In addition, directors must offer to resign from the Board as a result of a substantial change to their principal occupation, subject to further consideration by the Nominating and Governance Committee. The Nominating and Governance Committee assesses directors’ time commitment to the Board throughout the year, including through the annual evaluation process.

This year, the Nominating and Governance Committee determined that all of the director nominees demonstrated that they have committed and will commit the appropriate time to effectively serve on our Board and its committees. This assessment included a review of the following directors.

•  Richard W. Dreiling serves as our Lead Independent Director while also serving as Executive Chairman and a director on the board of Dollar Tree, Inc. and as an independent director of Kellogg Company. Subsequent to Mr. Dreiling’s nomination as Executive Chairman of Dollar Tree, he announced that he is stepping down from two of his other public company board positions at PulteGroup, Inc. in May 2022 and Aramark Corporation in April 2022. Based upon Mr. Dreiling’s attendance, tenure, skills and qualifications, his role and participation in Board responsibilities as Lead Independent Director, including engagement with shareholders and quarterly one-on-one meetings with management, and his assurances that he will remain fully committed to continuing to dedicate the appropriate time to fulfill his duties as Lead Independent Director, the Committee has determined that it is in the best interests of shareholders that he be included as a director nominee. In so doing, the Committee has elected to make an exception to the Corporate Governance Guidelines’ limitation on public company executive officer board service for Mr. Dreiling’s 2022 Annual Meeting nomination.

•  Raul Alvarez serves as our Compensation Committee Chair while also serving as the Lead Independent Director of Traeger, Inc., the independent Chairman of First Watch Restaurant Group, Inc., (both of which are newly-public companies) and as a director at Eli Lilly and Company. Based upon Mr. Alvarez’s attendance, tenure, skills and qualifications and contributions as a member of the Board and as the Chair of the Compensation Committee, the Committee has determined that it is in the best interests of shareholders that Mr. Alvarez be included as a director nominee.

In making these determinations, the Committee has taken into account the individual skills and experience of these two directors, their unique contributions to the Board’s oversight of Company strategy, as well as the Company’s own Corporate Governance Guidelines, Mr. Dreiling’s retirement from the boards of PulteGroup and Aramark and the preferences of our institutional investors. The Committee intends to maintain its annual assessment of director commitments and its long-standing practice to provide exceptions to its Guidelines solely in instances in which it believes that making any such accommodation is appropriate, time-based and in the best interests of shareholders and the Company.

Board Diversity

The Board is committed to having diverse (inclusive of gender and race) individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as members of the Board. The Board believes that a diverse membership with a variety of perspectives and experiences is an important feature of a well-functioning board. The Nominating and Governance Committee actively considers diversity in recruitment and all director nominations. The composition of the Board reflects the Board’s commitment to diversity. The Nominating and Governance Committee assesses the composition, including the diversity, of the Board at least once a year and more frequently as needed, particularly when considering potential new director candidates.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	3

Proposal 1: Election of Directors

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Board Qualifications and Criteria

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•  High personal and professional ethics, integrity, practical wisdom and mature judgment;

•  Diverse individuals with varying perspectives and experience;

•  Broad training and experience at the policy-making level in business, government, education or technology;

•  Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•  Willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•  Commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•  Willingness to represent the best interests of all shareholders and objectively appraise management performance.

When determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the evaluation results of the Board, committees and individual directors and the attendance and overall engagement of the director in Board activities.

4	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Director Nominees’ Skills, Backgrounds and Expertise

Our director nominees possess a balance of distinguished leadership, diverse perspectives, strategic skill sets, backgrounds and professional experience relevant to our business and strategic objectives.

Knowledge, Skills and Experience

Corporate Governance/Regulatory/Risk Management Corporate governance experience as a director or officer of a public company, legal/regulatory experience and/or risk management experience	●	●	●	●	●	●	●	●	●	●	●

Finance Experience in positions requiring financial knowledge and analysis. An understanding of financial reporting and controls, planning and capital allocation	●	●	●		●	●	●	●	●	●

Marketing/Brand Management Marketing or managing well-known brands and the types of consumer products and services we sell	●		●		●	●				●	●

Human Capital Management Experience in organizational management and talent development providing key insights into developing and investing in our associates	●	●	●	●	●	●	●	●	●	●	●

Technology and E-Commerce Leadership and understanding of technology and data security. Expertise in digital platforms and new media supporting omnichannel strategy			●	●		●				●	●

Senior Leadership Experience as a senior level business leader and/or senior government leader	●	●	●	●	●	●	●	●	●	●	●

Retail Industry Experience An understanding of operational, financial and strategic issues facing large retail companies	●		●	●	●	●					●

Gender	M	M	F	F	M	M	M	M	M	F	F

Racial/Ethnic Diversity	●					●			●	●	●

Tenure	12	4	6	7	10	4	1	4	7	0	1

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	5

Proposal 1: Election of Directors

DIRECTOR NOMINEES

DIRECTOR NOMINEES

RAUL ALVAREZ

Director Since: 2010

Age: 66

Lowe’s Board Committees:

• Compensation, Chair

• Sustainability

• Technology

Current Public Company Directorships:

• Eli Lilly and Company

• First Watch Restaurant Group, Inc.

• Traeger, Inc.

Mr. Alvarez has been an Operating Partner of Advent International Corporation, a private equity firm, since 2017. He retired as a director and the Chairman of Skylark Co., Ltd., a public Japanese holding company operating more than 3,000 restaurants, in March 2018. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation, which franchises and operates over 32,000 McDonald’s restaurants in the global restaurant industry, from August 2006 until his retirement in December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez joined McDonald’s in 1994 and held a variety of leadership positions during his tenure with the company, including Chief Operations Officer and President of the Central Division, both with McDonald’s USA, and President of McDonald’s Mexico. Before joining McDonald’s, Mr. Alvarez served as a Corporate Vice President and as Division Vice President-Florida for Wendy’s International, Inc. from 1990 to 1994. Prior to that, he was with Burger King Corporation from 1977 to 1989 where he held a variety of positions, including Managing Director of Burger King Spain, President of Burger King Canada and Regional Vice President for the Florida Region.

Mr. Alvarez served on the boards of Realogy Holdings Corp. from August 2013 to May 2018 and Dunkin’ Brands Group, Inc. from May 2012 to December 2020.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Mr. Alvarez brings to the Lowe’s Board more than 40 years of experience in the retail industry, as well as extensive executive leadership experience in managing some of the world’s best known brands. As a senior executive of the leading global foodservice retailer and other global restaurant businesses, Mr. Alvarez developed in-depth knowledge of consumer marketing, brand management, multi-national operations and strategic planning.

DAVID H. BATCHELDER

Director Since: 2018 Age: 72 Lowe’s Board Committees: • Compensation • Nominating and Governance

Mr. Batchelder was a founder, principal and member of the investment committee at Relational Investors, which managed over $6.5 billion for some of the largest pension funds in the world, from 1996 to 2015. He has over 30 years of financial management and mergers and acquisitions experience. Mr. Batchelder has served as a director of both large public and private companies in a wide range of industries (including retail, pharmaceuticals, waste disposal, healthcare, technology, energy and construction), including his service as a director on the board of The Home Depot, Inc. from 2007 to 2011.

From 1988 to 2005, Mr. Batchelder was also a Principal of Relational Advisors LLC, a financial advisory and investment banking firm. Prior to founding Relational Investors, Mr. Batchelder held various executive positions at Mesa Petroleum Company, including Chief Financial Officer and President and Chief Operating Officer, and served on Mesa’s board of directors. Prior to working at Mesa, Mr. Batchelder was an Audit Manager with Deloitte & Touche LLP.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Mr. Batchelder’s experience as a board member of several public and private companies provides him with valuable perspectives on corporate governance and board dynamics. In addition, his experience from Relational Investors provides our Board invaluable insights into the views of institutional investors and perspectives on Company performance and opportunities. Having served in a number of senior executive positions at Mesa, Mr. Batchelder contributes to the operational management and strategic business development skills of our Board.

6	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

DIRECTOR NOMINEES

SANDRA B. COCHRAN

Director Since: 2016 Age: 63 Lowe’s Board Committees: • Audit • Sustainability, Chair Current Public Company Directorships: • Cracker Barrel Old Country Store, Inc.

Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc., which operates over 664 old country stores and restaurants across 45 states, since September 2011. Ms. Cochran joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009 and also served as that company’s President from August 1999 to February 2004, Chief Financial Officer from September 1993 to August 1999 and Vice President of Finance from August 1992 to September 1993.

Ms. Cochran served on the board of Dollar General Corporation from December 2012 to April 2020.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Ms. Cochran brings to Lowe’s Board more than 25 years of retail experience as well as expertise in a number of critical areas, including marketing, risk management and strategic planning. Ms. Cochran also has significant executive-level financial experience, which she developed while serving in multiple leadership finance positions, including Chief Financial Officer of both Cracker Barrel Old Country Store, Inc. and Books-A-Million, Inc. Her financial expertise will continue to be a tremendous asset as the Company continues to develop as an omnichannel home improvement company.

LAURIE Z. DOUGLAS

Director Since: 2015 Age: 58 Lowe’s Board Committees: • Audit • Nominating and Governance • Technology, Chair

Ms. Douglas has served as Senior Vice President, Chief Information Officer and Chief Digital Officer of Publix Super Markets, Inc., an operator of retail food and pharmacy in Florida, Georgia, Alabama, South Carolina, Tennessee, North Carolina and Virginia, since 2019. From 2006 through 2018, she was Senior Vice President, Chief Information Officer and Chief Security Officer of Publix Super Markets. Before joining Publix Super Markets, Ms. Douglas served as Senior Vice President and Chief Information Officer of FedEx Kinko’s Office and Print Services, Inc. from 2004 to 2005. From 2003 to 2004, she was Senior Vice President and Chief Information Officer of Kinko’s, Inc.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Ms. Douglas brings to Lowe’s Board many years of setting the enterprise technology, digital and security visions and driving the related implementations for two Fortune 500 companies. Ms. Douglas’ expertise spans broad IT disciplines, including application development and infrastructure, digital and mobile, omnichannel, data security and regulatory compliance. Ms. Douglas is a highly respected technology leader focused on driving shareholder value with technology solutions that foster premier customer service, operational excellence and profitable growth and who has financial management responsibility for IT investments. Ms. Douglas also has relevant experience with emerging technologies to ensure ongoing relevance as technology changes at an unprecedented rate.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	7

Proposal 1: Election of Directors

DIRECTOR NOMINEES

RICHARD W. DREILING

Director Since: 2012 Age: 68 Lowe’s Board Committees: • Nominating and Governance Current Public Company Directorships: • Dollar Tree, Inc. • Kellogg Company

Mr. Dreiling serves as the Lead Independent Director of the Lowe’s Board of Directors. Mr. Dreiling has served as a director and Executive Chairman of Dollar Tree, Inc., a leading operator of discount variety stores, since March 2022. Mr. Dreiling retired in June 2015 from Dollar General Corporation, the nation’s largest small-box discount retailer, as Chief Executive Officer, a position he held since January 2008. Mr. Dreiling served as Chairman of Dollar General Corporation from December 2008 until January 2016 and as Senior Advisor from June 2015 until January 2016. Before joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008, and as Chairman of Duane Reade from March 2007 until January 2008. Prior to that, beginning in July 2003, Mr. Dreiling served as Executive Vice President-Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii. Prior to joining Longs Drug Stores, his roles included Executive Vice President-Marketing, Manufacturing and Distribution at Safeway, Inc. and President of Vons, a division of Safeway.

Mr. Dreiling served on the boards of PulteGroup, Inc. from December 2015 to May 2022 and Aramark Corporation from February 2016 to April 2022.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Mr. Dreiling brings to Lowe’s Board more than 40 years of retail industry experience at all operating levels and a unique perspective as a result of his experience progressing through the ranks within various retail companies. Over the course of his career, Mr. Dreiling has developed deep insight into all key areas of a retail business as a result of his experience overseeing the operations, marketing, manufacturing and distribution functions of a number of retail companies. Mr. Dreiling also has strong business development expertise in expanding the footprint and offerings provided by several retailers into new regions.

MARVIN R. ELLISON

Director Since: 2018 Age: 57 Current Public Company Directorships: • FedEx Corporation

Mr. Ellison has served as President and Chief Executive Officer of Lowe’s since July 2018 and as Chairman of the Lowe’s Board of Directors since May 2021. Mr. Ellison previously served as Chief Executive Officer of J. C. Penney Company, Inc., a department store retailer, from August 2015 to May 2018 and Chairman of the Board from August 2016 to May 2018. He served as President of J. C. Penney from November 2014 to July 2015. Mr. Ellison served as Executive Vice President–U.S. Stores of The Home Depot, Inc., a home improvement retailer, from August 2008 to October 2014. He also served in a variety of operations roles at The Home Depot, including as President–Northern Division from 2006 to 2008, Senior Vice President–Logistics from 2005 to 2006, Vice President–Logistics from 2004 to 2005, and Vice President–Loss Prevention from 2002 to 2004. From 1987 to 2002, Mr. Ellison served in a variety of operational roles with Target Corporation.

Mr. Ellison served as a director of H&R Block, Inc. from 2011 to 2014 and a director of J. C. Penney Company, Inc. from 2014 to 2018. Mr. Ellison also serves on the board of the Retail Industry Leaders Association.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Mr. Ellison has more than 35 years of leadership and operational experience in the retail industry, including expertise in managing a large network of stores and employees as well as global logistics networks. He brings extensive experience in the home improvement industry, having spent 12 years in senior-level operations roles with The Home Depot, where he oversaw U.S. sales, operations, install services and pro strategic initiatives, and improved customer service and efficiency across the organization to serve both DIY and Pro customers.

8	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

DIRECTOR NOMINEES

DANIEL J. HEINRICH

Director Since: 2021 Age: 66 Lowe’s Board Committees: • Compensation • Technology Current Public Company Directorships: • Aramark Corporation • Dollar Tree, Inc.

Mr. Heinrich most recently served as Executive Vice President, Chief Financial Officer of The Clorox Company, a global manufacturer and marketer of consumer and professional products, from June 2009 to November 2011. Mr. Heinrich joined Clorox in 2001 as Vice President, Controller and served in that role until 2003. In 2003, he became Vice President, Chief Financial Officer and in 2004 he became Senior Vice President, Chief Financial Officer. Prior to joining Clorox, his roles included Senior Vice President and Treasurer of Transamerica Finance Corporation, Senior Vice President, Treasurer and Controller of Granite Management Company, Senior Vice President, Controller and Chief Accounting Officer of First Nationwide Bank and Senior Audit Manager with Ernst & Young.

Mr. Heinrich served on the boards of Edgewell Personal Care Company (formerly Energizer Holdings, Inc.) from April 2012 to February 2022 and Ball Corporation from August 2016 to April 2022.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

As the former Chief Financial Officer of a large, global organization, Mr. Heinrich brings extensive executive-level financial knowledge and experience to the Lowe’s Board. Mr. Heinrich has strong expertise in the areas of strategic business development, risk management, mergers and acquisitions, accounting and information technology. Additionally, Mr. Heinrich brings to our Board valuable perspectives on corporate governance through his experience serving as a director of several public companies.

BRIAN C. ROGERS

Director Since: 2018 Age: 66 Lowe’s Board Committees: • Audit • Nominating and Governance, Chair Current Public Company Directorships: • Raytheon Technologies Corporation

Mr. Rogers retired as the Non-Executive Chairman of T. Rowe Price Group, Inc., a global investment management organization, in April 2019. He served as the Chairman from 2007 to 2017 and as Chief Investment Officer from 2004 to 2017. Mr. Rogers served as a director of the Price Group from 1997 to 2019. In addition, Mr. Rogers was portfolio manager of one of the firm’s largest funds, the T. Rowe Price Equity Income Fund, from its inception until October 2015. Mr. Rogers held a variety of other senior leadership roles and had been involved in investment management with T. Rowe Price since beginning his career there in 1982. Prior to joining T. Rowe Price, Mr. Rogers worked at Bankers Trust Company.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Through his extensive investment and management roles, including Chief Investment Officer of a large investment management firm, Mr. Rogers provides the Board with financial, investment and risk management expertise. In addition, Mr. Rogers’ experience at T. Rowe Price provides our Board invaluable insights into the views of institutional investors and perspectives on Company performance and opportunities.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	9

Proposal 1: Election of Directors

DIRECTOR NOMINEES

BERTRAM L. SCOTT

Director Since: 2015

Age: 71

Lowe’s Board Committees:

• Audit, Chair

• Nominating and Governance

Current Public Company Directorships:

• Becton, Dickinson and Company

• Dollar Tree, Inc.

• Equitable Holdings, Inc. and certain wholly-owned subsidiaries

Mr. Scott retired as Senior Vice President of Population Health and Value Based Care at Novant Health, a leading healthcare provider, in May 2019, after serving in that role since 2015. Prior to that, Mr. Scott was President, Chief Executive Officer and a director of Affinity Health Plan, a provider of New York State-sponsored health coverage, from 2012 to 2014; President, U.S. Commercial of CIGNA Corporation, a global health services organization, from 2010 to 2011; Executive Vice President and Chief Institutional Development and Sales Officer of TIAA-CREF from 2000 to 2010; and President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to 2007.

Mr. Scott currently serves on the board of Equitable Holdings, Inc. (“EQH”) and continues to serve on the boards of Equitable America and Equitable Financial Life Insurance Company of America, which are wholly-owned subsidiaries of EQH. Mr. Scott served on the board of AllianceBernstein Holding L.P. from September 2020 to March 2022.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Mr. Scott has served in a variety of senior leadership positions in organizations that are in highly regulated industries and brings invaluable experience to Lowe’s Board in the areas of development and implementation of strategy, mergers and acquisitions and integration. Mr. Scott also brings significant experience and responsibility in the areas of sales and marketing in his roles as Executive Vice President and Chief Institutional Development and Sales Officer of TIAA-CREF and President and Chief Executive Officer of TIAA-CREF Life Insurance Company.

COLLEEN TAYLOR

New Director Nominee Age: 54 Current Public Company Directorships: • Bill.com Holdings, Inc.

Ms. Taylor has served as President, U.S. Merchant Services at American Express Company, a diversified financial services company, since September 2020. From August 2019 to September 2020, Ms. Taylor served as Executive Vice President, Merchant Services at Wells Fargo & Company, a banking and financial services company. Prior to that, Ms. Taylor served as Executive Vice President, New Payments at Mastercard Incorporated, a technology company in the global payments industry, from March 2017 to August 2019, and in a variety of other roles, including as Executive Vice President, Head of Treasury Management, Merchant Services and Enterprise Payments at Capital One Financial Corporation, a diversified financial services holding company, from April 2009 to March 2017.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Ms. Taylor brings to the Lowe’s Board many years of senior leadership experience in the highly-regulated financial services industry with expertise in banking, merchant services and payments, as well as a strong background in a number of other critical areas, including strategic planning, mergers and acquisitions and brand management. In her roles, Ms. Taylor has been responsible for technology risk management, the development of complex enterprise technology roadmaps and cybersecurity oversight. Additionally, Ms. Taylor is a highly experienced people leader and has led large global sales, product management and operations teams.

10	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 1: Election of Directors

DIRECTOR NOMINEES

MARY BETH WEST

Director Since: 2021 Age: 59 Lowe’s Board Committees: • Audit • Sustainability Current Public Company Directorships: • Albertsons Companies, Inc. • Hasbro, Inc.

Ms. West retired as Senior Vice President, Chief Growth Officer of The Hershey Company, a global confectionary manufacturer and marketer, in January 2020 after serving in that role since May 2017. Prior to that, Ms. West served as Executive Vice President, Chief Customer and Marketing Officer of J. C. Penney Company, Inc., a department store retailer, from 2015 to March 2017. From 2012 to 2014, she served as Executive Vice President, Chief Category and Marketing Officer of Mondelez International, Inc., one of the world’s largest snack companies. Ms. West served as Chief Marketing Officer of Kraft Foods, Inc. from 2007 to 2012 and held a variety of other general management and marketing roles at Kraft Foods, Inc., since beginning her career there in 1986.

Ms. West served on the board of J.C. Penney Company, Inc. from 2005 to 2015.

Specific Experience, Qualifications, Attributes and Skills Relevant to Lowe’s

Ms. West brings to the Lowe’s Board extensive executive leadership experience in marketing and building some of the world’s most iconic brands. Ms. West has a strong background in developing compelling retail and sales experiences and brings expertise in a number of critical areas, including strategic and operational planning and execution, merchandising, communications, disruptive innovation, research and development and mergers and acquisitions.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	11

Corporate Governance

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Corporate Governance

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and its committees, the compensation of directors, succession planning and management development, the Board’s and its committees’ access to independent advisors and other matters. The Nominating and Governance Committee of the Board regularly reviews and assesses corporate governance developments and recommends to the Board modifications to the Corporate Governance Guidelines as warranted. The Company has also adopted a Code of Business Conduct and Ethics for its directors, officers and associates. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are posted on the Company’s website at ir.lowes.com.

DIRECTOR INDEPENDENCE

10 of 11 Director Nominees are Independent

All Committees are Composed Solely of

Independent Directors

The Company’s Corporate Governance Guidelines provide that, in accordance with Lowe’s long-standing policy and the applicable rules of the New York Stock Exchange (the “NYSE”), a substantial majority of the members of the Board must qualify as independent directors. The rules and regulations of the NYSE (the “NYSE rules”) provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted Categorical Standards for Determination of Director Independence (the “Categorical Standards”), which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. The Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” A copy of the Categorical Standards is attached as Appendix B to this Proxy Statement.

In March 2022, the Board, with the assistance of the Nominating and Governance Committee, conducted an evaluation of director independence based on the Categorical Standards, NYSE rules and SEC rules and regulations (the “SEC rules”). The Board considered all relevant transactions, relationships or arrangements between each director or director nominee (and such individual’s immediate family members and affiliates) and each of Lowe’s, its management and its independent registered public accounting firm in each of the most recent three completed fiscal years. In determining the independence of each director or director nominee, the Board considered and deemed immaterial to such individual’s independence transactions involving the purchase or sale of products and services in the ordinary course of business between the Company, on the one hand, and, on the other, companies or organizations at which some of our directors, director nominees or their immediate family members were officers, employees or directors in each of the most recent three completed fiscal years. In each case, the amount paid to or received from these companies or organizations was well below 2% of total revenue of such companies or organizations and consequently below the threshold set forth in our Categorical Standards.

In addition, the Board considered the amount of any discretionary charitable contributions made by the Company in each of the most recent three completed fiscal years to charitable organizations where a director, a director nominee or a member of such individual’s immediate family, serves as a director or trustee. The Company has not made any payments to such organizations in the last three fiscal years.

As a result of the evaluation of the transactions, relationships or arrangements that do exist or did exist within the most recent three completed fiscal years (except for Mr. Ellison’s), the Board determined that they all fall well below the thresholds in the Categorical Standards. Consequently, the Board determined that each of Messrs. Alvarez, Batchelder, Dreiling, Heinrich, Rogers, Scott and Mr. Eric C. Wiseman (during his service in 2021) and Mses. Cochran, Douglas, Taylor, West and Ms. Angela F. Braly and Ms. Lisa W. Wardell (during their service in 2021) qualifies as an independent director under the Categorical Standards, NYSE rules and SEC rules. The Board also determined that each member of the Audit, Compensation, Nominating and Governance, Sustainability and Technology Committees

12	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Corporate Governance

COMPENSATION OF DIRECTORS

(see membership information below under “Board Meetings, Board Leadership Structure, Key Board Responsibilities and Committees—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3(b)(3)(i) of the Exchange Act. Mr. Ellison is not independent due to his employment by the Company as President and Chief Executive Officer.

COMPENSATION OF DIRECTORS

Compensation Philosophy

The Compensation Committee reviews director compensation annually and recommends changes to the Board for approval. The Compensation Committee assesses director compensation to align with Board and committee requirements and for market competitiveness against the Company’s Peer Group and Survey Group as described on page 34.

Lowe’s philosophy on compensating directors who are not employees (“non-employee directors”) is to use a mix of cash and equity that will align the interests of our directors with the long-term interests of Lowe’s shareholders and compensate our directors fairly and competitively for the obligations and responsibilities of serving as a director at a company of Lowe’s size and scope. To implement this philosophy, we target a split of one-third cash and two-thirds equity, with total target compensation at the median of the market. A director who is an employee of the Company receives no additional compensation for his or her services as a director. A non-employee director receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings, conducting store visits and participating in other corporate functions.

Annual Retainer Fees

For fiscal 2021, each non-employee director was paid an annual retainer of $90,000. Our directors do not receive any meeting fees and do not receive any additional compensation for committee service other than for serving as a committee chair. Non-employee directors who served as the Chair of the Nominating and Governance Committee, Sustainability Committee or Technology Committee received an additional $15,000; the Chair of the Compensation Committee received an additional $20,000; and the Chair of the Audit Committee received an additional $25,000. Richard W. Dreiling, who served as Independent Chairman and Lead Independent

Director during fiscal 2021, received an additional $70,000. All annual retainer and chair fees are paid quarterly.

Stock Awards

The Board believes that director stock ownership provides greater alignment of interests between directors and shareholders and promotes strong corporate governance practices. The compensation plan adopted by the Board for non-employee directors adheres to this principle by providing a substantial portion of such director’s compensation in deferred stock units, which are credited to a deferral account during the term of such director’s service and are payable to the director (or to the director’s estate if the director should die while serving on the Board) in one share of common stock, $0.50 par value per share, of the Company (“Common Stock”) per deferred stock unit only upon the director’s termination of service as a director.

Non-employee directors receive grants of deferred stock units at the first Board meeting following the Annual Meeting of Shareholders each year (the “Award Date”). The annual grant of deferred stock units for each of the Company’s non-employee directors is determined by taking the annual grant amount and dividing it by the closing price of a share of Common Stock as reported on the NYSE on the Award Date, which amount is then rounded up to the next 100 units. The deferred stock units receive dividend equivalent credits, in the form of additional units, for any cash dividends subsequently paid with respect to Common Stock. All units credited to a director are fully vested and payable in the form of Common Stock after the termination of the director’s service.

For fiscal 2021, each non-employee director received an annual equity award of $175,000. Mr. Dreiling, who served as Independent Chairman and Lead Independent Director during fiscal 2021, received an additional equity award of $140,000.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	13

Corporate Governance

COMPENSATION OF DIRECTORS

2022 Compensation

Effective for fiscal 2022, the Board, upon recommendation of the Compensation Committee following its review of the Company’s Peer Group and broader market data prepared by the Compensation Committee’s independent compensation consultant, approved the following changes to non-employee director fees and stock awards:

•  The annual retainer for each non-employee director was set at $100,000 and the annual deferred stock unit equity award for non-employee directors was set at $200,000 to bring the total annual compensation paid to each non-employee director closer to the Peer Group and market median practice, and

•  The additional annual retainer for the Chairs of the Nominating and Governance Committee, the Sustainability Committee and the Technology Committee was set at $20,000 and the additional cash retainer for the Lead Independent Director was set at $100,000 to align with the scope of responsibilities and activity level of the roles at the Company.

Deferral of Annual Retainer Fees

Each non-employee director may elect to defer receipt of all, or a portion in 25% increments, of the annual retainer and any committee Chair, Lead Independent Director or, if applicable, Chairman fees otherwise payable to the director in cash. Deferrals are credited to a bookkeeping account as of the date retainers or fees would have otherwise been paid, and account values are adjusted based on the investment alternative selected by the director. One investment alternative adjusts the account value based on interest calculated in the same manner and at the same rate as interest on amounts invested in the short-term interest fund option available to employees participating in the Lowe’s 401(k) Plan, a tax-qualified, defined contribution plan sponsored by the Company. The other investment alternative assumes that the deferrals are invested in Common Stock with reinvestment of all dividends. At the end of each year, a director participating in the plan makes an election to allocate the fees deferred for the following year between the two investment alternatives in 25% increments. Account balances may not be reallocated between the investment alternatives. Account balances are paid in cash in a single sum payment following the termination of a director’s service.

Fiscal 2021 Compensation

The following table shows the compensation paid to each non-employee director who served on the Board in fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Raul Alvarez	103,750	175,347		279,097
David H. Batchelder	90,000	175,347		265,347
Angela F. Braly(3)	82,500	175,347		257,847
Sandra B. Cochran	97,500	175,347		272,847
Laurie Z. Douglas	105,000	175,347		280,347
Richard W. Dreiling	160,000	331,211		491,211
Daniel J. Heinrich	67,500	175,347		242,847
Brian C. Rogers	105,000	175,347		280,347
Bertram L. Scott	115,000	175,347		290,347
Lisa W. Wardell(4)	45,000	0	25,000	70,000
Mary Beth West	67,500	175,347		242,847
Eric C. Wiseman(4)	52,500	0	25,000	77,500

(1)

The dollar amount shown for these stock awards represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“FASB ASC Topic 718”) for 900 deferred stock units granted to each non-employee director and an additional 800 deferred stock units granted to Mr. Dreiling, who served as the Independent Chairman and the Lead Independent Director during fiscal 2021. See Note 11, “Share-Based Payments” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 28, 2022 for additional information about the Company’s accounting for share-based compensation arrangements, including the assumptions used for calculating the grant date value of the deferred stock units. These amounts do not correspond to the actual value that may be recognized by a director with respect to these awards when they are paid in the form of Common Stock after the termination of the director’s service.

(2)	Under a director legacy gift program, the Company makes a charitable contribution on behalf of directors who retire from the Board.

(3)	Ms. Braly resigned from the Board on July 29, 2021.

(4)	Ms. Wardell and Mr. Wiseman retired from the Board on May 28, 2021 and did not receive a grant of deferred stock units in 2021.

14	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

The following table shows the number of deferred stock units held by each non-employee director as of January 28, 2022:

Name	Deferred Stock Units(#)
Raul Alvarez	34,448
David H. Batchelder	6,337
Sandra B. Cochran	10,817
Laurie Z. Douglas	13,283
Richard W. Dreiling	32,647
Daniel J. Heinrich	906
Brian C. Rogers	6,337
Bertram L. Scott	10,817
Mary Beth West	906

Director Stock Ownership Guidelines

To provide for our directors to become and remain meaningfully invested in our Common Stock, non-employee directors are required to own shares of Common Stock having a market value equal to five times the annual retainer fee payable to them. A non-employee director must meet the stock ownership requirement within five years of becoming a member of the Board. In addition to shares owned by non-employee directors, the full value of deferred stock units is counted for purposes of determining a director’s compliance with the stock ownership requirement. All of our current directors have met or are on track to meet their stock ownership requirement within the five-year timeframe.

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

Attendance at Board and Committee Meetings

During fiscal 2021, the Board held five meetings. Each incumbent director attended 90% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2021.

Executive Sessions of the Independent Directors

The independent directors meet in executive session at each of the regularly scheduled Board meetings and as necessary at other Board meetings. The Lead Independent Director presides over these executive sessions and, in the Lead Independent Director’s absence, the independent directors will select another independent director present to preside.

Annual Meetings of Lowe’s Shareholders

Directors are expected to attend the Annual Meeting of Shareholders. All directors in office at the time attended last year’s Annual Meeting of Shareholders, which was held virtually, except for Ms. Wardell who was not standing for re-election.

Annual Evaluation of the Board, Committees and Individual Directors

Our Board recognizes that a robust and constructive evaluation process is an essential component of Board effectiveness. The Board, with the assistance of the Nominating and Governance Committee, conducts a self-evaluation annually to assess its performance. Additionally, each committee conducts an annual self-evaluation and each director annually evaluates each other director’s performance. The data to evaluate the quality and impact of an individual director’s service is gathered by having each director complete qualitative questionnaires. The Lead Independent Director discusses the results of the individual evaluations with each director. Each committee and the full Board review and discuss the results of the committee and Board evaluations. The goal is to use the results of the assessment process to enhance the Board’s functioning as a strategic partner with management as well as the Board’s ability to carry out its traditional monitoring and oversight function. The ways in which our evaluation processes inform Board composition, refreshment, director nomination, shareholder engagement and other matters are further discussed elsewhere in this Proxy Statement.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	15

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

Board Leadership Structure

Lowe’s Board is responsible for creating a leadership structure that provides independent oversight of senior management. At least once every year, the Board reviews the appropriate leadership structure for Lowe’s. When evaluating the optimal structure, the Board reviews a variety of criteria, including shareholder feedback, Lowe’s strategic goals, the current operating and governance environment, the skill set of the independent directors, the dynamics of the Board and the strengths and talents of Lowe’s senior management at any given point in time. The Board does not believe that there is one leadership structure that is preferred and regularly discusses what the optimal leadership structure is for Lowe’s at that time.

Lowe’s Corporate Governance Guidelines permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. The Corporate Governance Guidelines further provide that if the Board determines the roles of Chairman and Chief Executive Officer are filled by the same individual, or if the Chairman is not an independent director, then a Lead Independent Director, who must be an independent director, will be elected by the independent directors annually at the meeting of the Board held in conjunction with the Annual Meeting of Shareholders. This approach provides the Board with flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs in light of the dynamic environment in which we operate and the Board’s assessment of the Company’s leadership at that time.

Over the course of the past year, the Nominating and Governance Committee and the full Board discussed the relative benefits of combining the Chairman and Chief Executive Officer roles versus retaining the separate roles with an Independent Chairman. After considering the perspectives of our independent directors, views of our shareholders, peer company practices and governance trends, the Board unanimously elected Marvin R. Ellison, our President and Chief Executive Officer, as Chairman of the Board in June 2021. The Board believes that Mr. Ellison’s deep understanding of the Company’s business, growth opportunities and challenges enables him to provide strong and effective leadership to the Board and to keep the Board fully informed of important issues facing the Company. Additionally, the Board believes that Mr. Ellison’s exceptional leadership and track record of success since his appointment as President and Chief Executive Officer in 2018 makes him uniquely qualified to lead discussions of the Board, foster an important unity of leadership between the Board and management and promote alignment of the Company’s strategy with its operational execution.

In addition, the independent directors reaffirmed the Board’s commitment to empowered and active independent Board leadership by unanimously electing Richard W. Dreiling as Lead Independent Director. Mr. Dreiling previously served as Independent Chairman of the Board since 2018. Mr. Dreiling joined the Board in 2012 and brings more than 40 years of retail industry experience at all operating levels. As Chairman and Chief Executive Officer of a publicly-traded retail company prior to his retirement, Mr. Dreiling developed strong executive leadership and strategic management skills in the retail industry, and he has a track record of enhancing operational effectiveness to yield value for shareholders. During the course of 2021, in addition to fulfilling the responsibilities set forth below, Mr. Dreiling visited the Company’s headquarters at least once each quarter to meet with Mr. Ellison and other members of the Company’s management and met with shareholders representing approximately 21% of our outstanding shares as part of our 2021-2022 ESG investor engagement efforts.

16	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

In order to ensure independent leadership, the Board has a robust set of responsibilities for the Lead Independent Director role as outlined below.

ROLES AND RESPONSIBILITIES OF THE LEAD INDEPENDENT DIRECTOR

The Lead Independent Director:

•	Presides at all meetings of the Board at which the Chairman/CEO is not present, including executive sessions of independent directors;

•	Serves as a liaison between the Chairman/CEO and independent directors;

•	Approves information sent to the Board;

•	Approves meeting agendas for the Board;

•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Has the authority to call meetings of the independent directors;

•	Provides feedback from executive sessions of independent directors to the Chairman/CEO;

•	Coordinates, with the Nominating and Governance Committee, the annual performance evaluation of the Chairman/CEO, the Board and each of its Committees and individual directors; and

•	Facilitates effective communication between the Board and shareholders and shall be available for consultation and direct communication with major shareholders.

The Board will review its leadership structure at least once a year, and otherwise as appropriate, to help it maintain a leadership model best suited to the Company and our shareholders.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	17

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

ACTIVE BOARD OVERSIGHT CORPORATE STRATEGY HUMAN CAPITAL MANAGEMENT ENVIRONMENTAL AND SOCIAL ISSUES POLITICAL ADVOCACY RISK MANAGEMENT CYBERSECURITY AND DATA PRIVACY

Board’s Role in Corporate Strategy

Our Board is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our Company’s business strategy, including the risks and opportunities facing the Company and its portfolio, at an annual strategic planning session. In addition, long-range strategic issues, including the performance and strategic fit of our businesses, are discussed as a matter of course at Board meetings. Our Board regularly discusses corporate strategy throughout the year with management formally as well as informally and during executive sessions of the Board as appropriate. As discussed in “Board’s Role in Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the Company’s regulatory, geographic and market environments when assessing Board composition, director succession, executive compensation, human capital management, diversity and inclusion, environmental and social issues and other matters of importance.

Board’s Role in Human Capital Management

The Board views effective human capital management as key to the Company’s ability to execute its long-term strategy. As a result, the full Board oversees and regularly engages with our Chairman, President and Chief Executive Officer, our Executive Vice President, Human Resources and senior leadership on a broad range of human capital management topics, including culture, talent management and succession planning, compensation and benefits, diversity and inclusion and feedback gathered from the Company’s annual associate engagement survey. The full Board reviews talent management topics as standing agenda items, including CEO and senior management succession planning, diversity and inclusion and culture.

Board’s Role in Environmental and Social Issues

The Board views oversight and effective management of environmental and social issues and their related risks as important to the Company’s ability to execute its strategy and achieve long-term sustainable growth. The Board receives regular updates on environmental and social topics from our Vice President, Corporate Sustainability. In addition to oversight by the full Board, the Board has also delegated primary responsibility for more frequent and in-depth oversight of the Company’s environmental and social strategy to the Sustainability Committee. The Board also coordinates with its other committees to provide active Board- and committee-level oversight of the Company’s management of environmental and social related risks across the relevant committees.

Board’s Role in Oversight of Political Advocacy

The Nominating and Governance Committee has oversight of Lowe’s political advocacy activities, including political contributions, trade association memberships, lobbying priorities and the Lowe’s Companies, Inc. Political Action Committee (“LOWPAC”). As part of its oversight role, it reviews our political engagement and contribution policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. Lowe’s generally does not make contributions from corporate funds to political campaigns, super political action committees or political parties. Political contributions made by LOWPAC are approved by its advisory board, which consists of members of management across corporate and operational roles. All political advocacy is conducted to promote the interests of the Company and is made without regard for the private political preferences of Lowe’s directors or executives. In 2021 and 2020, we ranked in the First Tier of the CPA-Zicklin Index, an annual assessment which benchmarks political disclosure and accountability policies and practices for election-related spending of leading U.S. public companies.

18	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

Board’s Role in Risk Oversight

Overview

A summary of the current allocation of general risk oversight functions among management, the Board and its committees is as follows:

The primary responsibility for the identification, assessment and management of the various risks that we face begins with management. At the management level, risks are prioritized and assigned to senior leaders based on the risk’s relationship to the leader’s business area and focus. Those senior leaders develop plans to respond to the risks and measure the progress of risk management efforts. Our General Counsel provides centralized oversight of Lowe’s enterprise risk management program, which includes the Enterprise Risk Council (“ERC”) comprised of senior leaders with broad enterprise experience. The ERC supports the execution of the enterprise risk management program by working to identify, assess and categorize existing risks faced by the Company and evaluating action plans to appropriately respond to those risks. Additionally, the ERC identifies and assesses emerging risks in partnership with other senior leaders in alignment with new strategic initiatives and in response to an evolving business and industry landscape.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	19

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

The Audit Committee coordinates the Board’s and each committee’s risk oversight. The Board’s oversight of risks is designed to confirm that management has processes in place to deal appropriately with risk and is integral to the oversight of the business as a whole. For example, our principal strategic risks are reviewed as part of the Board’s regular discussion of our strategy and alignment of specific initiatives with that strategy. Similarly, at every meeting the Board reviews the principal factors influencing our operating results, including the competitive environment, and discusses the major events, activities and challenges affecting the Company with our senior executive officers.

The Board’s ongoing oversight of risk also occurs at the Board committee level on a more focused basis as detailed above. The General Counsel annually presents an overview of the enterprise risk management program to the full Board of Directors and provides the Board with regular updates on the program and status of key risks facing the business. The Audit Committee regularly receives updates on key risk areas from members of management with primary responsibility for managing those risk areas and receives regular updates from the General Counsel and Chief Compliance Officer on legal and regulatory risk and compliance matters.

Cybersecurity and Data Protection Risk Oversight

Securing the information our customers, associates, vendors and other third parties entrust to Lowe’s is important to us. We have adopted physical, technological and administrative controls on data security, and have a defined procedure for data incident detection, containment, response and remediation. While everyone at Lowe’s plays a part in managing these risks, oversight responsibility is shared by the Board, the Audit Committee and management.

Our Chief Information Officer or Chief Information Security Officer provide regular cybersecurity updates in the form of written reports and presentations to the Audit Committee at every quarterly meeting. The Audit Committee regularly reviews metrics about cyber threat response preparedness, program maturity milestones, risk mitigation status and the current and emerging threat landscape. As part of our enterprise risk management program, Lowe’s receives external assessment for Payment Card Industry Data Security Standards compliance. Additionally, we leverage the National Institute of Standards and Technology security framework to drive strategic direction and maturity improvement and engage third-party security experts for risk assessments and program enhancements. We also maintain information security risk insurance coverage.

Compensation Committee Advisors

The Compensation Committee has sole authority under its charter to retain compensation consultants and other advisors and to approve such consultants’ and advisors’ fees and retention terms. In 2021, Semler Brossy Consulting Group, LLC acted as the independent compensation consultant and provided the Compensation Committee with advice and support on executive compensation issues. The compensation consultant assists with peer group identification and benchmarking, design of the Company’s executive compensation program and conduct of an annual risk assessment related thereto, review of compensation-related disclosures and related services. A more detailed description of the services performed by the Compensation Committee’s compensation consultant in fiscal 2021 is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee has reviewed and confirmed the independence of its compensation consultant. Neither the compensation consultant nor any of its affiliates provide any services to the Company except for services provided to the Compensation Committee.

How to Communicate with the Board of Directors and Independent Directors

Shareholders and other interested parties can communicate directly with the Board by sending a written communication addressed to the Board or to any member individually in care of Lowe’s Companies, Inc., 1000 Lowes Boulevard, Mooresville, North Carolina 28117. Shareholders and other interested parties wishing to communicate with Mr. Dreiling, as Lead Independent Director, or with the independent directors as a group may do so by sending a written communication addressed to Mr. Dreiling, in care of Lowe’s Companies, Inc. at the above address. Any communication addressed to a director that is received at Lowe’s principal executive offices will be delivered or forwarded to the individual director as soon as practicable. Lowe’s will forward all communications received from its

20	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

shareholders or other interested parties that are addressed simply to the Board, to the Chairman, to the Lead Independent Director or to the Chair of the committee of the Board whose purpose and function is most closely related to the subject matter of the communication. All such communications are promptly reviewed before being forwarded to the addressee. Lowe’s generally will not forward to directors a shareholder communication that it determines to be primarily commercial in nature or that relates to an improper or irrelevant topic or requests general information about the Company.

Board Committees

The Board has five current standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Sustainability Committee and the Technology Committee. The Board may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the Board. The members of these committees as of January 28, 2022 are identified in the following table:

Member

Raul Alvarez(1)		Chair

David H. Batchelder

Sandra B. Cochran(2)				Chair

Laurie Z. Douglas					Chair

Richard W. Dreiling

Marvin R. Ellison

Daniel J. Heinrich

Brian C. Rogers			Chair

Bertram L. Scott	Chair

Mary Beth West

Number of Meetings in Fiscal 2021	6	6	5	2	2

(1)	Mr. Alvarez was appointed Chair of the Compensation Committee on August 13, 2021.

(2)	Ms. Cochran was appointed Chair of the Sustainability Committee on August 13, 2021.

Each of the current committees acts pursuant to a written charter adopted by the Board. A copy of each committee charter and the Corporate Governance Guidelines are available on the Company’s website at ir.lowes.com.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	21

Corporate Governance

BOARD MEETINGS, BOARD LEADERSHIP STRUCTURE, KEY BOARD RESPONSIBILITIES AND COMMITTEES

The following table provides information about the operation and key functions of each of the current standing Board committees, each of which report regularly to the full Board:

Committee	Key Functions and Additional Information
Audit Committee

•  Oversees the Company’s accounting and financial reporting processes, internal controls and internal audit functions.

•  Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements and earnings press releases.

•  Reviews and discusses the Company’s major financial risk exposures, and practices with respect to risk assessment and management, including data protection, privacy, cybersecurity, business continuity and operational risks, and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures.

•  Oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance, and meets at least annually with the Company’s General Counsel and Chief Compliance Officer to review the implementation and effectiveness of the Company’s compliance program.

•  Reviews and pre-approves all audit and permitted non-audit services proposed to be performed by the independent registered public accounting firm.

•  The Board has determined that three of the five members of the Audit Committee, Messrs. Rogers and Scott and Ms. Cochran, are each “audit committee financial experts” within the meaning of the SEC rules and that each of the members of the Audit Committee has accounting and related financial management expertise in accordance with the NYSE rules.

Compensation Committee

•  Reviews and approves on an annual basis the corporate goals and objectives related to the compensation for the Chief Executive Officer and other executive officers, evaluates at least once a year the Chief Executive Officer’s performance in light of these established goals and objectives and, based upon this evaluation, recommends the Chief Executive Officer’s compensation to the Board for approval by the independent directors.

•  Reviews and approves the compensation for the other executive officers.

•  Makes recommendations to the Board with respect to incentive compensation and equity-based plans that are subject to Board and shareholder approval.

•  Reviews and approves all annual incentive plans for executives and all awards to executives under multi-year incentive plans, including equity-based incentive arrangements authorized under the Company’s equity incentive compensation plans.

•  Oversees and considers regulatory compliance and any other risks arising from the Company’s compensation policies and practices.

Nominating and Governance Committee

•  Develops and recommends to the Board for its approval criteria and qualifications for potential candidates for the Board and its committees.

•  Reviews and makes recommendations to the Board about the size, structure, composition and functioning of the Board and its committees, including a recommendation to the independent directors regarding the appointment of a Lead Independent Director whenever the Board has selected a Chairman who is not an independent director.

•  Assists Board in determining and monitoring director and prospective director independence.

•  Identifies, evaluates and recommends director candidates to the Board.

•  Oversees annual performance evaluation of the Board, the committees of the Board, each individual director and management.

•  Develops, recommends, assesses at least annually and recommends changes to the Board regarding, the Corporate Governance Guidelines applicable to the Company.

•  Reviews and approves or disapproves related person transactions.

•  Considers and recommends to the Board other actions relating to corporate governance.

Sustainability Committee

•  Assists the Board in discharging its responsibilities relating to oversight of the Company’s sustainability strategies and initiatives and to review the Company’s position on significant environmental and social issues.

•  Assists the Board by evaluating and monitoring environmental, social and related public policy trends.

•  Reviews, discusses and provides feedback to management on the Company’s programs, policies and practices pertaining to the Company’s environmental and social responsibility issues and impacts to support the sustainable growth of the Company.

•  Monitors the Company’s performance against relevant external sustainability indices and reviews the Company’s annual Corporate Responsibility Report.

•  Reviews and makes recommendations to the Board regarding responses to shareholder proposals encompassing matters overseen by the Committee.

Technology Committee

•  Oversees matters of technology, e-commerce and related innovation.

•  Reviews and discusses management’s reports and recommendations on topics related to the Company’s approach to technology, ecommerce and related innovation strategy in support of the Company’s objectives.

22	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Common Stock as of March 21, 2022, except as otherwise noted, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as well as each director, nominee for director, named executive officer and all current directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated, the address for each of the beneficial owners is c/o Lowe’s Companies, Inc., 1000 Lowes Boulevard, Mooresville, North Carolina 28117.

Name or Number of Persons in Group	Number of Shares(1)		Percent of Class
Raul Alvarez	34,565		*
David H. Batchelder	34,608		*
William P. Boltz	138,891		*
Sandra B. Cochran	12,354		*
David M. Denton	200,435		*
Laurie Z. Douglas	13,328		*
Richard W. Dreiling	32,758		*
Marvin R. Ellison	529,596		*
Seemantini Godbole	91,970		*
Daniel J. Heinrich	1,169		*
Joseph M. McFarland III	161,695		*
Brian C. Rogers	16,358		*
Bertram L. Scott	10,854		*
Colleen Taylor	29		*
Mary Beth West	909		*
Current Directors and Executive Officers as a Group (18 total)	1,580,644	(2)	*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	57,697,261		8.7	%(3)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	46,706,387		7.1	%(4)

*	Represents holdings of less than 1%.

(1)

Includes shares that may be acquired or issued within 60 days through exercise of stock options or settlement of deferred stock units upon termination of employment or Board service under the Company’s stock plans as follows: Mr. Alvarez — 34,565 shares; Mr. Batchelder — 6,358 shares; Mr. Boltz — 115,033 shares; Ms. Cochran — 10,854 shares; Mr. Denton — 166,112 shares; Ms. Douglas — 13,328 shares; Mr. Dreiling — 32,758 shares; Mr. Ellison — 421,161 shares; Ms. Godbole — 65,411 shares; Mr. Heinrich — 909 shares; Mr. McFarland III — 134,925 shares; Mr. Rogers — 6,358 shares; Mr. Scott — 10,854 shares; Ms. West — 909 shares; and current directors and executive officers as a group (18 total) — 1,240,319 shares.

(2)	Includes 301,154 shares beneficially owned by other current executive officers not individually listed in the table.

(3)

Shares held at December 31, 2021, according to a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”). The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 1,175,116 shares, sole investment power over 54,820,784 shares and shared investment power over 2,876,477 shares.

(4)

Shares held at December 31, 2021, according to a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 39,629,351 shares, shared voting power over no shares, sole investment power over 46,706,387 shares and shared investment power over no shares.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	23

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and compensation decisions as they relate to the following named executive officers (“NEOs”) of the Company in the 2021 fiscal year:

Marvin R. Ellison	Chairman, President and Chief Executive Officer
David M. Denton	Executive Vice President, Chief Financial Officer
Joseph M. McFarland III	Executive Vice President, Stores
William P. Boltz	Executive Vice President, Merchandising
Seemantini Godbole	Executive Vice President, Chief Information Officer

Our CD&A is organized as follows:

24	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

I. EXECUTIVE SUMMARY

We seek to generate sustainable shareholder value by driving operational excellence throughout the enterprise, consistently generating high levels of cash flow and optimizing our capital deployment. We have demonstrated a strong commitment to returning capital to our shareholders and continued dividend growth since 1961.

$36.7 Billion	35.3%
CASH FLOWS FROM OPERATIONS IN THE LAST FIVE YEARS	2021 ROIC*

30.4%	$8.0 Billion	$28.6 Billion
2021 PER SHARE INCREASE IN ANNUAL DIVIDEND	DIVIDENDS PAID IN THE LAST FIVE YEARS	SHARES REPURCHASED IN THE LAST FIVE YEARS

Our Total Shareholder Return (“TSR”) results over the last 1-, 3- and 5-years outperformed peers and the broader market.

            TSR data is as of January 28, 2022, the Company’s fiscal year end.

(1) Includes companies in the Peer Group identified on page 34.

Fiscal 2021 Financial Highlights

In fiscal 2021, we delivered another year of outstanding financial performance, with a 55% increase in diluted EPS to $12.04 and a 36% increase compared to adjusted diluted EPS last year of $8.86,* driven by total sales growth of 7.4%, with comparable sales growth of 6.9%, and a 25% increase in operating income. Through disciplined execution of our Total Home strategy, we delivered growth in consolidated Pro customer sales of 24% and growth in Lowes.com sales of 18%. We also delivered over 7% growth in our Home Décor merchandise division as we expanded our private brand offerings for our DIY customers to appeal to a wide array of tastes and styles. At the same time, our focus on our Perpetual Productivity Improvement initiatives generated over 170 basis points of operating margin improvement.

*

ROIC is calculated using a non-GAAP financial measure, and adjusted diluted EPS is a non-GAAP financial measure. Refer to Appendix A for the calculation of ROIC and a reconciliation of non-GAAP measures.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	25

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Continuing to Support Our Front-Line Associates and Rewarding Outperformance

Our highest priority is providing our customers and associates with a safe store environment as we continue to navigate the challenges posed by the ongoing pandemic. We continue to provide associates with emergency paid leave to recover from the effects of COVID-19.

In every quarter of 2021, 100% of our stores earned the Winning Together profit-sharing bonuses for front-line associates, with a total payout of $475 million. Given our better than expected performance, this represented an incremental $184 million over the target payment level. Additionally, in recognition of their commitment and hard work throughout 2021, we rewarded our front-line associates with a year-end special discretionary bonus totaling $265 million.

In September 2021, all of our corporate bonus-eligible associates below the Senior Vice President level received a mid-year annual incentive award payout equal to approximately 190% of the target payout level given achievement of pre-defined semi-annual performance goals for the annual incentive plan. The payment was prorated for active days in the first half of the fiscal year.

Supporting our associates is a critical aspect of our Company’s culture and strategy. In 2020 and 2021, we made a total of over $1 billion in discretionary payments directly to associates, in addition to quarterly Winning Together profit-sharing bonuses, which have totaled more than $850 million since 2020. Additionally, Lowe’s has invested well over $2 billion in incremental wage and equity programs to front-line associates since 2018.

Launching our Total Home Strategy

At the end of 2020, we launched the next chapter in our evolution to becoming a best-in-class omnichannel retailer. Building on the success of our Retail Fundamentals strategy, the Lowe’s Total Home strategy is focused on accelerating market share gains by providing DIY, DIFM, and Pro customers the products and services they need to complete the entire project.

26	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Lowe’s Total Home strategy has enabled us to increase sales to our DIY and Pro customers and to continue to grow our market share in 2021. As a result of our outstanding financial performance, we were able to deliver value to shareholders through the payment of $2.0 billion in dividends and the repurchase of $13.1 billion of our Common Stock this fiscal year. We are confident that we are making the right investments in the business to generate long-term growth and continue to create sustainable shareholder value.

Compensation Philosophy and Objectives

Our long-term success depends on our ability to attract and retain highly talented leaders who are committed to our mission, growth and strategy. Our executive compensation program is designed to drive long-term shareholder value by aligning our business strategies and operating priorities with shareholders’ interests and rewarding executives for growth in the Company’s sales and earnings. A significant portion of compensation is based on variable pay arrangements that align pay with performance against metrics tied to our strategy and business plan with a balanced focus on top- and bottom-line growth.

The primary objectives of our program are to:

•	Attract and retain executives who have the requisite leadership skills to support the Company’s culture and strategic growth priorities;

•	Maximize long-term shareholder value through alignment of executive and shareholder interests;

•	Align executive compensation with the Company’s business strategies, which are focused on driving operational excellence and better serving our customers; and

•

Provide market competitive total compensation with an opportunity to earn above market median pay when the Company delivers results that exceed performance targets, and below median pay when the Company falls short of performance targets.

Annual Say-on-Pay Vote and Shareholder Engagement

The Board and the Compensation Committee carefully consider the results of our shareholders’ annual advisory “say-on-pay” vote. Lowe’s shareholders continue to express strong support for the Company’s executive compensation program with the Company receiving more than 92% advisory approval in 2021. This is consistent with the advisory approval over the past 10 years. In consideration of this continued support and belief that the program continues to support our strategy and drive performance, the Compensation Committee maintained the principal features and performance-based elements of the executive compensation program for 2021. At the Annual Meeting, the Company’s shareholders will again have the opportunity to approve Lowe’s executive compensation program through the advisory say-on-pay vote included as Proposal 2 in this Proxy Statement.

We believe that engaging with investors is fundamental to our commitment to sound governance and is essential to maintaining strong corporate governance practices. Since the beginning of 2021, we have engaged with representatives of approximately 70% of our institutionally-held shares as part of our regular investor relations outreach efforts and ESG-focused dialogue. Understanding the issues that are important to our shareholders is critical to ensuring that our program remains aligned with their interests and that we address any concerns they may have in a meaningful and effective way.

We report the feedback from our shareholders on a regular cadence to the full Board and its relevant committees, who have used this information to inform numerous changes to enhance our compensation, governance and sustainability efforts over the past several years. These have included: the amendment of our Bylaws in 2020 to reduce the ownership threshold to call shareholder special meetings to 15% of outstanding shares, the annual release of our consolidated EEO-1 report data beginning in 2021 and our commitment to set a science based net-zero target including our emissions reduction goals for Lowe’s full value chain in 2022.

This past winter, we conducted a round of investor engagement focused primarily on ESG topics, including strategy, human capital management efforts, diversity and inclusion programs and initiatives, Board composition, environmental sustainability and our corporate governance and executive compensation practices. As part of this engagement effort, we contacted 34 investors, representing approximately 45% of our outstanding shares at the time of outreach and met

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

with 18 investors, representing approximately 32% of our outstanding shares. Our Lead Independent Director met with shareholders representing approximately 21% of our outstanding shares to provide a direct line of communication between our shareholders and the Board of Directors.

Winter 2021 – 2022 ESG Engagement

*Percentages of outstanding shares are as of the time of outreach.

During these meetings, we discussed key corporate governance topics and shared our thoughts on the Compensation Committee’s approach to setting executive compensation. We asked our shareholders whether they had any concerns or feedback about our current executive compensation program. Overall, we received generally positive feedback on the structure, evolution and responsiveness of our compensation program, including the metrics in our annual and long-term incentive plans.

2021 Executive Compensation

Lowe’s has a long-standing commitment to pay for performance and provides a significant portion of compensation opportunities through variable pay arrangements. These arrangements are designed to hold our executive officers accountable for business results and reward them for consistently strong financial performance and the creation of value for our shareholders. To align pay with performance, our incentive compensation programs use objective pre-established performance measures: sales, operating income, inventory turnover and Pro sales growth for our annual incentive plan and ROIC for our performance share units. Each of these performance measures is further described beginning on page 36.

Our 2021 executive compensation program consisted of the following elements:

•	Base salary

•	Annual incentive awards

•	Long-term equity awards granted in the form of:

•	Performance share unit awards (“PSUs”)

•	Stock options

•	Restricted stock awards (“RSAs”)

•	Retirement, health and severance benefits

•	Limited perquisites

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Lowe’s compensation mix is heavily performance-based with 72% of the CEO’s and 67% of the other NEOs’ annualized target compensation at-risk and contingent upon the achievement of performance objectives or relative and absolute share price performance. Additionally, 71% of the CEO’s and 65% of the other NEOs’ compensation is in the form of long-term incentives.

How Our Executive Compensation is Tied to Performance

A significant portion of our executive compensation program is performance-based with a balanced focus on top- and bottom-line growth and strategic initiatives. The metrics determined by the Compensation Committee, as described below, incentivize our executives to focus on operational objectives that are expected to drive shareholder value.

•

Annual Incentive Awards: Payout is based on the Company’s achievement of financial (sales and operating income) and strategic (inventory turnover and Pro sales growth) goals. Threshold performance objectives must be achieved for any payout to be earned.

•

PSUs: Payout is based on the Company’s achievement of (i) a three-year average ROIC goal for PSUs and (ii) a relative TSR modifier, which compares the Company’s TSR to the median TSR of companies listed in the S&P 500 Index over a three-year period. Threshold performance objectives must be achieved for any awards to be earned.

•	Stock Options: Realized value for stock option awards is based on the increase in the market value of our Common Stock relative to the value when the award was granted.

Based on our performance in fiscal 2021, eligible executives received the following payouts of performance-based compensation:

•	Annual incentive payouts were driven by above maximum performance in sales, operating income and Pro sales growth. Overall award payouts for the NEOs were at 189.76% of target.

•	PSUs for the 2019-2021 performance period paid out at 200% based on above maximum adjusted ROIC and above median TSR.

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Pay Decisions and Compensation Governance Practices

WHAT WE DO	WHAT WE DO NOT DO

Provide 80% to 90% of total direct compensation opportunity (assuming target performance) for NEOs in the form of annual and long-term incentives	Provide single-trigger severance or tax gross-ups following change-in-control

Annually assess peer group composition, financial and stock price performance and competitive compensation practices	Permit hedging, pledging or unauthorized trading of the Company’s securities by our employees or directors

Annually assess compensation-related risks associated with regulatory, shareholder and market changes	Grant discounted stock options, extend the original option term, reprice or exchange underwater options without shareholder approval

Annually assess the design and alignment of our incentive plans in relation to performance goals, business strategy, organizational priorities and shareholder interests	Provide an evergreen provision in our Long Term Incentive Plan

The fully independent Compensation Committee retains an independent compensation consultant	Provide employment agreements to executives

Link incentive compensation to a clawback policy, which was updated in January 2020 to incorporate misconduct that may result in significant financial or reputational harm

Limit incentive payouts as a percentage of target awards

Require significant stock ownership by all senior executives

Provide limited perquisites

II. COMPENSATION ELEMENTS

To support our compensation philosophy and objectives, the Compensation Committee has designed the executive compensation program with an appropriate balance between annual and long-term compensation, as well as between fixed and at-risk pay. The largest portion of our executive compensation program is based upon achieving the Company’s financial and strategic performance objectives and contingent on achievement of challenging performance hurdles.

The Board places significant emphasis on the long-term success of the Company and strong alignment with the interests of all stakeholders, including shareholders, customers, our associates and the communities in which we operate. Accordingly, long-term incentive award opportunities, as a percentage of total compensation, are greater than annual incentive award opportunities.

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Compensation Discussion and Analysis

COMPENSATION ELEMENTS

The following table lists the key elements of the Company’s 2021 executive compensation program:

KEY ELEMENTS OF EXECUTIVE COMPENSATION Element Form Key Characteristics Link to Shareholder Value Key Benchmarks/Metrics Base Salary Cash Fixed cash compensation tied to the scope and responsibilities of each executive's position and the performance and effectiveness of the executive Provide a foundation of fixed income to the executive; encourage retention and attraction of top talent; and recognize effective leadership Subject to annual adjustment after consideration of competitive benchmark and relative compensation positioning Annual Incentive Awards Cash At-risk cash compensation tied to the achievement of annual financial performance and strategic goals established by the Compensation Committee for each fiscal year Promote the achievement of the Company's annual financial and strategic goals; and incent and reward financial and operating performance Sales (40%) Operating Income (40%) Inventory Improvement (10%) Pro Sales Growth (10%) Long-Term Incentive Awards PSUs 50% of LTI PSUs, which cliff vest at the end of the three-year performance period, are based on (i) the Company's average ROIC(1) relative to pre-determined threshold, target and maximum levels of performance for the three-year performance period, and (ii) a relative TSR modifier Promote the achievement of efficient long-term growth and TSR performance Three-year average ROIC goal Relative TSR modifier Stock Options 25% of LTI Stock options with a 10-year term vest ratably over three years(2) Promote the value-creating actions necessary to increase the market value of Common Stock Realized value is based on increases in the market value of our Common Stock relative to the value when the award was made RSAs 25% of LTI RSAs granted pursuant to the annual long-term equity grant cliff vest on the third anniversary of the grant date(2) Promote executive retention, stock ownership and alignment of interests with shareholders Realized value is based on market value of our Common Stock 10% 19% 71%KEY ELEMENTS OF EXECUTIVE COMPENSATION Element Form Key Characteristics Link to Shareholder Value Key Benchmarks/Metrics Base Salary Cash Fixed cash compensation tied to the scope and responsibilities of each executive's position and the performance and effectiveness of the executive Provide a foundation of fixed income to the executive; encourage retention and attraction of top talent; and recognize effective leadership Subject to annual adjustment after consideration of competitive benchmark and relative compensation positioning Annual Incentive Awards Cash At-risk cash compensation tied to the achievement of annual financial performance and strategic goals established by the Compensation Committee for each fiscal year Promote the achievement of the Company's annual financial and strategic goals; and incent and reward financial and operating performance Sales (40%) Operating Income (40%) Inventory Turnover (10%) Pro Sales Growth (10%) Long-Term Incentive Awards PSUs 50% of LTI PSUs, which cliff vest at the end of the three-year performance period, are based on (i) the Company's average ROIC(2) relative to pre-determined threshold, target and maximum levels of performance for the three-year performance period, and (ii) a relative TSR modifier Promote the achievement of strong long-term growth and TSR performance Three-year average ROIC goal Relative TSR modifier Stock Options 25% of LTI Stock options with a 10-year term vest ratably over three years(1) Promote the value-creating actions necessary to increase the market value of Common Stock Realized value is based on increases in the market value of our Common Stock relative to the value when the award was granted RSAs 25% of LTI RSAs granted pursuant to the annual long-term equity grant cliff vest on the third anniversary of the grant date(1) Promote executive retention, stock ownership and alignment of interests with shareholders Realized value is based on market value of our Common Stock 10% 19% 71%

Note: Compensation mix shown in the preceding table reflects target CEO compensation. The average compensation mix for other NEOs is as follows: base salary 17%, annual incentive awards 18% and long-term incentive awards 65% with the same award mix of PSUs, stock options and RSAs as shown above.

(1)

Under the terms of these award agreements, executives must maintain employment with the Company during the three-year period, or terminate employment with the Company due to death, disability or qualified retirement (as defined in the grant agreement), to earn the awards.

(2)

ROIC is a comprehensive long-term financial metric that incorporates both operating profit and balance sheet performance in the calculation. This metric motivates management to generate sustained profitable growth over time while balancing the Company’s effectiveness at allocating capital to drive future investment and growth. ROIC is computed by dividing the Company’s lease adjusted net operating profit after taxes for the year by the average of the Company’s invested capital as of the beginning and end of the fiscal year. “Invested capital” for these purposes means the average of current year and prior year ending debt and shareholders’ (deficit)/equity. See Appendix A for our fiscal 2021 ROIC calculation. The return percentages for each fiscal year in the performance period are averaged to yield a ROIC measure for the three-year performance period.

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Compensation Discussion and Analysis

COMPENSATION ELEMENTS

We also provide broad-based financial and health and welfare benefits on the same terms and conditions applicable to all eligible employees, including a 401(k) Plan with Company match, a non-qualified deferred compensation plan and 401(k) benefit restoration plan with Company match, comprehensive group health insurance, voluntary life, disability and accident benefits, a discounted employee stock purchase plan and other benefits, including reimbursement of costs associated with tax and financial planning, an annual physical examination and limited personal use of corporate aircraft, each of which are designed to enhance productivity and encourage the retention and attraction of our top talent. Effective January 1, 2022, NEOs are also eligible for individual disability insurance, which supplements the Company’s long-term disability plan. Additionally, we offer a severance plan for senior officers, which provides for severance payments, the continuation of health care benefits and Company-paid outplacement services.

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Compensation Discussion and Analysis

COMPENSATION DECISION-MAKING PROCESS

III. COMPENSATION DECISION-MAKING PROCESS

Role of the Compensation Committee

The Compensation Committee, which currently consists of three independent directors, is responsible for developing and administering our executive compensation program. The Compensation Committee works closely with its independent compensation consultant and meets regularly – approximately six times each year – and additionally as necessary, to make decisions related to our executive compensation programs and the compensation of our CEO (with the approval of the independent directors of the Board) and the Company’s executive officers. The Compensation Committee reports its actions to the Board at the Board meeting following each Compensation Committee meeting. The Compensation Committee’s responsibilities include approving:

•	Compensation philosophy and strategy;

•	Compensation of executive officers;

•	Annual and long-term incentive metrics and performance goals;

•	Achievement of goals in annual and long-term incentive plans;

•	Peer groups of companies used for assessing market compensation levels, pay practices and performance; and

•	CD&A disclosure in the annual proxy statement.

The full description of the Compensation Committee’s authority and responsibilities is provided in the Compensation Committee Charter, which is available on our Company website at ir.lowes.com.

Role of the Independent Compensation Consultant

The Compensation Committee directly engages and regularly consults with Semler Brossy Consulting Group, LLC, its independent compensation consultant for ongoing executive compensation matters. The Compensation Committee’s compensation consultant reports directly to the Compensation Committee and does not provide any services to the Company other than the Compensation Committee consulting services. The Compensation Committee has assessed the independence of its compensation consultant pursuant to the independence factors specified by the SEC rules (as incorporated into the NYSE listing standards) and concluded that no conflict of interest exists that would prevent its compensation consultant from independently representing the Compensation Committee. During the 2021 fiscal year, Semler Brossy Consulting Group, LLC performed the following services:

•	Attended all Compensation Committee meetings;

•	Advised the Compensation Committee on the design of the Company’s annual and long-term incentive plans (including the selection of the performance metrics and assessment of performance goals);

•	Provided the Compensation Committee with an external perspective on the reasonableness and competitiveness of our executive compensation program;

•	Reviewed the selection of the peer groups of companies used for assessing market compensation levels, pay practices and performance;

•	Provided periodic updates and guidance on regulatory and governance trends impacting compensation;

•	Assessed the alignment of realizable CEO compensation with corporate performance;

•	Assisted the Compensation Committee in conducting its annual risk assessment of our executive compensation programs; and

•	Reviewed compensation-related proxy disclosures.

Role of Management

When making decisions on executive compensation, the Compensation Committee considers input from the Company’s Executive Vice President, Human Resources who works most closely with the Compensation Committee, both in providing information and analysis for review and in advising the Compensation Committee concerning compensation decisions (except as it relates specifically to her compensation and the compensation of our CEO). Our CEO reviews the performance of the NEOs (other than himself) and other executive officers and provides recommendations on executive officer compensation for the Compensation Committee’s consideration. The Compensation Committee reviews and discusses pay decisions related to the CEO in executive sessions without the CEO or any other members of management present.

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Compensation Discussion and Analysis

COMPENSATION DECISION-MAKING PROCESS

Compensation Market Data and Peer Group

Each year, the Compensation Committee reviews the peer group companies used to assess compensation and performance with the advice of the independent compensation consultant. The Compensation Committee approved the use of data from two sources for fiscal 2021: the Peer Group and the Survey Group.

The Peer Group is comprised of retail and customer service companies selected for direct relevance to Lowe’s business using the following criteria:

•	Headquartered in the United States with publicly-traded securities listed on a major U.S. exchange;

•	Operating in the Consumer Discretionary or Food & Staples retail sectors;

•	Annual revenue greater than $10 billion; and

•	Retail or customer service-based business model focused on producing strong operating income and TSR growth.

The companies in the Peer Group for fiscal 2021 were:

Best Buy Co., Inc.	Costco Wholesale Corporation	CVS Health Corporation	Kohl’s Corporation
Macy’s, Inc.	NIKE, Inc.	Nordstrom, Inc.	Starbucks Corporation
Target Corporation	The Home Depot, Inc.	The Kroger Co.	The TJX Companies, Inc.
	Walgreens Boots Alliance, Inc.	Walmart, Inc.

In fiscal 2021, Amazon.com, Inc. was removed from the Peer Group due to its atypical compensation structure and the diversity of its businesses.

PEER GROUP DATA FOR FISCAL 2021(1)
					TSR
	Revenues (MM)	Market Capitalization (MM)	Operating Income (MM)	1-year	3-year	5-year
75th Percentile	$164,219	$224,543	$10,424	38.8%	83.7%	182.4%
50th Percentile	$93,561	$104,291	$4,872	17.5%	59.8%	98.5%
25th Percentile	$30,559	$ 27,725	$1,462	2.6%	23.1%	47.9%
Lowe’s Companies, Inc.	$89,597	$158,324	$9,647	42.8%	154.3%	250.1%
Percentile Ranking	49.3%	65.6%	74.2%	85.6%	93.1%	95.0%

Source: S&P Capital IQ

(1)

Revenues and operating income are as of each company’s latest reported fiscal year as of January 28, 2022, which for Lowe’s is fiscal 2020. Market capitalization and TSR are as of January 28, 2022, which aligns with Lowe’s fiscal year end date.

The Survey Group is comprised of the Peer Group and other retail companies that Lowe’s competes with for executive talent, generally with over $10 billion in annual revenue.

At its January 2021 meeting, the Compensation Committee reviewed thorough compensation benchmarks based on the two groups described above with compensation data obtained from publicly available proxy statements and proprietary survey data provided by Korn Ferry. The Compensation Committee concluded that the benchmarks indicated that the NEOs’ target total direct compensation approximated market median, with an opportunity to earn above market pay when the Company delivers results that exceed performance targets and below market pay when the Company performance falls short of performance targets, consistent with our compensation philosophy.

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

IV. 2021 COMPENSATION ACTIONS

Base Salary Adjustments

The Compensation Committee reviews and adjusts the NEO base salaries each year after it has considered competitive benchmark and relative compensation positioning, which includes consideration of:

•	Market adjustments;

•	Internal alignment;

•	Experience in the role; and

•	Performance and any changes to roles or responsibilities.

As a result of the review, Messrs. Denton, McFarland and Boltz and Ms. Godbole received salary increases of between 2.0%-4.0% for 2021.

In 2021, the Compensation Committee approved the following base salaries for the NEOs:

Name and Position	2020 Base Salary	2021 Base Salary	% Increase
Marvin R. Ellison Chairman, President and Chief Executive Officer	$1,450,000	$1,450,000	—
David M. Denton Executive Vice President, Chief Financial Officer	$943,500	$962,400	2.0%
Joseph M. McFarland III Executive Vice President, Stores	$780,000	$811,200	4.0%
William P. Boltz Executive Vice President, Merchandising	$743,500	$773,200	4.0%
Seemantini Godbole Executive Vice President, Chief Information Officer	$676,000	$703,000	4.0%

Annual Incentive Awards

Our annual incentive plan provides each NEO the opportunity to receive an annual cash award based on the Company’s achievement of pre-determined financial and strategic goals. The formula for computing annual incentive payouts is as follows:

BASE SALARY		TARGET AWARD PERCENTAGE (% of Base Salary)		PERFORMANCE GOAL ACHIEVEMENT LEVEL (% of Target Level)

Based on base salary eligible earnings in fiscal year 2021 with 2020 and 2021 base salaries prorated for the number of days in the fiscal year prior to and following the March 2021 effective date for 2021 base salary adjustments

	X	• 200% of base salary for the CEO • 125% of base salary for the CFO • 100% of base salary for the other NEOs	X	• Threshold percentage for all NEOs was 25% of target • Maximum opportunity of 200% of target for all performance metrics	=	ANNUAL INCENTIVE AWARD EARNED

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

The following table describes the financial and strategic goals for the 2021 annual incentive awards and the weighting assigned to each goal, which are the same for all of the NEOs:

Performance Metric			Metric Weighting
	Description	Performance Measured By
Sales	Rewards NEOs on effective merchandising, driving market share gains and the enhancement of the Company’s omnichannel sales and marketing	Company sales	40%
Operating Income	Rewards NEOs for profitability of Company operations and focuses management on operational efficiency and expense management	Company operating income	40%
Inventory Turnover	Rewards NEOs for focusing on improving inventory management, which generates cash flow for investing in the business and returning value to shareholders	Cost of goods sold / average inventory	10%
Pro Sales Growth	Rewards NEOs for focusing on growing Pro market share, which drives long-term sustainable sales growth and profitability for the business	Percentage increase in Pro sales over the prior year in the U.S. home improvement market	10%

In March 2021, the Compensation Committee approved the terms for our annual incentive awards, maintaining the same performance metrics and weightings used in 2020. However, the Committee simplified the inventory improvement metric to align more closely with the Company’s inventory management practices.

In light of the uncertain and unprecedented operating environment during the COVID-19 pandemic, at its December 2020 Investor Update, the Company released three models for 2021 financial performance – robust, moderate and weak market scenarios. The Compensation Committee set the 2021 target performance levels for financial goals based on the midpoint of the 2021 weak and robust market scenarios presented at the Company’s 2020 Investor Update, which was equal to the moderate market scenario for sales and greater than the moderate market scenario for operating income. Threshold performance levels for financial goals were set to encourage incremental performance growth even if achievement of target performance proved challenging due to a weak macro-economic environment. The Compensation Committee set threshold performance levels for financial goals above 2020’s maximum performance levels. Maximum performance levels were set to encourage and reward above-target performance, even in a robust macro-economic environment. The Compensation Committee set maximum performance levels for financial goals above both the Company’s robust market scenario and 2020’s strong actual performance.

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

Performance Metric	How 2021 Goals Were Set
Sales

•   Target exceeded prior year target by $10.3 billion

•   Threshold set above 2020’s maximum performance by over $2.7 billion

•   Maximum set $4.7 billion above the Investor Update robust market scenario and $1.1 billion above 2020 actual performance

Operating Income

•   Target exceeded prior year target by $2.5 billion and 2020 actual performance by over $100 million consistent with the Company’s commitment to deliver operating margin expansion in an uncertain market

•   Threshold set above 2020’s maximum performance by over $800 million

•   Maximum set $580 million above the Investor Update robust market scenario and $1.2 billion above 2020 actual performance

Inventory Turnover

•   Target set to exceed Investor Update moderate market scenario expectations

•   Threshold set in line with 2019 actual performance to set the floor to not go below pre-pandemic results

•   Maximum set above 2020 actual performance

Pro Sales Growth	• Target set to exceed Investor Update moderate market scenario expectations • Threshold set at flat growth over 2020 • Maximum set at 10% growth, 200 basis points above 2020 maximum performance level

The Compensation Committee’s objectives in administering our annual incentive plan are to cause incentive awards to be calculated on a comparable basis from year-to-year, and to ensure that plan participants are incentivized and rewarded appropriately for Company performance. For these reasons, the Compensation Committee may make adjustments to the achievement under each performance goal at its discretion and has adopted adjustment guidelines. The adjustment guidelines generally relate to (i) amounts required to be reported separately under applicable accounting standards as extraordinary items, (ii) gains or losses as a result of changes in accounting principles, (iii) impact of changes in tax regulations, (iv) business results from unplanned acquisitions and divestitures, (v) costs and any other non-recurring items related to acquisition and divestiture activity, (vi) unplanned debt restructuring costs or costs associated with change in capital structure, (vii) costs of significant unplanned initiatives or investments and (viii) significant changes to stock buyback programs or capital restructuring.

The adjustment guidelines include the following specific items as potential adjustments for consideration: (i) impact of foreign currency fluctuations, (ii) impact of tariffs and unanticipated regulatory and policy changes, (iii) asset impairments or write-offs, including store closing costs, (iv) restructuring costs, (v) litigation costs and settlements for historical transactions, (vi) timing impact for items accelerated or delayed near year-end, (vii) acts of God and (viii) impact of global pandemics and public health emergencies.

In February 2022, the Compensation Committee reviewed the Company’s 2021 performance results relative to the goals to determine the annual incentive awards earned under the annual incentive plan for fiscal year 2021. The Company’s 2021 performance results for all annual incentive award metrics other than inventory turnover exceeded the maximum performance levels, and the Compensation Committee determined no adjustments were required to the Company’s 2021 performance results.

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

Based on the performance metrics established by the Compensation Committee and the Company’s 2021 performance, the Compensation Committee determined that Lowe’s achieved 189.76% of the target incentive opportunities for the NEOs.

Performance Metric (Weighted %) Below Threshold Threshold Below Target Target Above Target Maximum Achievement Result Sales 40% % of Payout 0% 25% 75% 100% 125% 200% $79.800B $81.900B $84.000B $86.430B $90.720B $96.250B Actual 200% Operating Income 40% $8.775B $9.262B $9.750B $10.337B $10.886B $12.093B Actual 200% Inventory Turnover 10% 3.61 3.67 3.73 3.78 4.11 3.72 98% Actual Pro Sales Growth 10% 0.0% 1.5% 3.0% 4.8% 10.0% 21.9% 200% Actual Overall Payout Result 189.76% * Dollars in billions

Based on results of the performance metrics approved by the Compensation Committee, the NEOs earned annual incentive awards for 2021 as follows:

Name	Base Salary(1)	x	Target Award % (% of Base Salary)	x	Performance Goal Achievement Level (% of Target)	=	Actual Award Earned
Marvin R. Ellison	$1,450,000		200%		189.76%		$5,503,040
David M. Denton	$959,856		125%		189.76%		$2,276,778
Joseph M. McFarland III	$807,000		100%		189.76%		$1,531,363
William P. Boltz	$769,202		100%		189.76%		$1,459,638
Seemantini Godbole	$699,365		100%		189.76%		$1,327,116

(1)

Based on base salary eligible earnings in fiscal year 2021 with 2020 and 2021 base salaries prorated for the number of days in the fiscal year prior to and following the March 2021 effective date for 2021 base salary adjustments.

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

Long-Term Equity Awards

In March 2021, the Compensation Committee approved a target long-term equity award for each executive officer, expressed as a percentage of base salary, and approved an equity award mix for the NEOs of:

•	50% PSUs

•	25% stock options

•	25% time-vested RSAs.

Target awards are determined based on each executive officer’s position and level of responsibility, the Company’s historical grant practices and market benchmarks reviewed annually by the Compensation Committee. For fiscal 2021, target awards as a percentage of base salary increased from 615% to 715% for the CEO to bring Mr. Ellison’s total pay closer to market median and from 300% to 350% for Ms. Godbole given her critical role in driving the Company’s technology transformation. Target awards remained the same as the prior year for the other NEOs.

2021 Award Mix. For 2021, the Compensation Committee did not change the award mix and weightings from the prior year. The Compensation Committee believes the mix of equity award types reflects an appropriate balance between providing incentive compensation for the achievement of Company-specific performance measures (PSUs), increases in the market value of the Common Stock (stock options) and retention (RSAs).

2021 Target Value. The following table reflects the target value of long-term equity awarded to each NEO for 2021 as a percentage of base salary and in dollars.

	2021 Target Long-Term	Target Total Equity
Name	% of Base Salary(1)	Award Value ($000s)(2)
Marvin R. Ellison	715%	$10,368
David M. Denton	450%	$4,331
Joseph M. McFarland III	400%	$3,245
William P. Boltz	400%	$3,093
Seemantini Godbole	350%	$2,461

(1)	Base salary considered for long-term incentive plan purposes is as of April 1, 2021.

(2)	Target total equity award values are rounded to the nearest thousand dollars.

2021 PSU Performance Metrics. The Compensation Committee determined that the PSUs awarded in 2021 will be earned based on the Company’s ROIC for the three-year performance period of fiscal years 2021 through 2023 and the relative TSR modifier.

ROIC is computed by dividing the Company’s lease adjusted net operating profit after taxes for the year by the average of the Company’s invested capital as of the beginning and end of the fiscal year. Invested capital for these purposes means the average of the current year and prior year ending debt and shareholders’ (deficit)/equity. See Appendix A for our fiscal 2021 ROIC calculation. The return percentages for each fiscal year in the performance period are averaged to yield a ROIC measure for the three-year performance period. The Compensation Committee believes strong ROIC performance is aligned with creating long-term value for the Company’s shareholders. Specifically, ROIC is a comprehensive long-term financial metric that incorporates both operating profit and balance sheet performance in the calculation, incenting management to generate sustained profitable growth over time. This metric also incentivizes the effective allocation of capital toward future growth investments.

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

The chart below illustrates how the relative TSR modifier expands the 2021 PSU performance award to range from 34% of target at threshold performance to 200% of target at maximum performance:

Target Number of PSUs Granted		ROIC Performance Level	Payout Percentage (% of Target Award)(1)		Lowe’s 3-Year TSR Percentage Spread from S&P 500 Index	Modifier(1)		PSU Performance Level	Final Payout Opportunity (% of Target Award)(1)
		Maximum	150%		≥+20%	1.33x		Maximum	200%
	x	Target	100%	x	0%	1.00x	=	Target	100%
		Threshold	50%		≤ (20)%	0.67x		Threshold	34%
		<Threshold	0%					<Threshold	0%

(1)	Performance between discrete points will be interpolated; TSR modifier cannot be lower than 0.67x or higher than 1.33x; if ROIC is below threshold, there will be no payout.

2019 PSU Awards. The performance period for the PSUs awarded in 2019 (the “2019 PSUs”) ended on January 28, 2022, the last day of the 2021 fiscal year. The 2019 PSUs were eligible to be earned based on the Company’s average ROIC for fiscal years 2019 through 2021.

The Compensation Committee set the target ROIC performance level for the 2019 PSUs based on achievement of average ROIC goals over the performance period. Threshold and maximum ROIC performance levels were set at 90% and 110%, respectively, as a percentage of the target performance level. Based on the performance levels set by the Compensation Committee, the Company’s adjusted ROIC performance as determined by the Committee, and strong relative TSR performance during the performance period, 200% of the 2019 PSUs were earned and converted into shares of Common Stock. For purposes of determining the Company’s ROIC performance and the number of PSUs earned, the Compensation Committee determined to exclude the 0.077% impact to ROIC due to the $103 million impact to average invested capital driven by the loss on extinguishment of debt in 2020 from cash tender offers to purchase and retire an aggregate principal amount of $3 billion in outstanding notes.

Performance Metric	Threshold	Target	Maximum	2019-2021 Adjusted Performance	TSR Modifier	Performance Goal Achievement (% of Target)
ROIC	22.70%	25.20%	27.70%	27.73%	1.33	200%

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Compensation Discussion and Analysis

2021 COMPENSATION ACTIONS

Benefit Restoration Plan

The Benefit Restoration Plan, adopted by the Company in August 2002, is intended to provide NEOs and other qualifying executives with benefits lost due to qualified plan limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”) that are equivalent to those received by all other employees under the Company’s qualified retirement plans. The Company makes matching contributions to each executive officer’s Benefit Restoration Plan account under the same matching contribution formula based on the executive’s elective contribution to the 401(k) Plan, regardless of the Code limitations.

Severance Arrangements

The Compensation Committee approved a severance plan for senior executives (the “Severance Plan”) in August 2018 that covers all current NEOs other than Mr. Ellison. The terms of the Severance Plan are described on page 51. Mr. Ellison’s severance entitlements are governed by his offer letter, the terms of which are described on page 51.

All NEOs are also parties to agreements that provide severance benefits in the context of a change-in-control of the Company (the “Change-in-Control Agreements”). The Change-in-Control Agreements are described beginning on page 50.

Perquisites

NEOs and other qualifying executives are eligible for an annual routine physical to assess overall health and to screen for chronic diseases, which helps protect the investment we make in these key individuals. Services are accessed through Novant, Atrium Health or a personal physician and are capped at $6,000. In addition, these executives are eligible for a reimbursement of up to $12,000 for financial and tax planning services. Effective January 1, 2022, NEOs are also eligible for individual disability insurance, which supplements the Company’s long-term disability plan.

The Company owns and operates business aircraft to allow employees to safely and efficiently travel for business purposes and to allow limited personal travel for certain executives. The corporate aircraft allows executive officers to be far more productive than commercial flights since the corporate aircraft provides a confidential, safe and productive environment in which to conduct business. The personal usage of the corporate aircraft by the Chairman, President and Chief Executive Officer is currently capped at $200,000 of incremental cost per year. As set forth in the Summary Compensation Table on page 44, Mr. Ellison’s personal usage of corporate aircraft in 2021 accounted for less than 36% of the cap.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	41

Compensation Discussion and Analysis

OTHER COMPENSATION POLICIES

V. OTHER COMPENSATION POLICIES

Compensation Risk Assessment

Each November, the Compensation Committee performs a risk assessment of our compensation programs, which includes a targeted audit and analysis of the risk associated with the Company’s executive compensation program conducted by the Compensation Committee’s independent compensation consultant. In its annual review, the Compensation Committee considers the balance between pay components, measures of performance, magnitude of pay, pay caps, plan time horizons and overlapping performance cycles, program design and administration and other features that are designed to mitigate risk (e.g., stock ownership guidelines and clawback policy). Following its review, the Compensation Committee has determined that our compensation practices and policies do not incentivize inappropriate or excessive risk taking behavior by Company executives. Management and the Compensation Committee have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Compensation Committee strongly believes that executive officers should own appropriate amounts of Common Stock to align their interests with those of the Company’s shareholders. Executives can acquire Common Stock through our 401(k) Plan, employee stock purchase plan and long-term incentive awards.

The Compensation Committee has adopted stock ownership and retention guidelines for all senior executives in the Company. The ownership targets under the current guidelines are as follows:

Position	Target Ownership (Multiple of Base Salary)

Chairman, President and Chief Executive Officer	6.0x

Executive Vice Presidents	4.0x

Senior Vice Presidents	2.0x

The Compensation Committee reviews compliance with the guidelines annually. The Company determines the number of shares of Common Stock required to be held by each senior officer by dividing the applicable salary multiple ownership requirement (expressed as a dollar amount) by the average closing price of the Common Stock for the preceding fiscal year. Shares of Common Stock are counted towards ownership as follows:

•	All shares held or credited to a senior officer’s accounts under the Lowe’s 401(k), benefit restoration, deferred compensation and employee stock purchase plans;

•	All shares owned directly by the senior officer and his or her immediate family members residing in the same household; and

•	100% of the number of shares of unvested RSAs.

Senior officers may not sell the net shares resulting from an RSA or PSU vesting event or stock option exercise until the ownership requirement has been satisfied.

All of our NEOs are in compliance with the stock ownership guidelines.

Oversight of Stock Ownership, No Hedging or Pledging and Clawback of Incentive Compensation

The Compensation Committee has always supported transparent governance and compliance practices and protecting the interests of the Company’s shareholders. To strengthen the Company’s practices in these areas, the Company has (i) controls over transactions in the Company’s securities and (ii) a policy to claw back incentive compensation in the event an executive officer engaged in fraud or intentional misconduct resulting in significant financial or reputational harm, or resulting in a significant restatement of the Company’s financial results.

The Company prohibits all its employees, officers and directors from:

•	Using Common Stock as collateral for any purpose, including in a margin account;

•	Engaging in short sales of Common Stock;

•	Engaging in any transaction involving the use of a financial instrument (including forward sale contracts, futures, equity swaps, puts, calls, collars and certain exchange funds) or other investment designed to hedge or offset any decrease in the market value of the Company’s securities or to leverage the potential return of a predicted price movement (up or down) in the Company’s securities; or

•	Entering standing purchase or sell orders for Common Stock except for a brief period of time during open window trading periods.

The above prohibitions apply to all shares of Common Stock held directly or indirectly or granted as part of any employee’s, officer’s or director’s compensation.

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Compensation Discussion and Analysis

COMPENSATION COMMITTEE REPORT

Trading in Common Stock, including stock held in an account under the Lowe’s 401(k) Plan, by an executive and the executive’s immediate family members who reside with the executive or whose transactions are subject to the executive’s influence or control, is limited to open window trading periods designated by the Company’s General Counsel. In addition, all transactions by an executive involving Common Stock must be pre-cleared by the General Counsel.

The clawback policy, which was expanded in January 2020 to cover material financial or reputational harm, is a part of the Company’s Corporate Governance Guidelines. The policy provides the Board the right to recover for the benefit of the Company any portion of incentive compensation that was provided to any executive officer (whether or not such compensation has already been paid or vested), if the Board, in its sole discretion, determines that (i) the incentive compensation was based on the Company having met or exceeded specific performance targets that were satisfied due to the executive officer engaging in fraud or intentional misconduct, including, but not limited to, conduct resulting in a significant restatement of the Company’s financial results or (ii) the executive officer engaged in any intentional misconduct that results in significant financial or reputational harm to the Company. The clawback policy defines “incentive compensation” to mean any compensation provided under the Company’s annual or long term incentive plans.

VI. COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

Raul Alvarez, Chair

David H. Batchelder

Daniel J. Heinrich

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Compensation Tables

Compensation Tables

Summary Compensation Table

This table shows the base salary, annual incentive compensation and all other compensation paid to the NEOs. The table also shows the grant date fair value of the stock and option awards made to the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)

Marvin R. Ellison Chairman, President and Chief Executive Officer	2021	1,450,000	—	8,248,835	2,595,136	5,503,040	74,704	17,871,716
	2020	1,450,000	—	13,532,435	2,233,797	5,800,000	59,649	23,075,881
	2019	1,450,000	—	6,410,644	2,074,702	1,258,657	427,366	11,621,369

David M. Denton Executive Vice President, Chief Financial Officer	2021	959,856	—	3,445,939	1,084,072	2,276,778	12,556	7,779,201
	2020	941,010	—	6,442,980	1,063,554	2,352,524	12,000	10,812,068
	2019	925,000	—	3,257,042	1,054,208	501,840	39,092	5,777,182

Joseph M. McFarland III Executive Vice President, Stores	2021	807,000	—	2,581,966	812,263	1,531,363	4,893	5,737,487
	2020	775,962	—	4,734,560	781,514	1,551,923	2,400	7,846,359
	2019	750,000	—	2,347,848	759,583	325,515	176,225	4,359,171

William P. Boltz Executive Vice President, Merchandising	2021	769,202	—	2,461,012	774,208	1,459,638	129,371	5,593,431
	2020	739,663	—	4,512,954	744,940	1,479,327	76,674	7,553,557
	2019	709,615	—	2,237,661	724,108	310,324	47,063	4,028,771

Seemantini Godbole Executive Vice President, Chief Information Officer	2021	699,365	—	1,958,094	616,013	1,327,116	108,387	4,708,975
	2020	672,500	—	3,077,393	507,981	1,345,000	100,414	5,703,288
	2019	626,442	—	2,443,212	467,223	266,922	209,323	4,013,122

(1)

The value of the stock and option awards presented in the table equals the grant date fair value of the awards for financial reporting purposes (excluding the effect of estimated forfeitures) computed in accordance with FASB ASC Topic 718. For financial reporting purposes, the Company determines the fair value of a stock or option award accounted for as an equity award on the grant date. The Company recognizes an expense for a stock or option award over the vesting period of the award. PSUs are expensed over the vesting period based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment in the period of the change. NEOs receive dividends on unvested shares of time-vested RSAs during the vesting period. Dividends are not paid or accrued on unearned PSUs. The right to receive dividends has been factored into the determination of the fair values used in the amounts presented above.

The assumptions used to calculate the grant date fair value of the option awards granted in fiscal 2021 are as follows: expected volatility of 29.54%, expected dividend yield of 1.72%, an assumed risk-free interest rate of 1.37% and expected term of 7 years. See Note 11, “Share-Based Payments,” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 28, 2022 for additional information about the Company’s accounting for share-based compensation arrangements, including the assumptions used in calculating the grant date fair values.

(2)

The amounts reported in this column include the sum of the grant date fair values of PSUs and RSAs. The 2021 PSUs will be earned based on the Company’s achievement of a three-year average ROIC goal and a relative TSR modifier. The PSUs are accounted for as equity awards. The 2021 stock award amounts include the following grant date fair values of the PSUs: Mr. Ellison — $5,656,832; Mr. Denton — $2,363,068; Mr. McFarland — $1,770,578; Mr. Boltz — $1,687,697; and Ms. Godbole — $1,342,809. The grant date fair values of the PSUs, assuming the maximum number of shares would be earned at the end of the three-year performance period, would have been: Mr. Ellison — $11,313,664; Mr. Denton — $4,726,135; Mr. McFarland — $3,541,157; Mr. Boltz — $3,375,393; and Ms. Godbole — $2,685,617.

(3)	The amounts shown in this column reflect payments made under the Company annual incentive plan, which paid out at 189.76% based on performance achievement described in more detail on page 38.

(4)	The amount shown in this column for Ms. Godbole for 2020 also reflects reimbursement for financial planning from the prior year.

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Compensation Tables

(5)	Company matching contributions to qualified and non-qualified deferred compensation plans and perquisites in excess of $10,000 for the 2021 fiscal year are itemized below:

	Company Matching Contributions to:
Name	401(k) Plan ($)	Benefit Restoration Plan ($)	Reimbursement of Tax and Financial Planning Costs ($)	Personal Use of Corporate Aircraft ($)	Other ($)	Total ($)
Mr. Ellison	—	—	—	70,282	4,422	74,704
Mr. Denton	—	—	12,000	—	556	12,556
Mr. McFarland III	—	—	—	—	4,893	4,893
Mr. Boltz	10,576	86,708	12,000	16,098	3,988	129,371
Ms. Godbole	11,264	81,342	12,000	—	3,781	108,387

“Other” perquisites and benefits include, in addition to the categories itemized above, company-encouraged physical examinations, individual disability insurance and recognition gifts associated with certain corporate events. All amounts presented above, other than the amount for personal use of corporate aircraft, equal the actual cost to the Company of the particular benefit or perquisite provided. The amount presented for personal use of corporate aircraft is equal to the incremental cost to the Company of such use. Incremental cost includes fuel, landing and ramp fees and other variable costs directly attributable to personal use. Incremental cost does not include an allocable share of the fixed costs associated with the Company’s ownership of the aircraft.

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Compensation Tables

Grants of Plan-Based Awards

This table presents the potential annual incentive awards the NEOs were eligible to earn in fiscal 2021, as well as the stock options, RSAs and PSUs awarded to the NEOs in fiscal 2021 and the grant date fair value of those awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ellison
Annual Incentive			725,000	2,900,000	5,800,000
PSUs	4/1/2021	3/19/2021				9,212	27,096	54,192				5,656,832
Options	4/1/2021	3/19/2021								51,691	191.32	2,595,136
RSAs	4/1/2021	3/19/2021							13,548			2,592,003
Mr. Denton
Annual Incentive			299,955	1,199,820	2,399,639
PSUs	4/1/2021	3/19/2021				3,848	11,319	22,638				2,363,068
Options	4/1/2021	3/19/2021								21,593	191.32	1,084,072
RSAs	4/1/2021	3/19/2021							5,660			1,082,871
Mr. McFarland III
Annual Incentive			201,750	807,000	1,614,000
PSUs	4/1/2021	3/19/2021				2,883	8,481	16,962				1,770,578
Options	4/1/2021	3/19/2021								16,179	191.32	812,263
RSAs	4/1/2021	3/19/2021							4,241			811,388
Mr. Boltz
Annual Incentive			192,300	769,202	1,538,404
PSUs	4/1/2021	3/19/2021				2,748	8,084	16,168				1,687,697
Options	4/1/2021	3/19/2021								15,421	191.32	774,208
RSAs	4/1/2021	3/19/2021							4,042			773,315
Ms. Godbole
Annual Incentive			174,841	699,365	1,398,731
PSUs	4/1/2021	3/19/2021				2,186	6,432	12,864				1,342,809
Options	4/1/2021	3/19/2021								12,270	191.32	616,013
RSAs	4/1/2021	3/19/2021							3,216			615,285

(1)

The NEOs are eligible to earn annual incentive compensation under the Company’s annual incentive plan for each fiscal year based on the Company’s achievement of one or more performance measures established at the beginning of the fiscal year by the Compensation Committee. For the 2021 fiscal year ended January 28, 2022, the performance measures selected by the Compensation Committee were the Company’s sales (weighted 40%), operating income (weighted 40%), inventory turnover (weighted 10%) and Pro sales growth (weighted 10%). The performance levels for the performance measures, the Company’s actual performance and the amounts earned by the NEOs for the 2021 fiscal year are shown on page 38. The amounts actually earned by the NEOs for the 2021 fiscal are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 44.

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Compensation Tables

(2)

The PSUs reported in this column are earned based on the Company’s ROIC over a three-year performance period and a relative TSR modifier. No dividends will accrue or be paid on the PSUs during the three-year performance period. The terms of the PSUs are described in more detail beginning on page 39.

(3)

The time-vested RSAs vest on the third anniversary of the grant date or, if earlier, the date the NEO terminates employment due to death or disability. For the NEOs who meet the retirement provisions of the applicable RSA grant agreements, their awards will vest upon retirement, but will not be transferred to the NEO until the original vesting date of the award. Retirement for this purpose is defined as the voluntary termination of employment with the approval of the Board at least six months after the grant date and on or after the date the NEO has satisfied an age and service requirement, provided the NEO has given the Board advance notice of such retirement. Messrs. Ellison, Denton, McFarland and Boltz and Ms. Godbole will satisfy the age and service requirement for retirement once their age in addition to years of service equals at least 70; provided the NEO is at least 55 years old. The NEOs receive cash dividends paid with respect to the RSA shares during the vesting period on the same terms as the other shareholders of the Company.

(4)

All options have a 10-year term and an exercise price equal to the closing price of the Common Stock on the grant date. The options vest in three annual installments on each of the first three anniversaries of the grant date or, if earlier, the date the NEO terminates employment due to death or disability. The options granted to the NEOs will become exercisable in the event of retirement, as defined in the applicable grant agreement, in accordance with the original three-year vesting schedule and remain exercisable until their expiration dates.

(5)

Amounts represent the grant date fair value of awards granted in fiscal 2021 for financial reporting purposes (excluding the effect of estimated forfeitures) computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the option awards granted are as follows: expected volatility of 29.54%, expected dividend yield of 1.72%, an assumed risk-free interest rate of 1.37% and expected term of seven years. The assumptions made in the valuation of the PSU awards are set forth in Note 11, “Share-Based Payments,” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 28, 2022. The valuation of the time-vested RSAs is based on the closing price of our Common Stock on the grant date.

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Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

This table presents information about unearned or unvested stock and option awards held by the NEOs on January 28, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Ellison	166,240	—	94.87	7/2/2028	60,072	14,116,319	240,303	56,468,802
	54,974	27,486(4)	108.93	4/1/2029
	40,005	80,009(5)	80.42	4/1/2030
	—	51,691(6)	191.32	4/1/2031
Mr. Denton	40,700	—	92.27	1/2/2029	28,410	6,676,066	113,653	26,707,318
	27,934	13,966(4)	108.93	4/1/2029
	19,047	38,094(5)	80.42	4/1/2030
	—	21,593 (6)	191.32	4/1/2031
Mr. McFarland III	43,810	—	114.07	10/1/2028	20,831	4,895,077	83,297	19,573,962
	20,127	10,063(4)	108.93	4/1/2029
	13,996	27,992(5)	80.42	4/1/2030
	—	16,179(6)	191.32	4/1/2031
Mr. Boltz	28,170	—	114.07	10/1/2028	19,848	4,664,082	79,407	18,659,851
	19,187	9,593(4)	108.93	4/1/2029
	13,341	26,682(5)	80.42	4/1/2030
	—	15,421(6)	191.32	4/1/2031
Ms. Godbole	7,616	—	92.27	1/2/2029	22,881	5,376,806	55,019	12,928,915
	12,380	6,190(4)	108.93	4/1/2029
	9,098	18,194(5)	80.42	4/1/2030
	—	12,270(6)	191.32	4/1/2031

(1)	The unvested RSAs vest as follows:

	4/1/2022	10/1/2022	4/1/2023	4/1/2024	Total
Mr. Ellison	18,800		27,724	13,548	60,072
Mr. Denton	9,550		13,200	5,660	28,410
Mr. McFarland III	6,890		9,700	4,241	20,831
Mr. Boltz	6,560		9,246	4,042	19,848
Ms. Godbole	4,230	9,130	6,305	3,216	22,881

(2)	Amount is based on the closing market price of the Company’s Common Stock on January 28, 2022 of $234.99.

(3)

The number of unearned PSUs in this column is calculated in accordance with SEC requirements and equals the maximum number of PSUs that may be earned based on the Company’s ROIC during the 2019 through 2023 fiscal year periods after applying the maximum relative TSR modifier. No dividends are paid or accrued on unearned PSUs.

(4)	These options vest in one annual installment on April 1, 2022.

(5)	These options vest in two annual installments on April 1, 2022 and April 1, 2023.

(6)	These options vest in three annual installments on April 1, 2022, April 1, 2023 and April 1, 2024.

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Compensation Tables

Option Exercises and Stock Vested at Fiscal Year-End

This table presents information about stock options exercised by the NEOs and the number and the value of the NEOs’ stock awards that vested during the 2021 fiscal year.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Mr. Ellison	—	—	51,290	10,037,966
Mr. Denton	—	—	9,650	2,494,332
Mr. McFarland III	—	—	10,740	2,187,738
Mr. Boltz	—	—	6,900	1,405,530
Ms. Godbole	15,234	1,500,478	5,420	1,400,962

Non-Qualified Deferred Compensation

The Company sponsors two non-qualified deferred compensation plans for the benefit of senior management employees: the Benefit Restoration Plan (the “BRP”) and the Cash Deferral Plan (the “CDP”).

Benefit Restoration Plan

The BRP allows a senior management employee to defer receipt of the difference between (i) 6% of the sum of base salary and annual incentive plan compensation and (ii) the amount the employee is allowed to contribute to the Company’s tax-qualified 401(k) Plan. The deferred amounts are credited to the employee’s BRP account. The Company makes matching contributions to the employee’s BRP account under the same matching contribution formula that applies to employee contributions to the 401(k) Plan. An employee’s account under the BRP is deemed to be invested in accordance with the employee’s election in one or more of the investment options available under the 401(k) Plan, except an employee may not elect to have any amounts deferred under the BRP after February 1, 2003 be deemed to be invested in Common Stock. An employee may elect to change the investment of the employee’s BRP account as frequently as each business day. An employee’s account under the BRP is paid to the employee in cash within 90 days of a 409A “separation from service”, unless later distribution is required for a “specified employee” under Code Section 409.

Cash Deferral Plan

The CDP allows a senior management employee to elect to defer receipt of up to 80% of his or her base salary, annual incentive plan compensation and certain other bonuses. The deferred amounts are credited to the employee’s CDP account. The Company does not make any contributions to the CDP. An employee’s CDP account is deemed to be invested in accordance with the employee’s election in one or more of the investment options available under the 401(k) Plan, except an employee may not elect to have any amounts deferred under the CDP be deemed to be invested in Common Stock. An employee may elect to change the investment of the employee’s CDP account as frequently as each business day. An employee’s account under the CDP is paid within 90 days of a 409A “separation from service”, unless later distribution is required for a “specified employee” under Code Section 409A. In addition, an employee may elect to have a portion of the employee’s deferrals segregated into a separate sub-account that is paid at a date elected by the employee so long as the date is at least five years from the date of the employee’s deferral election.

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Compensation Tables

The following table presents information about the amounts deferred by the NEOs under the Company’s two deferred compensation plans.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Ellison	BRP	—	—	—	—	—
	CDP	—	—	—	—	—
Mr. Denton	BRP	—	—	—	—	—
	CDP	—	—	—	—	—
Mr. McFarland III	BRP	—	—	—	—	—
	CDP	—	—	—	—	—
Mr. Boltz	BRP	118,420	86,708	1,788	—	318,589
	CDP	—	—	—	—	—
Ms. Godbole	BRP	113,275	81,342	8,851	—	400,801
	CDP	1,075,808	—	(3,283)	—	1,082,925

(1)

The amounts presented in this column are elective deferrals made by the NEOs from base salary paid during the 2021 fiscal year and annual incentive awards paid to the NEOs in March 2022 for the 2021 fiscal year. Of the amounts presented in this column, the following amounts have been reported in the “Salary” column for 2021 of the Summary Compensation Table of this Proxy Statement: Mr. Boltz – $30,842 and Ms. Godbole – $33,648.

(2)

The amounts presented in this column are matching contributions made by the Company with respect to deferrals from base salary paid to the NEOs during the 2021 fiscal year and annual incentive awards paid to the NEOs in March 2022 for the 2021 fiscal year.

(3)

None of the earnings credited under the two deferred compensation plans are considered above-market earnings under the proxy statement disclosure rules of the SEC. Accordingly, none of the amounts presented in this column have been included in the Summary Compensation Table or the proxy statement for any previous annual meeting.

(4)

Of the amounts presented in this column, the following amounts have been reported in the Summary Compensation Table of the Company’s proxy statements for all prior years starting with 2006 when the compensation disclosure rules were revised to include the current form of the Summary Compensation Table: Mr. Boltz – $86,708 under the BRP and Ms. Godbole – $155,207 under the BRP.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into Change-in-Control Agreements with each of the current NEOs and certain other senior officers of the Company. The agreements provide for certain benefits if the Company experiences a change-in-control followed by termination of the executive’s employment within 24 months following such change-in-control:

•	by the Company’s successor without cause, which means continued and willful failure to perform duties or conduct demonstrably and materially injurious to the Company or its affiliates; or

•	by the executive for good reason, including a downgrading of the executive’s position or duties or a change in compensation or geographic work location.

50	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Compensation Tables

The following describes the material provisions of the Change-in-Control Agreements that we have entered into with our NEOs. All of the agreements automatically expire on the second anniversary of a change-in-control notwithstanding the length of the terms remaining on the date of the change-in-control.

Accrued Obligations	The NEO receives the sum of (1) the NEO’s annual base salary through date of separation and (2) any accrued vacation pay to the extent not paid.
Severance Benefit	The NEO receives 2.99 times the sum of the present value of the NEO’s annual base salary, annual incentive compensation (as calculated pursuant to the agreement) and welfare insurance costs.
No Tax Gross-Up

There are no effective provisions for an excise tax gross-up. Instead, change-in-control payments will be subject to a provision, whereby the NEO will receive either the original amount of the payment or a reduced amount, depending on which amount will provide them a greater after-tax benefit.

Legal Fees	All legal fees and expenses reasonably incurred by the NEO in enforcing the agreement will be paid by the Company.
Restrictive Covenants

The Change-in-Control Agreements include restrictive covenants including, but not limited to, a covenant not to compete against the Company for the longer of (a) two years following termination of employment and (b) the period from the termination of employment through the last date of vesting for any non-vested equity awards held by the NEO and a covenant not to solicit Company employees or customers for two years following termination of employment.

The Company’s long term incentive plan provides that, if within one year after a change-in-control, an executive’s employment is terminated by the Company without cause or by the executive for Good Reason (as defined in the Change-in-Control Agreement), then all outstanding stock options will become fully exercisable and all outstanding RSAs will become fully vested. In the event of a change-in-control of the Company, the performance periods for all outstanding PSUs will terminate as of the end of the fiscal quarter preceding the change-in-control and the PSUs will be earned based on Company performance through such date. Under the terms of stock option, RSA and PSU award agreements, the executive is subject to a covenant not to compete against the Company for 24 months following termination of employment and, in the event of a breach, will forfeit awards or be required to repay the Company certain amounts with respect to awards.

Executive Vice Presidents covered by the Severance Plan who experience a Qualified Termination (as defined in the Severance Plan) are, subject to the terms of the Severance Plan, eligible to receive a benefit consisting of (i) cash severance equal to two times the sum of their annual base salary and target annual bonus to be paid in installments over 24 months in accordance with the Company’s normal payroll practices, (ii) continued participation in the employee health care plan maintained by the Company upon the same terms and conditions in effect for active employees until the earlier of the second anniversary of such termination or the date the Executive Vice President becomes covered under another employer’s health care plan and (iii) up to one year of Company-paid outplacement services. Payments made pursuant to the Severance Plan shall be reduced, in whole or in part, by all compensation received by or payable to the Executive Vice President for services rendered in any capacity to any third party during the severance period, with the exception of any compensation received for service on a board of directors or similar arrangement that existed on the termination date.

In the event Mr. Ellison’s employment with the Company is terminated involuntarily other than for Cause (as defined in his offer letter), and subject to the terms of his offer letter, Mr. Ellison is entitled to receive severance payments equal to two times the sum of his annual base salary and target annual bonus to be paid over 24 months in accordance with the Company’s normal payroll practices.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	51

Compensation Tables

The following table shows the amounts payable to the NEOs in the event their employment terminated at the end of the 2021 fiscal year due to their resignation, death, disability or retirement and the amounts payable under the Severance Plan, the Change-in-Control Agreements and the Long Term Incentive Plan if a change-in-control of the Company had occurred at the end of the 2021 fiscal year and/or the NEOs’ employment was terminated by the Company without Cause or by the NEO for Good Reason (in each case, as defined in the Change-in-Control Agreements) on January 28, 2022.

Name and Benefit	Voluntary Resignation ($)	Death ($)	Disability ($)	Retirement ($)(1)	Qualified Termination ($)(2)	Change of Control ($)	Change of Control and Qualifying Termination ($)
Mr. Ellison
Severance(3)	—	—	—	—	8,700,000	—	21,507,259
Stock Options(4)	—	18,089,222	18,089,222	—	—	—	18,089,222
Restricted Stock Awards(4)	—	14,116,319	14,116,319	—	—	—	14,116,319
Performance Share Units(5)	—	56,469,507	56,469,507	—	—	56,469,507	56,469,507
Welfare Benefits(6)	—	—	—	—	—	—	73,364
Total	—	88,675,048	88,675,048	—	8,700,000	56,469,507	110,255,672
Mr. Denton
Severance(3)	—	—	—	—	4,330,800	—	9,833,991
Stock Options(4)	—	8,591,710	8,591,710	—	—	—	8,591,710
Restricted Stock Awards(4)	—	6,676,066	6,676,066	—	—	—	6,676,066
Performance Share Units(5)	—	26,708,023	26,708,023	—	—	26,708,023	26,708,023
Welfare Benefits(6)	—	—	—	—	29,476	—	68,614
Total	—	41,975,799	41,975,799	—	4,360,276	26,708,023	51,878,405
Mr. McFarland III
Severance(3)	—	—	—	—	3,244,800	—	7,010,483
Stock Options(4)	—	6,301,802	6,301,802	—	—	—	6,301,802
Restricted Stock Awards(4)	—	4,895,077	4,895,077	—	—	—	4,895,077
Performance Share Units(5)	—	19,574,667	19,574,667	—	—	19,574,667	19,574,667
Welfare Benefits(6)	—	—	—	—	27,721	—	76,438
Total	—	30,771,546	30,771,546	—	3,272,521	19,574,667	37,858,467
Mr. Boltz
Severance(3)	—	—	—	—	3,092,800	—	6,682,387
Stock Options(4)	—	6,006,965	6,006,965	—	—	—	6,006,965
Restricted Stock Awards(4)	—	4,664,082	4,664,082	—	—	—	4,664,082
Performance Share Units(5)	—	18,660,556	18,660,556	—	—	18,660,556	18,660,556
Welfare Benefits(6)	—	—	—	—	27,721	—	76,782
Total	—	29,331,603	29,331,603	—	3,120,521	18,660,556	36,090,772
Ms. Godbole
Severance(3)	—	—	—	—	2,812,000	—	6,075,634
Stock Options(4)	—	4,128,389	4,128,389	—	—	—	4,128,389
Restricted Stock Awards(4)	—	5,376,806	5,376,806	—	—	—	5,376,806
Performance Share Units(5)	—	12,929,620	12,929,620	—	—	12,929,620	12,929,620
Welfare Benefits(6)	—	—	—	—	27,993	—	75,760
Total	—	22,434,815	22,434,815	—	2,839,993	12,929,620	28,586,209

(1)	No NEOs were eligible for retirement as of the end of the fiscal year 2021.

52	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Compensation Tables

(2)

The Board-approved severance plan described in more detail on page 51, covers all NEOs below the CEO. Mr. Ellison’s severance entitlements are governed by his offer letter, described in more detail on page 51. For Mr. Ellison, this represents an involuntary termination of employment other than for Cause (as defined in his offer letter) and for each other NEO this represents a Qualified Termination under the Severance Plan.

(3)

The amounts presented are payable as follows: (i) in the case of a Qualified Termination, in equal installments in accordance with the Company’s payroll practices for 24 months; and (ii) in the case if a Change in Control and Qualified Termination, in cash in a lump sum.

(4)

The amounts presented for the stock options and RSAs are equal to the values of the unvested in-the-money stock options and the restricted shares that would become vested based on the closing market price of the Common Stock on January 28, 2022 of $234.99.

(5)

The amounts presented for the PSUs are the value for the 2019, 2020 and 2021 PSU awards that would be earned assuming estimated performance through January 28, 2022 and based on the closing market price of the Common Stock on January 28, 2022 of $234.99.

(6)

The costs for Welfare Benefits include the Company costs for continuing coverage in the case of a Qualified Termination over a period of 24 months, as well as the Company costs for outplacement of all NEOs except Mr. Ellison. In the case of a Change-in-Control and Qualified Termination these amounts include costs to the Company and to the NEO and would be paid as a cash lump sum. Welfare Benefits costs in the case of death and disability are consistent with Company offerings for all employees.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”), of our median-paid employee and the Annual Total Compensation of our Chairman, President and Chief Executive Officer, Marvin R. Ellison.

•	For 2021, the Annual Total Compensation for Mr. Ellison, as reported in the Summary Compensation Table on page 44, was $17,871,716.

•	The Annual Total Compensation for 2021 for our median-paid employee, excluding Mr. Ellison, was $22,697.

•

Based on this information, for fiscal 2021, the ratio of the Annual Total Compensation of Mr. Ellison to the Annual Total Compensation of our median employee, a part-time hourly associate, was 787 to 1.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and employment and compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employee populations and employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our median compensated employee for 2021, in accordance with SEC rules we used the following methodology, material assumptions, adjustments and estimates:

•

We determined our employee population as of December 31, 2021, which was within the last three months of fiscal 2021 as required by the SEC rules. As of this date, we employed a total of approximately 325,000 employees, including those employed on a full-time, part-time, seasonal or temporary basis, of which approximately 28,000 were employed outside of the United States. We also included all employees from our acquisitions. In calculating the pay ratio we excluded, under the de minimis exception to the pay ratio rule, all of our approximately 3,800 employees who reside outside of the United States and Canada, or 1.17% of our total global workforce.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	53

Compensation Committee Interlocks and Insider Participation

•

We compared the payroll data of our employee population using a consistently applied compensation measure consisting of base salary, wages (including overtime), special cash payments, bonus or commission paid during the 12-month period ending December 31, 2021 (the “Estimated Compensation”).

•

Based on the Estimated Compensation of each employee, we identified a cohort of 61 employees (the “Median Cohort”), consisting of the median employee and 30 employees above and 30 employees below the median Estimated Compensation value. After evaluating the shared characteristics of the Median Cohort, we noted that the median employee’s compensation reflected anomalous characteristics (such as participation in non-U.S. compensation programs, a hire date during the fiscal year, or separation prior to the end of the fiscal year) that could significantly distort the pay ratio calculation. Therefore, we selected a similarly compensated employee from the Median Cohort that did not bear anomalous characteristics as a substitute median compensated employee.

•	We then calculated the Annual Total Compensation of the median compensated employee using the same methodology used for calculating Mr. Ellison’s Annual Total Compensation.

Compensation Committee Interlocks and Insider Participation

Raul Alvarez, David H. Batchelder, Angela F. Braly, Sandra B. Cochran and Daniel J. Heinrich served on the Compensation Committee in fiscal 2021. None of the directors who served on the Compensation Committee in fiscal 2021 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries during fiscal 2021 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2021, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer of such other entity served on the Company’s Board or the Compensation Committee.

54	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Related Person Transactions

Related Person Transactions

POLICY AND PROCEDURES FOR REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Company has a written policy and procedures for the review and approval of transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions in which related persons have a direct or indirect material interest (the “Policy”). Related persons include directors and executive officers of the Company and members of their immediate families. To help identify related person transactions and relationships, each director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or is proposed to have with the Company. The Company’s General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers about any such transactions. The General Counsel is also responsible for making a recommendation, based on the facts and circumstances in each instance, on whether the Company or the related person has a material interest in the transaction.

The Policy, which is administered by the Nominating and Governance Committee of the Board, includes several categories of pre-approved transactions with related persons, such as employment of executive officers and certain banking-related services. For transactions that are not pre-approved, the Nominating and Governance Committee, in determining whether to approve a transaction with a related person, takes into account, among other things, (i) whether the transaction would violate the Company’s Code of Business Conduct and Ethics, (ii) whether the transaction is on terms no less favorable than terms generally available to or from an unaffiliated third party under the same or similar circumstances and (iii) the extent of the related person’s interest in the transaction as well as the importance of the interest to the related person. In addition, the Committee will not approve any transaction if it determines the transaction to be inconsistent with the interests of the Company and its shareholders. No director may participate in any discussion or approval of a transaction for which he or she or a member of his or her immediate family is a related person.

APPROVED RELATED PERSON TRANSACTIONS

The Nominating and Governance Committee of the Company’s Board of Directors, which is comprised entirely of independent directors, has reviewed all of the material terms and approved the following transactions in accordance with the Policy. In presenting the transactions to the Nominating and Governance Committee, the Company confirmed that the terms of each are consistent with, and within the established range for, those provided to associates with comparable positions and tenure, and are expected to continue on such terms for the current fiscal year.

Sylvia Ellison, who is the sister of Marvin R. Ellison, the Company’s Chairman, President and Chief Executive Officer, has been employed by the Company as a field merchant since August 2020. Sylvia Ellison’s cash compensation paid in fiscal 2021, her first full year with the Company, including base salary, bonus and a new hire make-whole payment, was approximately $342,000, and she was granted an equity award for 131 RSAs, which vests over three years. She also received customary employee benefits.

Timothy Lollis, who is the brother-in-law of Marvin R. Ellison, the Company’s Chairman, President and Chief Executive Officer, has been employed by the Company as a store manager since February 2020. Timothy Lollis’ cash compensation paid in fiscal 2021, his first full year with the Company, including base salary and bonus, was approximately $215,000, and he was granted an equity award for 105 RSAs, which vests over three years. He also received customary employee benefits.

Christopher McFarland, who is the brother of Joseph M. McFarland III, the Company’s Executive Vice President, Stores, has been employed by the Company as an installation merchant since June 2019. Christopher McFarland’s cash compensation paid in fiscal 2021, including base salary and bonus, was approximately $257,000, and he was granted an equity award for 131 RSAs, which vests over three years. He also received customary employee benefits.

Jonathan McFarland, who is the brother of Joseph M. McFarland III, the Company’s Executive Vice President, Stores, has been employed by the Company as a merchandising assistant store manager since June 2020 and as a store manager trainee since August 2021. Jonathan McFarland’s cash compensation paid in fiscal 2021, his first full year with the Company, including base salary and bonus, was approximately $120,000, and he was granted an equity award of 27 RSAs, which vests over three years. He also received customary employee benefits.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	55

Audit Matters

REPORT OF THE AUDIT COMMITTEE

Audit Matters

REPORT OF THE AUDIT COMMITTEE

This report by the Audit Committee is required by the SEC rules. It is not to be deemed incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee has five members, all of whom are independent directors as defined by the Categorical Standards, Section 303A.02 of the NYSE Listed Company Manual and Rule 10A-3(b)(1)(ii) of the Exchange Act. Each member of the Audit Committee is “financially literate,” as determined by the Board, in its business judgment, and qualified to review and assess financial statements. The Board of Directors has determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and has designated Bertram L. Scott, Chair of the Audit Committee, Sandra B. Cochran and Brian C. Rogers, each as an “audit committee financial expert.”

The Audit Committee reviews the general scope of the Company’s annual audit and the fees charged by the Company’s independent registered public accounting firm, determines duties and responsibilities of the internal auditors, reviews financial statements and accounting principles being applied thereto and reviews audit results and other matters relating to internal control and compliance with the Company’s Code of Business Conduct and Ethics.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	met periodically with the Company’s head of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting;
•	discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•	reviewed and discussed with management and the independent registered public accounting firm management’s report and the independent registered public accounting firm’s report on the Company’s internal control over financial reporting and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions noted above and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022.

Bertram L. Scott, Chair

Sandra B. Cochran

Laurie Z. Douglas

Brian C. Rogers

Mary Beth West

56	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Audit Matters

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees billed to the Company for each of the last two fiscal years by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were:

	Fiscal 2020 ($)	Fiscal 2021 ($)
Audit Fees(1)	4,061,354	4,175,436
Audit-Related Fees(2)	100,265	1,092,383
Tax Fees(3)	20,876	19,747
All Other Fees(4)	9,096	9,096

(1)

Audit Fees consist of fees billed by the independent registered public accounting firm for the respective year for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services provided by the independent registered public accounting firm in connection with the Company’s statutory filings for the last two fiscal years. Audit fees also include fees for professional services rendered for the audit of the Company’s internal control over financial reporting.

(2)

Audit-Related Fees consist of fees billed by the independent registered public accounting firm for the respective year for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and include audits of the Company’s employee benefit plans, audits of certain subsidiaries and other consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees billed by the independent registered public accounting firm for the respective year for tax compliance, planning and advice.

(4)	All Other Fees consist of fees billed by the independent registered public accounting firm in fiscal 2020 and 2021 for training and subscriptions.

The Audit Committee has an established policy and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee as permitted by the Audit Committee’s charter, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. Any proposed services exceeding pre-approved fee levels require specific approval by the Audit Committee. The Audit Committee has pre-approved all audit and non-audit services provided in fiscal 2020 and fiscal 2021 in accordance with the Audit Committee’s policy and procedures.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	57

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation in Fiscal 2021

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation in Fiscal 2021

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote on an advisory resolution to approve the compensation of our named executive officers in fiscal 2021, which is described in this Proxy Statement.

The fundamental philosophy of our executive compensation program is to align our executives’ pay to overall Company growth and the effective execution of our business strategies. The primary objectives of our program are to:

•	Attract and retain executives who have the requisite leadership skills to support the Company’s culture and strategic growth priorities;

•	Maximize long-term shareholder value through alignment of executive and shareholder interests;

•	Align executive compensation with the Company’s business strategies, which are focused on driving operational excellence and better serving our customers; and

•	Provide market competitive total compensation with an opportunity to earn above market median pay when the Company delivers results that exceed performance targets, and below median pay when the Company falls short of performance targets.

The “Compensation Discussion and Analysis” section of this Proxy Statement provides a thorough description of how the Compensation Committee has designed and administered the executive compensation program to meet these objectives.

At the 2021 Annual Meeting of Shareholders, the Company provided shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers (commonly known as a “say-on-pay” vote), and shareholders approved our named executive officer compensation with approximately 92% of the votes cast in favor. At the 2017 Annual Meeting of Shareholders, the Company also asked shareholders to indicate whether a say-on-pay vote should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2017 Annual Meeting of Shareholders approximately 90% of the votes cast were in favor of an annual advisory vote, shareholders will have the opportunity to provide feedback to the Compensation Committee on our executive compensation program by endorsing or not endorsing the compensation of the named executive officers through a non-binding vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

Even though the result of the say-on-pay vote is non-binding, the Compensation Committee and the Board value the opinions that shareholders express in their votes and will carefully consider the results of the vote when making future executive compensation decisions. The next say-on-pay vote will be held at the 2023 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote “FOR” the resolution.

58	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal 2022

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal 2022

We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as Lowe’s independent registered public accounting firm for fiscal 2022.

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1982 and is considered by management to be well-qualified. From 1962 to 1981, predecessor accounting firms that were ultimately acquired by Deloitte & Touche LLP served as the independent auditors of the Company. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. A new lead engagement partner was selected for fiscal 2020.

The Audit Committee conducts a comprehensive annual review process to select and retain the Company’s independent registered public accounting firm. In connection with its annual review, the Audit Committee considered various factors as part of its assessment of the qualifications, performance, and independence of Deloitte & Touche LLP and its selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022. The factors are grouped into the following categories:

•	Quality of services,

•	Sufficiency of resources,

•	Communication and interaction, and

•	Independence, objectivity and professional skepticism.

The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Although shareholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	59

Proposal 4: Approval of Amended and Restated Long Term Incentive Plan

Proposal 4: Approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan

We are asking our shareholders to approve the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended by the Compensation Committee of the Board effective May 27, 2022.

Lowe’s currently maintains the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “LTIP”) under which the Company may award stock options, stock appreciation rights, stock awards and performance share awards to non-employee directors and employees. The Company’s shareholders approved the LTIP at the 2006 Annual Meeting of Shareholders and again in 2009 and 2014. The LTIP also was amended by the Compensation Committee in 2020 to revise various definitions and administrative provisions, modify minimum vesting conditions and omit provisions relating to mandatorily deferred stock awards.

The Compensation Committee has approved an amended and restated version of the LTIP, effective May 27, 2022, subject to shareholder approval (the “2022 LTIP”). The Board is not asking shareholders to approve an increase in the number of shares available for issuance under the LTIP. Whether or not this 2022 LTIP is approved by shareholders, the number of shares authorized for issuance under the plan will not change. But the 2022 LTIP does reflect a number of changes from the LTIP as last approved by shareholders, including: (i) extension of the term of the plan for 10 years from the date of shareholder approval, (ii) a one-year minimum vesting requirement applicable to all future awards granted under the 2022 LTIP, subject to certain limited exceptions, (iii) a $750,000 limit on non-employee director awards, (iv) removal of language itemizing a detailed list of performance criteria and other changes related to Section 162(m) of the Code as a result of changes in tax law, (v) greater specificity on the treatment of performance awards in connection with a change in control, (vi) new language to address the deferral of shares or consideration issuable under awards and the treatment (as permitted under NYSE rules) of awards and plans assumed in corporate transactions and (vii) revising definitions and providing additional detail regarding administration of the 2022 LTIP, including the treatment of awards in connection with a termination of employment, and making other technical or clarifying amendments.

The Board firmly believes that equity-based incentive awards play an important role in the Company’s ability to recruit, reward and retain employees and non-employee directors who provide valuable services to the Company. Equity awards also link the interests of the Company’s shareholders with the interests of key employees who have the ability to enhance the value of the Company. If the 2022 LTIP is not approved, the Company’s ability to grant equity awards will be limited in the coming years as the LTIP is currently scheduled to expire in 2024, and the Board would re-evaluate whether to propose alternatives, or alternative amendments, to the LTIP or consider alternative means of incentivizing and compensating employees and non-employee directors, such as through significant increases in other forms of compensation.

2022 LTIP SUMMARY

The principal features of the 2022 LTIP are described below. This summary is qualified in its entirety by reference to the full text of the 2022 LTIP which is attached as Appendix C to this Proxy Statement.

Administration

The Compensation Committee of the Board administers the 2022 LTIP, provided that the Board may concurrently administer the 2022 LTIP. The Committee, to the extent permitted by applicable law and stock exchange listing standards, may delegate to one or more committees, comprised of directors or officers, all or part of the Committee’s authority and duties with respect to granting and administering awards to or held by individuals who are not executive officers. The 2022 LTIP refers to the Committee and the Board or any such delegated committee as the “Administrator”.

The Administrator has broad authority to administer the 2022 LTIP. In addition to the responsibilities and authority described in the following paragraphs, the Administrator has complete authority to select the individuals who will participate in the 2022 LTIP, to grant awards upon such terms (not inconsistent with the terms of the 2022 LTIP) as the Administrator considers appropriate, to prescribe the form of agreements evidencing awards under the 2022 LTIP, to determine and interpret whether the terms and conditions of any awards have been satisfied and to make all other

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determinations necessary or advisable for the administration of the 2022 LTIP and awards.

The 2022 LTIP provides that no member of the Administrator or any employee of Lowe’s or its subsidiaries will be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the 2022 LTIP. The Company will indemnify each such person for any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred as a result of any action, suit or proceeding to which such person may be a party by reason of any action taken or omitted to be taken under the 2022 LTIP.

Term of the Plan

No awards may be granted under the LTIP after the expiration of its current term, which is scheduled to expire on March 20, 2024. If shareholders approve the 2022 LTIP, awards may be granted under it until May 27, 2032, and its terms will apply to all awards previously granted and then outstanding under the LTIP except to the extent such terms would require the consent of participants.

Eligibility

All employees of the Company and its subsidiaries and non-employee directors are eligible to to be granted awards under the 2022 LTIP. As described previously, the Administrator, in its sole discretion, determines participants from among those eligible. As of January 28, 2022, approximately 340,000 employees and 9 non-employee directors would be eligible to receive awards under the 2022 LTIP if it were then in effect. The 2022 LTIP limits the number of shares that may be subject to awards granted to a participant in any fiscal year, as described below. In addition, the grant date value of shares that may be awarded to a non-employee director in a fiscal year is no greater than $750,000.

Generally Applicable Terms

Section 10 of the 2022 LTIP contains a number of provisions that are applicable to all awards granted under the plan.

Minimum Vesting Period Applicable to All Award Types. The minimum vesting schedule for awards granted under the 2022 LTIP after May 27, 2022 will be no less than 12 months from the date of grant (or, in the case of awards to non-employee directors, no less than the period between successive annual meetings of shareholders), provided that the foregoing minimum vesting restrictions do not apply with respect to shares issued upon vesting in the event of acceleration due to death, disability, retirement, termination of employment following a change in control, or with respect to awards assumed in connection with a merger or similar transaction. In addition, the 12 month vesting condition does not apply to shares representing up to 5% of the number of shares of Common Stock issued or available for issuance from those shares under the LTIP as of March 21, 2014.

Acceleration of Awards. Except as otherwise provided in an award agreement, upon termination of an employee’s employment by the Company without “cause,” or by an employee for “good reason,” within one year following the occurrence of a “change in control,” as each term is defined in the 2022 LTIP, all outstanding options and stock appreciation rights held by such participant become fully exercisable and all restrictions and performance conditions on outstanding stock awards and performance shares awards held by the participant will lapse. Also, unless provided otherwise in an award agreement, any applicable performance goals will be deemed to have been met at the level specified in the award agreement based on actual performance through the fiscal period end immediately preceding such event, if calculable, or otherwise at target. Subject to the 12 month vesting condition terms of the 2022 LTIP, the Administrator otherwise may provide for the acceleration of awards in its discretion.

Clawback/Recoupment of Awards. The Administrator may require, as a condition to any award, a participant to agree to reimburse the Company for all or any portion of an award, terminate or rescind an award, or recapture any shares issued pursuant to an award in connection with any recoupment or clawback policy adopted by the Company.

Transferability. The Administrator may provide in an agreement for the transfer of an award by gift or pursuant to a qualified domestic relations order to any “family member” (as defined in the General Instructions to Form S-8 under the Securities Act) in accordance with the rules of Form S-8. Participants employed within the United States may also designate a beneficiary or beneficiaries to exercise any award or receive payment under any award payable on or after the participant’s death.

Deferral. The Administrator may establish one or more programs under the 2022 LTIP to require or permit participants to defer receipt of the shares or other consideration due upon the settlement of an award,

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including providing for procedures regarding such deferrals, the mechanisms for payments of, and accrual of interest or other earnings on, such deferred shares or amounts.

Award Types

Stock Awards. The 2022 LTIP permits the grant of stock awards, such as restricted stock, deferred stock, restricted stock units and deferred stock units, as well as any other form of stock-based award, under which a participant’s rights to the award or to shares issuable under the award are subject to forfeiture or is otherwise restricted for such periods of time and subject to such conditions as set forth in the award agreement. These conditions may include, for example, a requirement that the participant complete a specified period of service or that performance objectives be achieved. Unless and until forfeited in accordance with the terms of the applicable award agreement, a participant will have all rights of a shareholder with respect to a restricted stock award or other awards consisting of shares of common stock. No participant may be granted stock awards that will become vested or transferable based on performance objectives in any fiscal year for more than 600,000 shares of Common Stock.

Performance Shares and Performance Share Units. The 2022 LTIP also permits the award of performance shares and performance share units. A performance share or performance share unit is an award stated with reference to a number of shares or units of Common Stock that entitles the holder to receive a payment in shares or equal to the fair market value of shares if one or more performance criteria on the grant, issuance, vesting or forfeiture of such award is satisfied. The performance objectives may include, without limitation, Company-wide objectives or objectives that are related to the performance of the individual grantee or of a subsidiary, division, department, region or function within the Company or a subsidiary, and may be measured relative to the performance of other corporations. The performance measurement period shall be at least one year. To the extent that a performance share or performance share unit award is earned, it shall be settled by the issuance of Common Stock, unless the Administrator in its discretion provides that such settlement shall be in cash or a combination of cash and Common Stock. No participant may receive an award of performance shares or performance share units in any fiscal year for more than 600,000 shares of Common Stock. No payments will be made with respect to stock or performance share or performance share unit awards subject to performance objectives unless, and then only to the extent that, the Administrator determines and certifies that stated performance objectives have been achieved.

Options. Options granted under the 2022 LTIP to employees may be incentive stock options (“ISOs”) or non-qualified stock options. Only non-qualified stock options may be granted to non-employee directors. A stock option entitles the participant to purchase shares of Common Stock from the Company at an option price fixed by the Administrator at the time the option is granted. The option price cannot be less than the closing market price of a share of Common Stock on the date of grant. The option price may be paid in cash or, with the Administrator’s consent, with shares of Common Stock, or a combination of cash and Common Stock. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator. The maximum period in which an option may be exercised will be fixed by the Administrator at the time the option is granted but cannot exceed 10 years.

No employee may be granted ISOs (under the 2022 LTIP or any other plan of the Company) that are first exercisable in a fiscal year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no participant may be granted options in any fiscal year for more than 2,000,000 shares of Common Stock; provided, however, that in connection with his or her initial employment as an employee of the Company or a subsidiary, a participant may be granted options with respect to up to an additional 1,000,000 shares of Common Stock, which will not count against the foregoing annual limit.

Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the closing market price of a share of Common Stock on the date of grant. The 2022 LTIP also provides that a SAR may be settled, at the Administrator’s discretion, in cash, with Common Stock, or a combination of cash and Common Stock.

SARs may be granted in relation to option grants or independently of option grants. SARs may be exercised at such times and subject to such conditions as may be prescribed by the Administrator, except that a SAR that is granted in relation to an option grant must be surrendered to the extent that the stock option to which it relates is exercised, and vice versa. The maximum period in which a SAR may be exercised will be fixed by

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the Administrator at the time the SAR is granted but in the case of a SAR granted in relation to a stock option, the term cannot exceed 10 years from the date such related option was granted.

No employee participant may be granted SARs in any fiscal year for more than 1,500,000 shares of Common Stock; provided, however, that in connection with his or her initial employment as an employee of the Company or a subsidiary, a participant may be granted SARs with respect to up to an additional 1,000,000 shares of Common Stock, which will not count against the foregoing annual limit. For purposes of this limitation (and the limitation on individual option grants), an option and a corresponding SAR are treated as a single award.

Common Stock Available for Awards

As of January 28, 2022, approximately 27 million shares of Common Stock remained available for future awards under the LTIP. No additional shares are being added to the 2022 LTIP as part of this amendment and restatement.

Shares of Common Stock subject to an award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of shares to the participant will again be available for award under the 2022 LTIP. Shares withheld or surrendered in payment of the exercise price or taxes relating to an award will be considered delivered to the participant and will not be available for future awards under the 2022 LTIP. In addition, if the amount payable upon exercise of an option or if a SAR is settled in shares of Common Stock, the total number of shares subject to the option or SAR (as the case may be) will be considered delivered to the participant (regardless of the number of shares actually paid to the participant) and will not be available for awards under the 2022 LTIP. Further, Common Stock repurchased on the open market with cash proceeds from exercise of an option shall not be available for an award under the 2022 LTIP. Subject to the foregoing provisions, the Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in the number of shares available under the 2022 LTIP or in any award granted under the 2022 LTIP if the number of shares actually delivered differs from the number of shares previously counted in connection with an award.

The aggregate limitation on the number of shares of Common Stock that may be issued under the 2022 LTIP will be adjusted proportionately, as the Committee determines appropriate, in the event of a corporate transaction involving the Company (including without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares). The terms of outstanding awards and the limitations on individual grants also may be adjusted by the Administrator to reflect such changes.

The Committee may make awards in substitution for similar awards held by an individual who becomes an employee in connection with the acquisition by the Company or a subsidiary of another entity, an interest in another entity or an additional interest in such an entity, with appropriate adjustment in the terms of such awards as determined by the Committee. Substitute awards do not reduce the number of shares authorized for issuance under the 2022 LTIP. In addition, to the extent allowed under stock exchange rules, the shares available for grant under a pre-existing plan sponsored by an entity acquired by the Company or a subsidiary (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2022 LTIP and shall not reduce the number of shares otherwise authorized for issuance pursuant to the 2022 LTIP.

Amendment and Termination

No awards may be granted under the 2022 LTIP after May 27, 2032. The Committee may, at any time and from time to time, amend, modify or terminate the 2022 LTIP without shareholder approval; provided, however, that the Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. Without the further approval of the shareholders of the Company, no amendment or modification may “reprice” options or SARs and no Option or SAR with an exercise price or initial value per share in excess of the then current fair market value of a share shall be cancelled in exchange for cash, other Awards or Options or SARs having a lower Option exercise price or SAR initial value except in connection with a change in control. Finally, no amendment or modification may adversely affect any award previously granted under the 2022 LTIP, without the written consent of the participant; provided, however, that no consent will be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable to comply with any

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Proposal 4: Approval of Amended and Restated Long Term Incentive Plan

applicable law or accounting standard or is not reasonably likely to significantly diminish the benefits under the award. The Committee is not permitted to amend awards without an award holder’s written consent following a change in control.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief general description of the consequences under the Internal Revenue Code and current federal income tax regulations of the receipt or exercise of awards under the 2022 LTIP.

Stock Awards and Performance Share Awards. Unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving an award of restricted or deferred stock or restricted or deferred stock units, whether or not subject to performance conditions, will not recognize income, and the Company will not be allowed a tax deduction, until such time as the shares or units first become transferable or are no longer subject to a substantial risk of forfeiture. At such time, the participant will recognize ordinary income equal to the fair market value of the Common Stock and the Company will be entitled to a corresponding tax deduction at that time (subject to Internal Revenue Code Section 162(m) limitations).

Non-Qualified Stock Options. There will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted non-qualified stock option. However, the participant will realize ordinary income on the exercise of the non-qualified stock option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction (subject to Internal Revenue Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant’s holding period.

ISOs. There will be no federal income tax consequences to either the Company or the participant upon the grant of an ISO or the exercise thereof by the participant, except that upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If the participant holds the shares of Common Stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of Common Stock (the “required holding period”), the difference between the aggregate option price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other disqualifying disposition during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount (subject to Internal Revenue Code Section 162(m) limitations).

SARs. A participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When a participant exercises the SAR, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Internal Revenue Code Section 162(m) limitations).

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Proposal 4: Approval of Amended and Restated Long Term Incentive Plan

FUTURE BENEFITS UNDER THE 2022 LTIP

The Administrator has made no determination as to future grants or awards under the 2022 LTIP. However, the Compensation Committee intends to make future grants of equity awards under the 2022 LTIP substantially consistent with past practice. The closing price of Lowe’s Common Stock on the New York Stock Exchange on January 28, 2022 was $234.99.

PREVIOUS LTIP AWARDS

The following table sets forth, with respect to the individuals and groups named below, the aggregate number of shares subject to equity awards granted under the LTIP since March 22, 2014, when the LTIP was last amended and restated by shareholders, through January 28, 2022, whether or not currently outstanding, vested or forfeited, as applicable.

Name of Individual or Group	Stock Options (#)	Type of Award Stock Awards(1) (#)	Performance-Based Stock Awards(2) (#)
Marvin R. Ellison Chairman, President and Chief Executive Officer	420,405	111,362	297,886
David M. Denton Executive Vice President, Chief Financial Officer	161,334	38,060	113,656
Joseph M. McFarland III Executive Vice President, Stores	132,167	31,571	83,300
William P. Boltz Executive Vice President, Merchandising	112,394	26,748	79,410
Seemantini Godbole Executive Vice President, Chief Information Officer	80,982	28,301	55,022
All current executive officers as a group	1,210,501	323,764	876,840
All current non-employee directors as a group	—	83,000	—
All employees, including all current officers who are not executive officers, as a group	5,238,178	9,911,722	3,413,093
(1)	Represents the aggregate number of shares subject to awards of restricted stock, restricted stock units and deferred stock units and are not subject to performance conditions.

(2)	Represents the aggregate number of shares subject to PSUs at maximum performance.

The Board of Directors unanimously recommends a vote “FOR” the 2022 LTIP.

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Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information as of January 28, 2022 with respect to stock options and stock unit awards outstanding and shares available for future awards under all of Lowe’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,307,430	106.43	46,429,292	(3)
Equity compensation plans not approved by security holders	0	0	0
Total	4,307,430	106.43	46,429,292	(3)
(1)

Column (a) contains information regarding stock options and deferred, performance and restricted stock units only; there are no warrants or stock appreciation rights outstanding. As of January 28, 2022, there were 646,060 performance stock units outstanding. Column (a) includes 1,292,120 performance stock units which is equal to the maximum number of performance stock units that would be earned if the maximum performance goals were achieved. The weighted-average exercise price shown in column (b) does not take into account deferred, performance or restricted stock units because they are granted outright and do not have an exercise price.

(2)	In accordance with SEC rules, this column does not include shares available under the Lowe’s 401(k) Plan.

(3)	Includes the following:

•

26,988,242 shares available for grants of stock options, stock appreciation rights, stock awards, performance shares, and deferred, performance and restricted stock units to key employees and outside directors under the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended (“LTIP”). Stock options granted under the LTIP have terms of ten years, with one-third of each grant vesting each year for three years and are assigned an exercise price equal to the closing market price of a share of Common Stock on the date of grant. No awards may be granted under the LTIP after 2024.

•

19,441,050 shares available for issuance under the Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan. Eligible employees may purchase shares of Common Stock through after-tax payroll deductions. The purchase price of this stock is equal to 85% of the closing price on the date of purchase for each semi-annual stock purchase period.

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Proposal 5: Shareholder Proposal – Report on Racial and Gender Pay Gaps

Proposal 5: Shareholder Proposal – Report on Racial and Gender Pay Gaps

Arjuna Capital, on behalf of Eleanor and Richard Shorter, has informed the Company that it intends to present the proposal set forth below for consideration at the Annual Meeting.

Racial & Gender Pay Gaps

Whereas: Pay inequities persist across race and gender and pose substantial risk to companies and society. Black workers’ hourly median earnings represent 64 percent of white wages. The median income for women working full time is 83 percent that of men. Intersecting race, Black women earn 63 cents, Native women 60 cents, and Latina women 55 cents. At the current rate, women will not reach pay equity until 2059, Black women until 2130, and Latina women until 2224.

Citigroup estimates closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional national income. PwC estimates closing the gender pay gap could boost Organization for Economic Cooperation and Development (OECD) countries’ economies by 2 trillion dollars annually.

Actively managing pay equity is associated with improved representation and diversity is linked to superior stock performance and return on equity. Minorities represent 32 percent of Lowe’s workforce and 24 percent of leadership. Women represent 39 percent of the workforce and 30 percent of leadership.

Best practice pay equity reporting consists of two parts:

1.	unadjusted median pay gaps, assessing equal opportunity to high paying roles,

2.	statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.

Lowe’s does not report unadjusted or adjusted pay gaps. Over 20 percent of the 100 largest U.S. employers currently report adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization. The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.

While Lowe’s reports diversity data, unadjusted median and adjusted pay gaps show, quite literally, how Lowe’s assigns value to its employees through the roles they inhabit and pay they receive. Pay gap reporting provides digestible, comparable data to determine progress over time.

Resolved: Shareholders request Lowe’s report on unadjusted median and adjusted pay gaps across race and gender, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

Racial/gender pay gaps are defined as the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings (Wikipedia/OECD, respectively).

Supporting Statement: An annual report adequate for investors to assess performance could, with board discretion, integrate base, bonus and equity compensation to calculate:

•	percentage median and adjusted gender pay gap, globally and/or by country, where appropriate

•	percentage median and adjusted racial/minority/ethnicity pay gap, U.S. and/or by country, where appropriate

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Proposal 5: Shareholder Proposal – Report on Racial and Gender Pay Gaps

Lowe’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that it is not in the best interests of our shareholders. Lowe’s philosophy for compensation is to provide competitive pay and to drive and reward performance. Lowe’s current compensation structure and pay decisions are based on our associates’ roles, responsibilities, performance, skills, experience and other appropriate non-discriminatory factors.

Lowe’s is Committed to Promoting and Maintaining a Diverse and Inclusive Workplace.

Lowe’s is committed to cultivating a diverse and inclusive workplace where associates can grow and thrive. Lowe’s culture, diversity and inclusion strategy is comprised of numerous elements, including development programs, Business Resource Groups (“BRGs”) and unconscious bias training. Lowe’s believes that, by building diverse and inclusive teams, we drive better ideas, positive business results and improved service through a deeper connection with customers.

In fiscal 2019, Lowe’s kicked-off a multi-year program to integrate diversity and inclusion initiatives into corporate strategy across three key areas of focus: talent, culture and business. Since the program’s inception, Lowe’s has seen significant progress in the representation of women and people of color at the executive and officer level, due in large part to a robust talent and succession planning process that supports the development of a diverse talent pipeline for leadership and other critical roles. Currently, 64% of director nominees and 56% of our executive officers are gender diverse and/or racially or ethnically diverse.

Lowe’s is also proud of our diverse workforce. In 2021, we published our inaugural diversity report, the 2020 Culture, Diversity & Inclusion Update, which highlights our diversity and inclusion initiatives and opportunities and provides additional information on how we assess diversity among our associates. We plan on publishing these reports annually to keep our stakeholders abreast of our diversity and inclusion strategy and results. In addition, we began publicly disclosing our consolidated EEO-1 report data in 2021. In 2021, with respect to gender diversity, our total U.S. workforce was comprised of 39% women, with 40% holding non-management positions and 31% of those in manager and above positions. With respect to racial and ethnic diversity, 35% of the total U.S. workforce is diverse, with 35% of non-management associates being diverse and 26% of those holding manager positions and above being diverse.

Lowe’s Compensation Structure Supports Fair Pay.

We believe it is critical that we strive to provide pay that is competitive in the marketplace and equitable across our diverse workforce. Lowe’s Code of Business Conduct and Ethics and Equal Opportunity Policy evidence Lowe’s commitment that all associates should be treated fairly and equally. Lowe’s administers all personnel practices, including associate pay decisions, without regard to race, color, religious creed, sex, gender, age, ancestry, national origin, mental or physical disability or medical condition, sexual orientation, gender identity or expression, marital status, military or veteran status, genetic information or any other category protected under federal, state or local law.

Lowe’s evaluates and sets pay structures based on market and benchmark data. In setting pay for associates, Lowe’s evaluates the knowledge, skills and ability a candidate or associate possesses in conjunction with the role, business function, location and other non-discriminatory factors as appropriate. To address potential issues regarding pay, Lowe’s regularly reviews pay decisions and makes adjustments at appropriate levels among our workforce. As with many of the initiatives that our management team has implemented over the past few years, we have made positive strides in this area, and plan to continue to focus on these issues.

We believe Lowe’s success in fostering a supportive workplace is demonstrated by the numerous employer of choice awards and recognitions that we have received, including the following:

•	Lowe’s was named as a 2021 Human Rights Campaign Best Place to Work for LGBTQ Equality;

•	Lowe’s was named one of the 2021 “Top 50 Best-of-the-Best Corporations for Inclusion” by the National Business Inclusion Consortium;

•	Lowe’s was named one of the 2021 “World’s Most Admired Companies” by Fortune; and

•	Lowe’s was named a 2021 “Best of the Best Top Employer” by the Black EOE Journal, HISPANIC Network Magazine and Professional Woman’s Magazine.

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Proposal 5: Shareholder Proposal – Report on Racial and Gender Pay Gaps

Lowe’s is Committed to Recruiting and Retaining Top Talent.

Lowe’s has partnered with a number of external organizations that provide world-class leadership development programs for women and people of color to build skills for navigating the complexities of a large organization. In 2020, Lowe’s joined the OneTen coalition to advance the careers of one million Black Americans over the next 10 years. Additionally, as noted above, our talent and succession planning process supports the development of a diverse talent pipeline for leadership and other critical roles.

Lowe’s is committed to securing top talent and providing ongoing training to facilitate meaningful careers at the Company. Lowe’s has implemented several formal development programs in support of our talent strategy. For example, in 2021, we expanded our existing women’s leadership development programs by providing more resources, hosted the ninth annual Women’s Leadership Summit and cascaded a similar women’s event experience to female front-line leaders in our stores and throughout the supply chain through Lowe’s Leadership Academy.

We also offer a variety of leadership and development programs that develop diverse and other high potential associates. We have certification programs available to our store and technology associates to further develop their skills and knowledge base. Additionally, Lowe’s Track to the Trades program provides tuition reimbursement to our associates, encouraging them to complete apprentice certifications in carpentry, plumbing, electrical, HVAC or appliance repair. In 2021, we also launched a program expanding opportunities for women and people of color through stretch assignments. In addition, to foster an inclusive culture, we also launched seven associate-led BRGs in 2019, which are sponsored by our executive leadership team, and added a new multigenerational BRG in 2021. Through the BRGs, Lowe’s is proud to host community conversations, provide resources and guidance to associates, as well as opportunities to celebrate our diverse identities.

Our Board remains committed to promoting a diverse and inclusive culture and maintaining fair pay practices. Consistent with our current practice, we will continue to regularly review pay decisions based on market and benchmark data, study and assess associate pay and make appropriate adjustments to promote fair pay across our organization.

Summary

The Board believes that Lowe’s current compensation practices promote diversity, inclusion and fair pay across our diverse workforce. Further, Lowe’s evaluates and sets its pay structure based on market and benchmark data to promote competitive compensation practices. In addition, pay decisions are regularly reviewed and adjusted, as appropriate, based on the given role, responsibilities, skills, experience, performance and other appropriate non-discriminatory factors. Accordingly, while Lowe’s welcomes continued engagement with shareholders on these issues, the Board believes that adoption of this proposal is not advisable in light of our existing practices.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	69

Proposal 6: Shareholder Proposal – Amend Proxy Access

Proposal 6: Shareholder Proposal – Amend Proxy Access

John Chevedden has informed the Company that he intends to present the proposal set forth below for consideration at the Annual Meeting.

Proposal 6 — Make Proxy Access More Diverse

Shareholders request that our board of directors take the necessary steps to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access. Proxy access allows a group of shareholders to nominate a director who will compete with management nominated directors to see who gets more votes. Competition is good for our board of directors.

Currently a strict limit of 20 shareholders must have owned $5 Billion of Lowe’s stock for an unbroken 3-years in order to nominate one candidate for the board under our proxy access rules (Lowe’s market cap of $175 Billion times 3% equals $5 Billion). A strict limit of 20 deep pocket shareholders with $5 Billion of Lowe’s stock does not allow for a diverse group of shareholders. It calls for an average stock ownership of $250 million for each shareholder who participates in nominating a director.

It is disappointing that management does not support the diversity that this proposal calls for. As a practical matter it is unlikely that more than 50 shareholders would participate in nominating a director using proxy access with this proposal.

There is hardly any administrative difference in 20 shareholders submitting proof of owning of $5 Billion of Lowe’s stock compared to 50 shareholders submitting proof of owning $5 Billion of Lowe’s stock. And adopting this proposal would show management’s commitment to diversity. This proposal is asking for so little in the name of diversity and unfortunately management has a take no prisoners view.

Our current proxy access is way out of balance and too difficult for shareholders to make use of. The evidence is that there has not been one proxy access candidate placed on the ballot of any major company during the past 6-years. There have been 500 companies with a shareholder right for proxy access during these 6-years.

6-years times 500 companies times equals 3,000 company years without one proxy access candidate. This means that under the current rules and the law of averages a company, such as Lowe’s would not expect one proxy access director candidate during the next 3,000-years. This is way out of balance as far as shareholders are concerned.

Lowe’s management even went to the corporate war chest in 2021 to send last minute red-letter messages to shareholders to oppose this proposal topic. Management can now at least commit to not repeating this practice in 2022 in the name for fair play and diversity.

Please vote yes:

Make Proxy Access More Diverse — Proposal 6

70	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 6: Shareholder Proposal – Amend Proxy Access

Lowe’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal, which as the Proponent notes is similar to a proposal that he submitted to the Company and was voted on at last year’s Annual Meeting, and has determined that it is not in the best interests of our shareholders. Our current proxy access bylaw provides shareholders with a meaningful opportunity to nominate directors, aligns with market practice and complements our other strong governance practices.

Lowe’s Has Already Implemented a Proxy Access Bylaw Which Strikes the Right Balance Between Promoting Shareholder Rights and Protecting the Interests of Shareholders

The Board adopted proxy access in March 2016. As a result, our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding Common Stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of (i) two or (ii) 20% of the Board or, if such amount is not a whole number, the closest whole number below 20%, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws applicable for all director nominees.

When our Board adopted these terms, commonly referred to as a 3/3/20/20 proxy access standard, it evaluated a number of different factors. Those factors included providing shareholders meaningful participation in the director nomination process, as well as the importance of instituting reasonable procedural requirements. In contrast to the Proponent’s claim, the Company believes that allowing an unlimited number of shareholders to reach the 3% ownership standard required to invoke proxy access is an unreasonable effort to shift administrative costs to all shareholders; even having to verify ownership of 50 shareholders, as speculated by the Proponent, would be expensive, unwieldy and time-consuming. Moreover, if a group of 20 shareholders are not able to satisfy the 3% ownership condition currently contained in the Company’s proxy access bylaw, it suggests that those shareholders may be advocating for proxy access nominees who would not be supported by most Company shareholders.

After reviewing this shareholder proposal, the terms of our proxy access bylaw and additional information, including the market practices discussed below, the Board continues to believe that our existing proxy access bylaw appropriately balances the shareholder right to proxy access with the best interests of all our shareholders. Our Board believes that a 20 shareholder limit is appropriate because it recognizes administrative considerations and costs while still affording shareholders a meaningful proxy access right. In connection with our 2021 Annual Meeting, our shareholders voted on a proxy access proposal submitted by the Proponent, which requested the Board to take the steps necessary to amend our proxy access bylaw to remove the shareholder aggregation limit. Our shareholders rejected the proposal with more than 67% of votes cast against.

Our Existing Proxy Access Bylaw Limit is Consistent with Market Practices

Our Bylaw’s limit on the size of a proxy access nominating group is in line with current market practices, with the vast majority of companies imposing the same or a more restrictive limit. Of the 742 companies that adopted proxy access from 2015 through March 2022, over 92% have adopted a 20 shareholder limit on the size of the nominating group, and our 20 shareholder limit is the same or more permissive than the limit adopted at 99% of companies with proxy access provisions. The limit on the size of the nominating group is designed to control the administrative burden of confirming and monitoring share ownership of a large nomination group. Under the current threshold, our shareholders already have the meaningful ability to aggregate their ownership and participate in the director nomination and election process.

Lowe’s is Committed to Shareholder Engagement and Sound Governance Practices that Empower our Shareholders

The Board also believes that adoption of this proposal is unnecessary because the Company is committed to high standards of corporate governance and has already taken a number of steps to further achieve greater transparency and accountability to shareholders. With respect to our proxy access bylaw in particular, in 2019, the Board amended the proxy access bylaw to remove the restriction on the re-nomination of a proxy access nominee based on the percentage of votes received in prior elections. Furthermore, our robust shareholder engagement program empowers shareholders to raise their concerns with the Company and enables the Company to effectively address these concerns in a transparent manner.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	71

Proposal 6: Shareholder Proposal – Amend Proxy Access

In addition to our proxy access rights described above, the Board regularly reviews our corporate governance practices to identify and, where appropriate, to adopt potential enhancements. Some of the Company’s strong governance policies and practices include:

•	Annual election of directors by a majority of votes cast in uncontested elections;

•	10 of 11 director nominees are independent, including our Lead Independent Director, and the five Board committees are comprised only of independent directors;

•	The Nominating and Governance Committee evaluates each director annually and makes a recommendation to the Board on his or her nomination for election;

•	Shareholders owning 15% of shares outstanding have the right to call a special meeting of shareholders (threshold was reduced from 25% to 15% at the 2020 Annual Meeting pursuant to a management proposal);

•	We provide opportunities for our shareholders to communicate directly with our Board; and

•	Our Board is highly engaged, including on matters of corporate strategy, governance and sustainability-related matters.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures.

Summary

The Board continues to believe that the current proxy access bylaw provides a meaningful opportunity for our shareholders to nominate directors and is in line with current market practices. Our robust shareholder engagement program provides multiple opportunities for our shareholders to communicate directly with the Board. In light of these practices, the Board believes that adoption of this proposal is not advisable. Lowe’s welcomes continued engagement with shareholders on these issues.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

72	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 7: Shareholder Proposal – Report on Risks of State Policies Restricting Reproductive Health Care

Proposal 7: Shareholder Proposal – Report on Risks of State Policies Restricting Reproductive Health Care

The Educational Foundation of America has informed the Company that it intends to present the proposal set forth below for consideration at the Annual Meeting.

WHEREAS

Access to abortion is being challenged at the state and federal level in the U.S. A patchwork of laws regulates access to abortion and broader reproductive rights. Since 2011, state legislatures have passed more than 600 restrictive laws. Other states have enacted legislation that protects these rights. Eleven states ban abortion coverage in all state-regulated private insurance plans, while six states require private insurance plans to cover abortion. Lowe’s Companies, Inc. (“Lowe’s) has operations in all 50 states subject to this patchwork of laws.

Should Roe v. Wade be weakened or overturned as is widely anticipated, many Lowe’s employees will face challenges accessing abortion care and other sexual and reproductive health care. Employers as well as employees bear the cost of restricted access to health reproductive health care. For example, women who cannot access abortion are three times more likely to leave the workforce than women who were able to access abortion when needed. The Institute for Women’s Policy Research estimates that state-level abortion restrictions annually keep more than 500,000 women aged 15 to 44 out of the workforce. (https://bit..ly/3Dt5bQq)

North Carolina passed a pre-Roe law that, if revived, would outlaw all abortions within the state. Should that occur, Lowe’s may find it difficult to recruit employees to North Carolina, or to the 20+ states now considered likely to outlaw abortion if Roe is overturned. (https://bit..ly/3Ctj3ZI) This may harm its ability to meet diversity and inclusion goals, with negative consequences to performance, brand and reputation.

In a nationwide survey of U.S. consumers in 2021, 64% said employers should ensure that employees have access to the reproductive health care they need, and 42% would be more likely to buy from a brand that publicly supported reproductive health care. (https://bit..ly/3nmzd2U) Surveys consistently show that a majority of Americans want to keep the Roe v. Wade framework intact. (https://wapo..st/3cmRLK2)

RESOLVED: Shareholders request that Lowe’s issue a public report prior to December 31, 2022, omitting confidential and privileged information and at a reasonable expense, detailing any known and any potential risks and costs to the Company caused by enacted or proposed state policies severely restricting reproductive health care, and detailing any strategies beyond litigation and legal compliance that the Company may deploy to minimize or mitigate these risks.

SUPPORTING STATEMENT: Shareholders recommend that the report evaluate any risks and costs to the company associated with new laws and legislation severely restricting reproductive rights, such as SB8 in Texas, and similar restrictive laws proposed or enacted in other states. In its discretion, the board’s analysis may include any effects on employee hiring, retention, and productivity, and decisions regarding closure or expansion of operations in states proposing or enacting restrictive laws and strategies such as any public policy advocacy by the company, related political contributions policies, and human resources or educational strategies.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	73

Proposal 7: Shareholder Proposal – Report on Risks of State Policies Restricting Reproductive Health Care

Lowe’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that it is not in the best interests of our shareholders. Lowe’s commitment to excellent customer service is delivered by our associates, who are integral to Lowe’s success. Central to Lowe’s commitment is making Lowe’s a great place for women to start and grow in their careers. Additionally, Lowe’s offers attractive compensation and benefits tailored to the needs of our associates. Lastly, we believe the preparation of the report requested in this broadly-worded proposal would be an unproductive use of resources and would not yield information that we believe would be insightful or informative for shareholders, associates and other stakeholders.

Lowe’s is Committed to a Positive and Supportive Workplace for Women.

We believe Lowe’s is a great place to work, including for women. Additionally, Lowe’s is working hard to provide equal opportunities for advancement throughout the organization. In 2021, our total U.S. workforce was comprised of 39% women, and 33% of our executive officers were women. Lowe’s strategy for supporting women is based on four pillars:

•	Hire: Recruit talented women from all backgrounds to work with Lowe’s

•	Retain: Offer compelling benefits for women to stay at Lowe’s

•	Advance: Create career development programs and offer advancement opportunities

•	Celebrate: Acknowledge, value and honor women

To this end, Lowe’s has partnered with a number of organizations that provide world-class leadership development programs for women and people of color to build skills for navigating the complexities of a large organization. Additionally, Lowe’s robust talent and succession planning process supports the development of a diverse talent pipeline for leadership and other critical roles. In 2021, Lowe’s expanded existing women’s leadership development programs by providing more resources, hosted the ninth annual Women’s Leadership Summit and cascaded a similar women’s event experience to female front-line leaders in stores and throughout the supply chain through Lowe’s Leadership Academy. Lowe’s associate-led Women Empowered BRG continues to support women at Lowe’s by providing a space to collaborate, network and learn together, and is Lowe’s largest BRG by membership.

As a result of these efforts, Lowe’s has been recognized by a number of industry-leading external organizations, including being named: a 2021 “Best of the Best Top Employer” by Professional Woman’s Magazine, one of the 2021 “Top 50 Best-of-the-Best Corporations for Inclusion” by the National Business Inclusion Consortium, one of the 2021 “World’s Most Admired Companies” by Fortune and one of the 2021 “Top Companies in Charlotte, North Carolina” by LinkedIn.

Lowe’s Offers Comprehensive and Competitive Benefits to Associates.

Lowe’s operates in communities across the United States and provides attractive compensation and benefits tailored to the needs of our associates and in compliance with a wide range of labor and employment laws and regulations. Lowe’s recognizes the importance of creating a workplace that embraces associates and provides support for complex issues affecting the many facets of their lives. Lowe’s goal is to provide comprehensive and competitive benefits that consider whole person health by supporting associates’ physical, financial and emotional wellness. To that end, all regular full-time and part-time associates are eligible for a range of health and financial benefits. Among other benefits, Lowe’s offers:

•	Health Benefits: (1) medical insurance, (2) dental insurance, (3) vision insurance, (4) life and disability insurance, (5) critical illness, fixed indemnity and accident insurance, (6) no-cost health screenings, (7) employee assistance and wellness programs, (8) paid vacation and sick time and (9) onsite clinic care at select locations.

•	Financial Benefits: (1) participation in a 401(k) plan with up to a 4.25% vested Company match, (2) the ability to purchase Company stock at a 15% discount, (3) a 10% employee discount on retail purchases, (4) pre-paid legal services, (5) pet insurance, (6) identity theft protection, (7) auto and home insurance, (8) tuition assistance and (9) adoption assistance.

Lowe’s reviews benefit offerings frequently – both to make sure they comply with applicable law and to be responsive to the needs of associates.

74	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 7: Shareholder Proposal – Report on Risks of State Policies Restricting Reproductive Health Care

Summary

This proposal, requesting a report on “any known and any potential risks and costs” resulting from “enacted or proposed state policies,” is framed in such a broad manner that we believe it would be extremely difficult for any company operating in all 50 states to create a document that would be of utility for our shareholders, associates and other stakeholders. Lowe’s is focused on complying with applicable laws and regulations, surveying the competitive landscape and remaining responsive to associates’ needs. If Lowe’s monitoring efforts reveal a new area of need among associates, Lowe’s evaluates and adjusts the policies and benefits as appropriate to address that need. Lowe’s also actively promotes ways for associates to take advantage of the well-being and health care benefits offered to them. Accordingly, while Lowe’s welcomes continued engagement with shareholders on these issues, we do not believe creating and publishing the requested report would be a productive use of Company resources.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	75

Proposal 8: Shareholder Proposal – Civil Rights and Non-Discrimination Audit and Report

Proposal 8: Shareholder Proposal – Civil Rights and Non-Discrimination Audit and Report

The National Center for Public Policy Research has informed the Company that it intends to present the proposal set forth below for consideration at the Annual Meeting.

Civil Rights and Non-Discrimination Audit Proposal

Resolved: Shareholders of Lowe’s Companies, Inc. (‘‘the Company”) request that the Board of Directors commission an audit analyzing the Company’s impacts on civil rights and non discrimination, and the impacts of those issues on the Company’s business. The audit may, in the Board’s discretion, be conducted by an independent and unbiased third party with input from civil rights organizations, public-interest litigation groups, employees and other stakeholders—of a wide spectrum of viewpoints and perspectives. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on the Company’s website.

Supporting Statement: Tremendous public attention has focused recently on workplace and employment practices. All agree that employee success should be fostered and that no employees should face discrimination, but there is much disagreement about what non-discrimination means.

Concern stretches across the ideological spectrum. Some have pressured companies to adopt “anti-racism” programs that seek to establish “racial/social equity,” which appears to mean the distribution of pay and authority on the basis of race, sex, orientation and ethnic categories rather than by merit.1 Where adopted, however, such programs raise significant objection, including concern that, e.g., “anti-racist” programs are themselves deeply racist and otherwise discriminatory.2

Many companies have been found to be sponsoring and promoting overtly and implicitly discriminatory employee-training and other employment and advancement programs, including Bank of America, American Express, Verizon, Pfizer, CVS and Lowe’s itself.3

This disagreement and controversy create massive reputational, legal and financial risk. If the Company is, in the name of equity, diversity and inclusion, committing illegal or unconscionable discrimination against employees deemed “non-diverse,” then the Company will suffer in myriad ways—all of them both unforgivable and avoidable.

In developing the audit and report, the Company should consult civil-rights and public-interest law groups—but it must not compound error with bias by relying only on left-leaning organizations. Rather, it must consult groups across the spectrum of viewpoints. This includes right-leaning civil-rights groups representing people of color, such as the Woodson Center4 and Project 21,5 and groups that defend the rights and liberties of all Americans, not merely the ones that many companies label “diverse.” All Americans have civil rights; to behave otherwise is to invite disaster.

Similarly, when including employees in its audit, the Company must allow employees to speak freely without fear of reprisal or disfavor, and in confidential ways. Too many employers have established company stances that themselves chill contributions from employees who disagree with the company’s asserted positions, and then have pretended that the employees who have been empowered by the companies’ partisan positioning represent the true and only voice of all employees. This by itself creates a deeply hostile workplace for some groups of employees, and is both immoral and likely illegal.

[1]

https://www.sec.gov/Archives/edgar/data/1048911/000120677421002182/fdx3894361-def14a.htm#StockholderProposals88; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/asyousownike051421-14a8-incoming.pdf; https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2021/nyscrfamazon012521-14a8-incoming.pdf; https://www.sec.gov/Archives/edgar/data/1666700/000119312521079533/d108785ddef14a.htm#rom108785_58

[2]

https://www.americanexperiment.org/survey-says-americans-oppose-critical-race-theory/; https://www.newsweek.com/majority-americans-hold-negative-view-critical-race-theory-amid-controversy-1601337; https://www.newsweek.com/coca-cola-facing-backlash-says-less-white-learning-plan-was-about-workplace-inclusion-1570875; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.city-journal.org/verizon-critical-race-theory-training

[3]

https://www.city-journal.org/bank-of-america-racial-reeducation-program; https://www.city-journal.org/verizon-critical-race-theory-training; https://nypost.com/2021/08/11/american-express-tells-its-workers-capitalism-is-racist/; https://www.foxbusiness.com/politics/cvs-inclusion-training-critical-race-theory; https://www.msn.com/en-us/money/other/pfizer-sets-race-based-hiring-goals-in-the-name-of-fighting-systemic-racism-gender-equity-challenges/ar-AAOiSwJ; https://www.levistrauss.com/sustainability-report/community/diversity-equity-inclusion/; https://www.levistrauss.com/sustainability-report/community/employee-support-and-development/; https://www.levistrauss.com/work-with-us/life-at-lsco/diversity-inclusion/; https://www.americancivilrightsproject.org/blog/shareholder-alert-the-acr-project-investigating-lowes-discriminatory-promotion-as-fiduciary-breach/ .

[4]	https://woodsoncenter.org/

[5]	https://nationalcenter.org/project-21/

76	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 8: Shareholder Proposal – Civil Rights and Non-Discrimination Audit

Lowe’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that it is not in the best interests of our shareholders. The Board oversees, and is committed to, the Company’s framework and policies for diversity and inclusion.

Lowe’s Policies Already Promote Equality Among Our Workforce.

Lowe’s Code of Business Conduct and Ethics and Equal Opportunity Policy make it clear that Lowe’s believes all associates should be treated fairly and equally. Lowe’s administers all personnel practices without regard to race, color, religious creed, sex, gender, age, ancestry, national origin, mental or physical disability or medical condition, sexual orientation, gender identity or expression, marital status, military or veteran status, genetic information or any other category protected under federal, state or local law.

The Proponent mischaracterizes Lowe’s commitment to diversity and inclusion by suggesting that Lowe’s policies promoting these goals are discriminatory. Contrary to the Proponent’s claims, Lowe’s does not tolerate discrimination or harassment of any kind.

Lowe’s Associates Already Have Mechanisms for Reporting their Views Without Reprisal.

The Proponent also incorrectly suggests that Lowe’s associates cannot express themselves freely without fear of reprisal. Lowe’s takes steps to both measure and improve our associate engagement by providing associates opportunities to voice concerns through engagement surveys and anonymous reporting systems. In 2019, Lowe’s launched an updated annual associate opinion and engagement survey, called Building Engagement and Success Together (“BEST”), to better understand the day-to-day experience of our associates. In 2021, the BEST survey yielded our highest participation to date.

Additionally, as part of creating an inclusive culture and positive working environment, Lowe’s maintains an Open Door Program, which encourages feedback in order for associates and leaders to work together to collaboratively address and resolve matters arising in the workplace. The Open Door Program allows associates to report workplace concerns openly or anonymously through specified methods. Lowe’s strictly prohibits retaliation against associates for reporting work-related questions, concerns and suggestions to management, including complaints of alleged discrimination or harassment.

Lowe’s is Committed to Promoting and Maintaining a Diverse and Inclusive Culture in Our Company and in Our Communities.

Lowe’s is committed to cultivating a diverse and inclusive workplace where associates can grow and thrive. Lowe’s believes that, by building diverse and inclusive teams, we drive better ideas, positive business results and improved service through a deeper connection with customers. Lowe’s continues to execute on a multi-year program focused on integrating diversity and inclusion initiatives into corporate strategy across three key areas: talent, culture and business.

To support these objectives, we offer a variety of leadership and development programs that are available to all of our associates. We also have certification programs available to our store and technology associates to further develop their skills and knowledge base. Additionally, Lowe’s Track to the Trades program provides tuition reimbursement to our associates, encouraging them to complete apprentice certifications in carpentry, plumbing, electrical, HVAC or appliance repair. In 2021, we also launched a program supporting opportunities for women and people of color through stretch assignments.

Although this proposal primarily focuses on our work to support diversity, inclusion and non-discrimination among our associates, we also seek to be a resource for our communities. As a home improvement company, Lowe’s is uniquely suited to make an impact where it counts: assisting disadvantaged communities with housing. Lowe’s supports safe and affordable housing initiatives by working with organizations like Habitat for Humanity International, Rebuilding Together and other nonprofit partners to identify and address critical needs across our communities. Additionally, in 2021, Lowe’s celebrated its centennial with 100 Hometowns, a nationwide initiative to complete 100 impact projects in 2021 as part of a $10 million commitment to give back to the communities Lowe’s serves. Projects included supporting communities in rebuilding from natural disasters, repairing critical housing and restoring community centers.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	77

Proposal 8: Shareholder Proposal – Civil Rights and Non-Discrimination Audit

Our Board remains committed to promoting a diverse and inclusive culture for all Lowe’s associates. Consistent with Lowe’s current practice, we continue to value differing perspectives and opinions on topics that impact our business, workforce and communities

Summary

The Board believes that Lowe’s Code of Business Conduct and Ethics and Equal Opportunity Policy make it clear that all associates should be treated fairly and equally. Lowe’s current policies and practices promote a diverse and inclusive culture, and Lowe’s values differing perspectives and opinions on topics that impact our business, workforce and communities. In addition, Lowe’s already provides mechanisms for associates to report their feedback and views about workplace matters without reprisal. Accordingly, while Lowe’s welcomes continued engagement with shareholders on these issues, the Board believes that adoption of this proposal is not advisable in light of our existing practices.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

78	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 9: Shareholder Proposal – Report on Risks from Worker Misclassification by Certain Company Vendors

Proposal 9: Shareholder Proposal – Report on Risks from Worker Misclassification by Certain Company Vendors

The International Brotherhood of Teamsters, on behalf of the International Brotherhood of Teamsters General Fund, has informed the Company that it intends to present the proposal set forth below for consideration at the Annual Meeting.

RESOLVED: That Lowe’s Companies, Inc.’s (the “Company”) Board of Directors prepare a report on the financial, reputational, and human rights risks resulting from the use in Lowe’s supply chain and distribution networks of companies that misclassify employees as independent contractors. The report should be prepared at reasonable cost, omitting proprietary information and be available at least 90 days prior to the 2023 annual shareholders meeting.

SUPPORTING STATEMENT:

Lowe’s Human Rights Policy states Lowe’s “focuses on promoting fundamental rights through associates, customers, communities and supply chain workers.” Notwithstanding that Policy, we are concerned Lowe’s fails to address an issue affecting not just human rights, but also Lowe’s exposure to reputational and financial risks.

Supply chain disruptions are a major challenge facing retailers as the nation recovers from the COVID-19 pandemic. Exacerbating this is the fact some of the trucking companies used by retailers to move goods may misclassify their drivers as “independent contractors” rather than “employees.”

It is illegal for a company to “misclassify” workers as self-employed “independent contractors” if the company controls the manner and means of work, sets hours and wages and otherwise treats them as “employees,” who are entitled to a minimum wage, overtime pay protections, and other benefits and rights guaranteed employees under federal and state law. The forgone wages amount to “wage theft.”

Misclassification is a significant problem as some trucking companies misclassify drivers hauling goods from U.S. ports as well as “last mile” delivery drivers.

Following an award-winning, investigative series by USA Today, the paper’s editorial board compared exploitative independent contractor arrangements at southern California ports to “modern-day … indentured servitude,” prompting four U.S. Senators to demand major U.S. retailers cut ties with trucking companies showing such a “brazen disregard for … worker’s safety and rights.” The southern California ports process 40% of all U.S. shipping container traffic.

In response to this situation, the California Labor Commissioner’s office has over the past decade awarded more than $50 million to misclassified port drivers, while millions of dollars have been awarded in private litigation involving port drivers. According to a 2014 report by the National Employment Law Project, the Californian port trucking industry is potentially liable for $850 million in wage theft each year from misclassification. (https://www..nelp.org/wp-content/uploads/2015/03/Big-Rig-Overhaul-
Misclassification-Port-Truck-Drivers-Labor-Law-Enforcement.pdf)

Misclassification risk extends to retailers, given recent Californian legislation. A 2021 law, SB 338, indicates there could be 16,000 misclassified drivers in California’s ports and calls this largely “immigrant workforce” the “last American sharecroppers.” The law makes customers of a port trucking company jointly liable for future violations of labor, employment, and health and safety law by a trucking company that the Labor Commissioner’s office has publicly identified as having previously violated these laws.

Lowe’s Human Rights Policy states Lowe’s tracks events affecting Lowe’s human rights commitment and “publicly report on progress on an annual basis in Lowe’s Corporate Sustainability Report,” yet its 2020 report contains no discussion of this issue.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	79

Proposal 9: Shareholder Proposal – Report on Risks from Worker Misclassification by Vendors

Lowe’s Board of Directors’ statement OPPOSING this shareholder proposal.

The Board has carefully considered the terms of this shareholder proposal and has determined that it is not in the best interests of our shareholders. Lowe’s already maintains strong oversight of vendors in our supply chain through robust policies and enforcement mechanisms.

Lowe’s Maintains Strict Policies Designed to Protect Human Rights in Our Supply Chain.

We maintain robust policies that apply to our vendors.1 In order to establish and maintain an on-going business relationship with our Company, our vendors are expected to commit to the highest standards of ethical conduct in their business practices. To address this expectation, we require vendors who provide goods and services to Lowe’s, or to any of our subsidiaries and affiliates, to agree to comply with our Vendor Code of Conduct (the “Vendor Code”).2 The principles contained in the Vendor Code include, but are not limited to, compliance with applicable laws and regulations, as well as Company policies, including our Human Rights Policy.3 These Company policies clearly state that vendors should treat workers with integrity and respect and protect workers’ human rights throughout the supply chain. Human trafficking, child labor and forced labor are strictly prohibited and enforced with a zero-tolerance policy. Under the Vendor Code, our vendors must pay all workers at least the minimum wage and benefits required by any applicable laws and regulations, limit working hours as described in the Vendor Code and respect the rights of all employees to lawfully associate, or not to associate, with groups of their choosing, as permitted by law. Finally, our vendors are required to maintain programs that protect worker whistleblower confidentiality, and we prohibit retaliation against workers who participate in such programs in good faith, or who refuse an order that violates the Vendor Code.

Lowe’s Has Already Implemented Meaningful Oversight Mechanisms to Support Our Policies.

The Vendor Code and our Human Rights Policy describe how Lowe’s enforces our existing standards. At our discretion, we conduct audits and inspections of our vendors, and we participate in external initiatives and partnerships to address shared challenges for operating our business responsibly. Audits, inspections and compliance and reputational screenings are conducted on a routine basis, as well as in response to irregularities or complaints flagged by third parties. Vendors are required to maintain all documentation necessary to demonstrate compliance with the Vendor Code, and must make that documentation available to Lowe’s, or our authorized third-party agents, upon request. We also maintain our own whistleblower hotline where individuals can confidentially report violations of the Vendor Code and Human Rights Policy.

Our work in this area is overseen by Lowe’s Senior Vice President, Deputy General Counsel and Chief Compliance Officer. Board-level oversight is provided by the Audit Committee and the Sustainability Committee of the Lowe’s Board of Directors.

As clearly stated above, Lowe’s takes seriously any illegal or violative behavior engaged in by its vendors. When violations of the Vendor Code are discovered, Lowe’s takes swift action to address them, including the development of corrective action plans and termination of business relationships with vendors depending on the nature and severity of the violation. However, we believe this proposal seeks to address these issues in an inappropriate manner, focusing on whether workers are classified as employees or independent contractors, which involves a narrow legal analysis that is an evolving area of law and is being actively addressed by legislation and regulators around the United States, but is inapplicable or inconsistently applied to workers in our supply chain outside of the United States. We believe that our existing requirements and expectations, as outlined in the Vendor Code and related policies, meaningfully influence our vendors to follow applicable laws, regulations and rules, including those addressing employment and employee classification. The approach taken by Lowe’s existing policies, focusing on fair wages and appropriate working conditions for all workers, reflects a better use of Company resources than the narrow focus of this proposal.

[1]	Our Vendor Requirements and Policies are posted at
https://www..loweslink.com/llmain/vendorrequirements_prospectivevendorsmba.htm

[2]	Available at https://www..loweslink.com/llmain/pubdocuments/lgsbusinessethics.pdf

[3]	Available at https://www..loweslink.com/llmain/pubdocuments/susLowesHumanRightsPolicy.pdf

80	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Proposal 9: Shareholder Proposal – Report on Risks from Worker Misclassification by Vendors

Summary

The Board believes that our current vendor oversight mechanisms, including the Vendor Code and Human Rights Policy, are effective tools, and are appropriately calibrated to encourage and incentivize our vendors to hold themselves to the highest ethical standards. In light of these practices, the Board believes that adoption of the proposal, and the publication of its requested report, would be a poor use of the Company’s resources. Lowe’s welcomes continued engagement with shareholders on these issues.

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	81

General Information

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that the Company is required to provide you under the SEC rules and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize the individuals selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. For most shareholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability of Proxy Materials” or the “Notice”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to shareholders beginning April 14, 2022, and the proxy materials were posted on the Investor Relations page of our website at ir.lowes.com, and on the website referenced in the Notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice for requesting a copy.

What is included in these proxy materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and

•	the 2021 Annual Report to Shareholders, which contains the Company’s audited consolidated financial statements.

If you received a printed copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are nine proposals scheduled to be voted on at the Annual Meeting:

•	the election of the 11 director candidates nominated by the Board;

•	the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021;

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022;

•	the approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan; and

The following shareholder proposals will be voted on if properly presented:

•	a shareholder proposal requesting a report on median and adjusted pay gaps across race and gender;

•	a shareholder proposal regarding amending the Company’s proxy access bylaw to remove shareholder aggregation limits;

•	a shareholder proposal requesting a report on risks of state policies restricting reproductive health care;

•	a shareholder proposal requesting a civil rights and non-discrimination audit and report; and

•	a shareholder proposal requesting a report on risks from worker misclassification by certain Company vendors.

Upon receiving an oral or written request, the Company will promptly provide each shareholder proponent’s address and number of voting securities held.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

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General Information

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•	“FOR” the election of each of the director nominees named in this Proxy Statement to the Board;

•	“FOR” the approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022;

•	“FOR” the approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan;

•	“AGAINST” the shareholder proposal requesting a report on median and adjusted pay gaps across race and gender;

•	“AGAINST” the shareholder proposal regarding amending the Company’s proxy access bylaw to remove shareholder aggregation limits;

•	“AGAINST” the shareholder proposal requesting a report on risks of state policies restricting reproductive health care;

•	“AGAINST” the shareholder proposal requesting a civil rights and non-discrimination audit and report; and

•	“AGAINST” the shareholder proposal requesting a report on risks from worker misclassification by certain Company vendors.

When is the record date and who is entitled to vote?

The Board set March 21, 2022 as the record date. As of the record date, 661,120,994 shares of Common Stock were issued and outstanding. Shareholders are entitled to one vote per share of Common Stock outstanding on the record date on any matter presented at the Annual Meeting.

What is a shareholder of record and “street name” holder?

A shareholder of record or registered shareholder is a shareholder whose ownership of Common Stock is reflected directly on the books and records of the Company’s transfer agent, Computershare Trust Company, N.A. If you hold Common Stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a shareholder of record. For shares held in street name, the shareholder of record is your bank, broker or similar organization. The Company only has access to ownership records for the registered shares.

Who can attend the Annual Meeting?

We are holding the Annual Meeting in an online-only format via live audio webcast. You will not be able to attend the Annual Meeting in person. We have endeavored to provide shareholders with the same rights and opportunities for participation in the Annual Meeting online as an in-person meeting.

If you are a registered shareholder of Common Stock holding shares at the close of business on the record date (March 21, 2022), you may attend the Annual Meeting by visiting www..virtualshareholdermeeting.com/LOW2022 and logging in by entering the 16-digit control number found on your proxy card or Notice, as applicable. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through the www..proxyvote.com website, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice, as applicable. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” (which will include a 16-digit control number) in order to be able to attend, participate in or vote at the Annual Meeting.

If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www..virtualshareholdermeeting.com/LOW2022 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.

You may log into the Annual Meeting at www..virtualshareholdermeeting.com/LOW2022 beginning at 9:45 a.m., Eastern Time on May 27, 2022. The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time on May 27, 2022. We recommend that you log in before the Annual Meeting starts to allow time to check your internet connection, confirm your browser is up-to-date, and ensure you can hear the streaming audio. If you experience any technical difficulties during the Annual Meeting, we will have technicians ready to assist you, and a toll-free number will be available on our online shareholder meeting site for assistance. If there are any technical issues in convening or hosting

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	83

General Information

the Annual Meeting, we will promptly post information on the Investor Relations page of our website at ir.lowes.com, including information on when the Annual Meeting will be reconvened.

How will the Annual Meeting be Conducted?

The Annual Meeting will be conducted in an online-only meeting format via live audio webcast. An Annual Meeting program containing rules of conduct for the Annual Meeting, similar to that used for our regular in-person meetings, will be provided to attendees in advance of and during the Annual Meeting at www..virtualshareholdermeeting.com/LOW2022. The rules of conduct will contain more information regarding the Q&A process, including the number and types of questions permitted, the time allotted for questions and how questions will be recognized, answered and disclosed.

Only shareholders who entered the Annual Meeting by entering the 16-digit control number found on their proxy cards, voter instruction forms, Notices or legal proxies, as applicable, may vote and ask questions at the Annual Meeting.

Shareholders may submit questions before and during the meeting via the “Ask A Question” field at www..virtualshareholdermeeting.com/LOW2022. We plan to answer questions pertinent to company matters as time allows during the Annual Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Shareholder questions related to personal or customer-related matters, that are not pertinent to Annual Meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. If a pertinent question is unable to be answered because of time constraints, we will post answers to any such unanswered questions (consolidating repetitive questions) on the Investor Relations page of our website as soon as practicable after the Annual Meeting.

We will make a replay of the Annual Meeting available on the Investor Relations page of our website after the Annual Meeting.

How do I vote?

You may vote by proxy or at the Annual Meeting. If you received a printed copy of the proxy materials by mail, you may vote your shares by proxy before the Annual

Meeting using one of the following methods: (i) vote via the Internet at the Internet site address listed on the proxy card or voting instruction form; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail or by email, you may vote your shares at the Internet site address listed on your Notice or by telephone. If you plan to vote during the Annual Meeting rather than in advance, you may do so by entering the 16-digit control number found on your proxy card, voting instruction form, Notice or legal proxy, as applicable, at the time you log into the meeting at www..virtualshareholdermeeting.com/LOW2022. Even if you plan to attend the Annual Meeting, you are encouraged to vote by proxy prior to the meeting. You can always change your vote as described in the following Q&A.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote as follows:

•	Shareholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to Ross W. McCanless, General Counsel and Corporate Secretary, at Lowe’s Companies, Inc., 1000 Lowes Boulevard, Mooresville, North Carolina 28117; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including via the Internet or by telephone, and until the applicable deadline for each method specified in the accompanying proxy card or Notice of Internet Availability of Proxy Materials; or (iii) attending the Annual Meeting and voting by entering the 16-digit control number found on your proxy card, or Notice, as applicable, at the time you log into the meeting at www..virtualshareholdermeeting.com/LOW2022. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•

Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by the holder of record, or by attending the Annual Meeting and voting by entering the 16-digit control number found on your, voting instruction form, Notice or legal

84	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

General Information

proxy, as applicable, at the time you log into the meeting at www..virtualshareholdermeeting..com/LOW2022.

What happens if I vote by proxy and do not give specific voting instructions?

Shareholders of record. If you are a shareholder of record and you vote by proxy, via the Internet, by telephone or by signing, dating and returning a proxy card, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares is permitted, but not required, to vote on matters that are considered “routine” but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares but elects to vote your shares on a routine matter, it will result in what is referred to as a “broker non-vote with respect to the non-routine matters for which your shares are not voted.”

The election of directors, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2021, the approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, and the shareholder proposals are non-routine matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022 is considered a routine matter. In order to ensure that your shares are voted on all matters presented at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting.

What is the voting requirement to approve each of the proposals?

Proposal 1: Election of Directors. In uncontested elections, directors are elected by the affirmative vote of a majority of the outstanding shares of the Company’s voting securities voted at the meeting by those attending or by proxy, including those shares for which votes are cast as “withheld.” In the event that a director nominee fails to receive the required majority vote, the Board may decrease the number of directors, fill any vacancy or take other appropriate action. If the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast by the holders of voting securities entitled to vote in the election.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation in Fiscal 2021. Approval, on an advisory basis, of the Company’s named executive officer compensation in fiscal 2021 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by those attending or by proxy (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). The results of the advisory vote will not be binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board will, however, review the voting result and take it into consideration when making future decisions regarding executive compensation.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal 2022. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by those attending or by proxy (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

Proposal 4: Approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan. Approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by those attending or by proxy (meaning the numbers of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal).

Proposals 5-9: Shareholder Proposals. Approval of each shareholder proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by those attending or by proxy (meaning the numbers of shares voted “for” each proposal must exceed the number of shares voted “against” such proposal).

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	85

General Information

Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast on the item at the Annual Meeting by those attending or by proxy (meaning the number of shares voted “for” the item must exceed the number of shares voted “against” such item).

What is the quorum for the Annual Meeting? How are withhold votes, abstentions and broker non-votes treated?

The presence, online at the scheduled time or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of Common Stock is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote at the Annual Meeting or by submitting a properly executed proxy card or voting instruction form via the Internet, by telephone or by mail. Abstentions and broker non-votes are counted as present or represented for the purpose of determining a quorum for the Annual Meeting. With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. “Withheld” votes are counted as votes cast and, because the election of directors requires the affirmative vote of a majority of the votes cast, have the effect of voting against the election of the applicable director nominee(s). Broker non-votes will not be counted as votes cast and, therefore, will not have any effect on the election of director nominees.

With respect to Proposals 2, 3, 4 and 5-9, the advisory vote to approve the Company’s named executive officer compensation in fiscal 2021, ratifying the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022, the approval of the Company’s Amended and Restated 2006 Long Term Incentive Plan and the shareholder proposals, respectively, abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have any effect on the outcomes of these proposals.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail. The Company has engaged Innisfree M&A Incorporated to assist in distributing proxy materials and soliciting proxies for the Annual Meeting for a fee of approximately $25,000.

Where can I find the voting results of the Annual Meeting?

The Company will publish final voting results in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2022 or in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

86	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Additional Information

Additional Information

DELIVERY OF PROXY MATERIALS

As permitted by the Exchange Act, only one copy of this Proxy Statement and the 2021 Annual Report to Shareholders, or the Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to shareholders residing at the same address, unless such shareowners have notified the Company of their desire to receive multiple copies of proxy statements, annual reports or notices.

The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the 2021 Annual Report to Shareholders, or the Notice of Internet Availability of Proxy Materials, as applicable, to any shareholder residing at a shared address to which only a single copy was mailed. Requests for additional copies of this Proxy Statement, the 2021 Annual Report to Shareholders, or the Notice of Internet Availability of Proxy Materials, and/or requests for multiple copies of future proxy statements, annual reports or notices should be directed to Lowe’s Companies, Inc., Investor Relations Department, 1000 Lowes Boulevard, Mooresville, North Carolina 28117, or 1-800-813-7613.

Shareholders residing at the same address and currently receiving multiple copies of proxy statements, annual reports or notices may contact Lowe’s Investor Relations Department at the address and phone number above to request that only a single copy be mailed in the future.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. If you received a paper copy of this year’s proxy materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided on your proxy card or voting instruction form. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may register for electronic delivery of future proxy materials by following the instructions provided when you vote online at the Internet site address listed on your Notice.

Choosing to receive your future proxy materials by e-mail will help the Company conserve natural resources and reduce the costs of printing and distributing its proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an

e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Rule 14a-8 Proposals. Proposals of shareholders intended to be included in the Company’s proxy materials for its 2023 Annual Meeting of Shareholders must be received by the Company on or before December 15, 2022. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Ross W. McCanless, General Counsel and Corporate Secretary, at Lowe’s Companies, Inc., 1000 Lowes Boulevard, Mooresville, North Carolina 28117. Submission of a Rule 14a-8 proposal does not guarantee that it will appear in the proxy materials.

Advance Notice & Proxy Access. In addition, (i) shareholder proposals and shareholder nominations for candidates for election as directors submitted for consideration at the 2023 Annual Meeting of Shareholders but not submitted for inclusion in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 and (ii) director nominees submitted to the Company by qualifying shareholders pursuant to the Company’s proxy access bylaw to be included in the Company’s proxy materials for the 2023 Annual Meeting of Shareholders must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Annual Meeting. As a result, notice given by a shareholder pursuant to the provisions of the Company’s Bylaws (other than notice pursuant to Rule 14a-8) must be received no earlier than December 28, 2022 and no later than January 27, 2023. However, if the date of the 2023 Annual Meeting of Shareholders is moved more than 30 days before or more than 60 days after May 27, 2023, then notice by the shareholder must be delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement (as defined in the Company’s Bylaws) of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022	87

Additional Information

which public announcement of the date of such meeting is first made by the Company. Shareholder proposals (including proxy access director nominations) must satisfy the applicable requirements and include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. In addition to giving notice pursuant to the advance notice provisions of the Company’s Bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required under Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company regarding such intent no later than March 28, 2023.

ANNUAL REPORT

The 2021 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, accompanies this Proxy Statement. The 2021 Annual Report to Shareholders is also posted at the following website addresses: ir.lowes.com and www..proxyvote.com. The 2021 Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended January 28, 2022, which contains the Company’s consolidated financial statements and other information about the Company, are not incorporated by reference in this Proxy Statement and are not to be deemed a part of the proxy soliciting material. The Company will also provide, without charge, its Annual Report on Form 10-K for the fiscal year ended January 28, 2022 upon written request addressed to Lowe’s Companies, Inc., Investor Relations Department, 1000 Lowes Boulevard, Mooresville, North Carolina 28117.

88	NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2022

Appendix A

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Management uses certain non-GAAP financial measures and considers them to be important supplemental measures of the Company’s performance. Management also believes these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operating performance. These non-GAAP financial measures should not be considered alternatives to, or more meaningful indicators of, the Company’s financial measures in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies and may not be comparable.

As used in this Proxy Statement, the Company has provided the non-GAAP financial measure of adjusted diluted earnings per share for comparing its operating performance to fiscal 2020. This measure excludes the impacts of discrete items, further detailed below, not contemplated in Lowe’s business outlook for fiscal 2020.

	Year Ended January 29, 2021
Adjusted Diluted Earnings Per Share	Pre-Tax Earnings	Tax	Net Earnings
Diluted Earnings Per Share, As Reported			$7.75
Loss on extinguishment of debt(1)	1.41	(0.36)	1.05
Canada restructuring(2)	0.06	—	0.06
Adjusted Diluted Earnings Per Share			$8.86

(1)	Represents costs associated with the extinguishment of debt in connection with cash tender offers on an aggregate principal amount of $3.0 billion in outstanding notes.

(2)	Represents pre-tax operating costs related to inventory write-downs and other closing costs associated with the Company’s strategic review of its Canadian operations.

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Appendix A

Return on Invested Capital (“ROIC”) is calculated using a non-GAAP financial measure. Management believes ROIC is a meaningful metric for analysts and investors as a measure of how effectively the Company is using capital to generate profits. Although ROIC is a common financial metric, numerous methods exist for calculating ROIC. Accordingly, the method used by our management may differ from the methods used by other companies. We encourage you to understand the methods used by another company to calculate ROIC before comparing its ROIC to ours.

We define ROIC as the rolling 12 months’ lease adjusted net operating profit after tax (“Lease adjusted NOPAT”) divided by the average of current year and prior year ending debt and shareholders’ (deficit)/equity. Lease adjusted NOPAT is a non-GAAP financial measure, and net earnings is considered to be the most comparable GAAP financial measure. The calculation of ROIC, together with a reconciliation of net earnings to Lease adjusted NOPAT, is as follows:

Four Quarters Ended
ROIC (in millions)	January 28, 2022
Numerator
Net Earnings	$8,442
Plus:
Interest expense, net	885
Operating lease interest	160
Provision for income taxes	2,766
Lease adjusted net operating profit	12,253
Less:
Income tax adjustment [1]	3,024
Lease adjusted net operating profit after tax	$9,229
Denominator
Average debt and shareholders’ (deficit)/equity [2]	$26,109
Net earnings to average debt and shareholders’ (deficit)/equity	32.3%
Return on Invested Capital	35.3%

(1)	Income tax adjustment is defined as lease adjusted net operating profit multiplied by the effective tax rate, which was 24.7% for the period ended January 28, 2022.

(2)

Average debt and shareholders’ (deficit)/equity is defined as average current year and prior year ending debt, including current maturities, and operating lease liabilities, plus the average current year and prior year ending total shareholders’ (deficit)/equity.

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Appendix B

Appendix B

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

It has been the long-standing policy of Lowe’s Companies, Inc. (the “Company”) to have a substantial majority of independent directors. No director shall qualify as independent under the New York Stock Exchange (“NYSE”) corporate governance rules unless the board of directors of the Company (the “Board of Directors”) affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The NYSE’s corporate governance rules include several “bright line” tests for director independence. No director who has a direct or indirect relationship that is covered by one of those tests shall qualify as an independent director. However, a director who meets all of the bright line independence criteria shall not be automatically presumed to be independent; the Board of Directors must still make an affirmative determination that each director has no material relationship with the Company. In making its independence determination for each director, the Board of Directors shall broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board of Directors shall consider the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

****

The Board of Directors has determined that the following relationships with the Company, either directly or indirectly, will not be considered material relationships for purposes of determining whether a director is independent:

•	Relationships in the ordinary course of business. Relationships involving (1) the purchase or sale of products or services or (2) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•	any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three fiscal years do not exceed the greater of (i) $1 million or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available either to similarly situated customers or current employees;

•	the relationship does not involve consulting, legal, or accounting services provided to the Company or its subsidiaries; and

•	any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•	Relationships with organizations to which a director is connected solely as a shareholder or partner. Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or principal partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•	Contributions to charitable organizations. Contributions made or pledged by the Company, its subsidiaries, or by any foundation sponsored by or associated with the Company or its subsidiaries to a

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Appendix B

charitable organization of which a director or his or her immediate family member is an executive officer, director, or trustee if the following conditions are satisfied:

•	within the preceding three fiscal years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•	Equity relationship. If the director, or his or her immediate family member, is an executive officer of another organization in which the Company owns an equity interest, and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	Stock ownership. The director is the beneficial owner (as that term is defined under Rule 13d of the Securities Exchange Act of 1934, as amended) of less than 10% of the Company’s outstanding capital stock.

•	Other family relationships. A director’s relative who is not an immediate family member of the director has a relationship with the Company.

•	Employment relationship. The director has not been an employee of the Company or any of its subsidiaries during the last five years.
•	Employment of immediate family members. No immediate family member of the director is a current employee or has been an executive officer during the last five years, of the Company or any of its subsidiaries.

•	Relationships with acquired or joint venture entities. In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

•	Voting arrangements. The director is not a party to any contract or arrangement with any member of the Company’s management regarding the director’s nomination or election to the Board of Directors or requiring the director to vote with management on proposals brought before the Company’s shareholders.

Definitions of Terms Used in these Categorical Standards

•	“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as the result of legal separation or divorce, or those who have died or become incapacitated.

•	“Executive officer” means the principal executive officer, president, principal financial officer, principal accounting officer, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for an organization.

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Appendix C

Appendix C

AMENDED AND RESTATED LOWE’S COMPANIES, INC. 2006 LONG TERM INCENTIVE PLAN

LOWE’S COMPANIES, INC.

2006 LONG TERM INCENTIVE PLAN

Amended and Restated Effective May 27, 2022

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Appendix C

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Appendix C

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Appendix C

LOWE’S COMPANIES, INC.

2006 LONG TERM INCENTIVE PLAN

As Amended and Restated Effective May 27, 2022

ARTICLE I

INTRODUCTION AND PURPOSE

Lowe’s Companies, Inc. maintains the Lowe’s Companies, Inc. 2006 Incentive Plan under which the Company may make equity awards to non-employee directors and employees who contribute significantly to the profits or growth of the Company. Effective as of May  27, 2022, the Plan is amended and restated as set forth in this instrument.

ARTICLE II

DEFINITIONS

Section 2.1    Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Section 3.2.

Section 2.2    Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions applicable to an Award granted to a Participant under the Plan. An Agreement may be in electronic form and, unless otherwise provided by/if so provided by the Administrator, need not be signed by a representative of the Company or a Participant.

Section 2.3    Award means a grant made to a Participant under the Plan that is in the form of Options, SARs, Stock Awards, Performance Shares or Other Stock-Based Awards.

Section 2.4    Board means the Board of Directors of the Company.

Section 2.5    Cause as a reason for a Participant’s termination of employment as an employee shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Participating Subsidiary or in the Agreement; provided, however, that if there is no such definition, “Cause” shall mean, in each instance the occurrence of which will be determined by the Company in its reasonable judgment, (i) the Participant’s willful and continued failure to satisfactorily perform his or her duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Participant, after reasonable efforts, to meet performance expectations), after a written demand for performance is delivered to the Participant by his or her supervisor which specifically identifies the manner in which the Company or a Subsidiary believes that the Participant has not satisfactorily performed his or her duties and the Participant’s failure to cure such failure, if curable, within 10 days after such written demand is delivered to the Participant, (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or a Subsidiary, (iii) the Participant while employed by the Company or a Subsidiary being convicted of, or pleading nolo contendere to, any felony or a crime involving moral turpitude which would materially limit the Participant’s ability to carry out the Participant’s essential job functions, (iv) the Participant materially breaching any corporate policy or code of conduct established by the Company or a Subsidiary as such policies or codes may be adopted from time to time, (v) the Participant violating the terms of any confidentiality, nondisclosure, intellectual property, nonsolicitation, noncompetition, proprietary information and inventions, or any other agreement between the Participant and the Company or a Subsidiary, or (vi) the Participant engaging in conduct that is likely to have a deleterious effect on the Company or any Subsidiary or their legitimate business interests, including but not limited to their goodwill and public image. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.

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Appendix C

Section 2.6    Change in Control means the occurrence of any one of the following events:

(i)    individuals who constitute the Board as of the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii)    any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) an acquisition directly by or from the Company or any Subsidiary; (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii)); or

(iii)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not a Subsidiary of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Company, (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

Section 2.7    Code means the Internal Revenue Code of 1986, and any amendments thereto.

Section 2.8    Committee means the Compensation Committee of the Board. Notwithstanding the foregoing, at the discretion of the Board from time to time, the Plan may be administered by the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section) shall include the Board. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

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Appendix C

Section 2.9    Common Stock means the common stock of the Company.

Section 2.10    Company means Lowe’s Companies, Inc., a North Carolina corporation.

Section 2.11    Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

Section 2.12    Disability shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Participating Subsidiary or in the Agreement; provided, however, that if there is no such definition, Disability means termination of employment or service on account of a mental or physical disability that qualifies as a disability under (i) the Social Security Act as evidenced by the issuance of a determination by the Social Security Administration while the Participant is employed that the Participant is disabled or (ii) the long-term disability plan sponsored by the Company or a Subsidiary in which the Participant participates as evidenced by the issuance of a determination by the claims administrator for such plan while the Participant is employed that the Participant is disabled. Notwithstanding the foregoing, with respect to a Participant who is a Nonemployee Director and with respect to an Incentive Stock Option, Disability shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

Section 2.13    Effective Date of the amended and restated Plan set forth in this instrument means May 27, 2022, subject to approval of the Plan by the Company’s shareholders on such date.

Section 2.14    Employee means an employee of the Company or a Subsidiary.

Section 2.15    Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

Section 2.16    Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

Section 2.17    Fiscal Year means the Company’s fiscal year.

Section 2.18    Good Reason for a Participant’s termination of employment with the Company or a Participating Subsidiary following a Change in Control shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Participating Subsidiary or in the Agreement; provided, however, if there is no such definition, “Good Reason” shall mean any of the following acts by the Company or a Participating Subsidiary without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Participating Subsidiary within 10 days after receipt of notice thereof given by the Participant): (i) diminution of the Participant’s position, authority, title, reporting requirements, duties, or responsibilities as in effect on the date immediately prior to the Change in Control, (ii) a reduction by the Company or a Participating Subsidiary in the Participant’s base salary as in effect on the date immediately prior to the Change in Control, or (iii) the Company’s requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the office or location at which the Participant was based on the date immediately prior to the Change in Control, or to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

Section 2.19    Initial Value means, with respect to a SAR, the value the Administrator assigns to the SAR on the date SAR is granted.

Section 2.20    Incentive Stock Option means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. An Incentive Stock Option may not be granted to a Nonemployee Director.

Section 2.21    Nonemployee Director means a member of the Board who is not an Employee of the Company or a Subsidiary.

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Appendix C

Section 2.22    Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

Section 2.23    Option means a stock option Award as described in Article VI that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 2.24    Other Stock-Based Award means any other type of equity-based or equity-related Award not otherwise described by the terms of the Plan granted under Article VIII of the Plan in such amount and subject to such terms and conditions as the Administrator determines. Such Awards may involve the transfer of actual shares to Participants, or payment in cash or otherwise of amounts based on the value of or determined by reference to shares of Common Stock.

Section 2.25    Participant means an Employee or Nonemployee Director to whom an Award is or has been made in accordance with the Plan.

Section 2.26    Participating Subsidiary means any Subsidiary and any other partnership, joint venture, corporation or other entity designated by the Administrator from time to time prior to a Change in Control as an entity whose employees are eligible to participate in the Plan.

Section 2.27    Performance Shares means an Award as described in Article IX of Common Stock or units representing Common Stock, or a number of shares of Common Stock determined pursuant to standards set forth in the Agreement, subject to one or more conditions including performance criteria on the grant, issuance, vesting, and/or forfeiture of such shares as determined by the Administrator.

Section 2.28    Plan means the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as set forth herein and as amended from time to time.

Section 2.29    Retirement of a Participant shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Participating Subsidiary or in the Agreement, provided, however, if there is no such definition, then with respect to a Participant who is not a Nonemployee Director, “retirement” means the voluntary termination of employment on or after all the following occur: (a) the Participant attains age 55 and the Participant’s age plus years of service equal or exceed 70; (b) the Participant has given the Board at least 10 days advance notice of retirement; (c) the Participant executes and does not revoke a release of claims provided to the Participant by the Company upon receipt of the Participant’s notice; (d) the Board approves the retirement; and (e) with respect to a particular Award under the Plan, 6 months has elapsed from the date on which such Award was granted.

The term “Retirement” shall in no event include a termination of the Participant’s employment by the Company or a Subsidiary for Cause.

Section 2.30    SAR means a stock appreciation right Award as described in Article VII that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

Section 2.31    Stock Award means an Award of Common Stock or units representing Common Stock as described in Article VIII and may include restricted stock, restricted stock units and deferred stock units, subject to such terms and conditions as set forth in the Agreement and Plan.

Section 2.32    Subsidiary means any corporation or other entity a majority of whose outstanding voting stock, voting power or equity interest is beneficially owned directly or indirectly by the Company; provided, however, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of the date the Company attains majority ownership.

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Appendix C

ARTICLE III

ADMINISTRATION

Section 3.1    Committee Authority. The Plan shall be administered by the Administrator. The Administrator shall have the authority to grant Awards upon such terms (not inconsistent with the provisions of the Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of an Award. The Administrator shall have complete authority to interpret all provisions of the Plan; to prescribe and amend the form of Agreements and documents used in connection with the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; to select from all eligible individuals those to whom Awards shall be granted and determine, in its sole discretion, any and all terms and conditions permissible by law and the number of shares of Common Stock subject to each Award; to establish and determine whether and the extent to which performance conditions or other conditions associated with an Award have been satisfied; and to make all other determinations necessary or advisable for the administration of the Plan and Awards, such as correcting a defect, supplying any omission, adjusting to reflect any items that are unusual in nature or infrequently occurring, or reconciling any inconsistency, so that the Plan or any Agreement complies with applicable law, regulations and listing requirements or so as to avoid unanticipated consequences or address unanticipated events deemed by the Administrator to be inconsistent with the purposes of the Plan or any Award. The express grant in the Plan of any specific power to the Administrator or the Committee shall not be construed as limiting any power or authority of the Administrator or the Committee. Any decision made, or action taken, by the Administrator or the Committee in connection with the administration of the Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to the Plan or any Agreement or Award. All expenses of administering the Plan shall be borne by the Company.

Section 3.2    Delegation of Authority. The Committee, in its discretion and through resolution passed by a majority of the Committee, may to the extent permitted by applicable law and applicable listing standards delegate to one or more subcommittees consisting of one or more directors or one or more officers of the Company, all or part of the Committee’s authority and duties with respect to grants and awards to individuals who at the time of grant are not, and are not anticipated to become, persons subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

Section 3.3    Indemnification. No member of the Board, the Committee, the Administrator or any employee of the Company or a Subsidiary (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that such right of indemnification is not otherwise authorized by or is prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

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Appendix C

ARTICLE IV

ELIGIBILITY

Any Employee and any Nonemployee Director shall be eligible to participate in the Plan. The Administrator shall have discretion to select from all Employees and Nonemployee Directors those individuals or classes of individuals to whom Awards shall be granted.

ARTICLE V

STOCK SUBJECT TO PLAN; AWARD LIMITATIONS

Section 5.1    Sources of Shares Issued. Shares of Common Stock issued under the Plan may be original issue shares or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or his or her designee), unless otherwise determined by the Administrator.

Section 5.2    Aggregate Limit. Subject to adjustment as provided in Article XI, the total number of shares of Common Stock that shall be available for issuance to Participants under the Plan pursuant to Awards made on and after March 21, 2014 is 40,000,000.

Section 5.3    Awards Made and Plan Terms in Effect Prior to the Effective Date. Any Awards made under the Plan before the Effective Date shall remain in full force and effect but shall be subject to the terms of the Plan as in effect following the Effective Date except to the extent that the applicability of any such provision would require the consent of the Participant.

Section 5.4    Share Counting. The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in the number of shares of Common Stock available under Section 5.2 if the number of shares of Common Stock actually delivered to a Participant differs from the number of shares of Common Stock previously counted in connection with an Award to the Participant, subject, however, to the following:

(i)    Common Stock subject to an Award (whether granted under the Plan before or after the Effective Date) that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Stock to the Participant will again be available for Awards under the Plan.

(ii)    Common Stock that is withheld in payment of the exercise price of an Option or in payment of withholding taxes relating to an Award shall be deemed to constitute Common Stock delivered to the Participant and shall not be available for Awards under the Plan.

(iii)    Upon the exercise of an Option or if a SAR is settled with Common Stock, the total number of shares of Common Stock subject to the Option or SAR (as the case may be) shall be deemed delivered to the Participant (regardless of the number of shares of Common Stock actually paid to the Participant) and shall not be available for Awards under the Plan.

(iv)    Common Stock repurchased on the open market with cash proceeds from exercise of an Option shall not be available for Awards under the Plan.

Section 5.5    Award Limitations—Employees. Notwithstanding any other provision of the Plan to the contrary, in no event shall any Participant who is an Employee of the Company or a Participating Subsidiary receive in any Fiscal Year, subject to adjustment as provided in Article XI:

(i)    an award of Options with respect to more than 2,000,000 shares of Common Stock; provided, however, that in connection with the Participant’s commencement as an Employee, the Participant may be granted Options with respect to up to an additional 1,000,000 shares of Common Stock, which shall not count against the foregoing Fiscal Year limit;

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Appendix C

(ii)    an award of SARs with respect to more than 1,500,000 shares of Common Stock; provided, however, that in connection with the Participant’s commencement as an Employee, the Participant may be granted SARs with respect to up to an additional 1,000,000 shares of Common Stock, which shall not count against the foregoing Fiscal Year limit;

(iii)    a Stock Award that will become vested or transferable based on performance objectives described in Section 8.3 with respect to more than 600,000 shares of Common Stock; or

(iv)    Performance Shares with respect to more than 600,000 shares of Common Stock.

Section 5.6    Award Limitations—Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, in no event shall the grant date value of Awards granted under the Plan during any Fiscal Year to any Participant who is a Nonemployee Director exceed $750,000.

ARTICLE VI

OPTIONS

Section 6.1    Award. The Administrator will designate each Participant to whom an Option is to be granted and will specify the terms of the Option, including the vesting schedule, whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, and the number of shares of Common Stock covered by such awards.

Section 6.2    Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted.

Section 6.3    Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

Section 6.4    Ten Percent Shareholders. Notwithstanding Sections 6.2 and 6.3, no Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Common Stock at the date of grant and the Option expires no later than five years after the date of grant.

Section 6.5    Limit for Incentive Stock Options. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.

Section 6.6    Exercise. Subject to the other provisions of the Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. An Option granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

Section 6.7    Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator (including “cashless exercise” arrangements). If the Administrator provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company (by attestation of ownership or actual delivery of one or more certificates). If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

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Appendix C

Section 6.8    Disposition of Stock. A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

Section 7.1    Award. The Administrator will designate each Participant to whom SARs are to be granted and will specify the number of shares covered by such awards; provided, however, no Participant may be granted Corresponding SARs (under all incentive plans of the Company and its affiliates) that are related to Incentive Stock Options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

Section 7.2    Initial Value. The Initial Value of an SAR shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the SAR is granted.

Section 7.3    Maximum SAR Period. The term of each SAR shall be determined by the Administrator on the date of grant, except that no Corresponding SAR shall have a term of more than ten years from the date such related Option was granted (or, if Section 6.4 applies, five years from such date of grant).

Section 7.4    Exercise. Subject to the other provisions of the Plan and the applicable Agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. A SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

Section 7.5    Settlement. At the Administrator’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

ARTICLE VIII

STOCK AWARDS

Section 8.1    Award. The Administrator will designate each Participant to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards.

Section 8.2    Vesting. A Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for such period of time and subject to such conditions as may be set forth in the Agreement and not otherwise inconsistent with Section 10.5 of the Plan.

Section 8.3    Shareholder Rights. Prior to their forfeiture in accordance with the terms of the applicable Agreement, a Participant will have all rights of a shareholder with respect to a Stock Award consisting of shares of Common Stock, including the right to receive dividends and vote the shares, unless such rights are limited by the terms of the applicable Agreement; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to or represented by a Stock Award, (ii) the Company shall retain custody of the shares of Common Stock granted pursuant to or represented by a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award or a signed agreement acknowledging the transfer and forfeiture restrictions on such shares. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under or represented by the Stock Award are transferable and are no longer forfeitable.

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Appendix C

Section 8.4    Other Stock-Based Awards. Other Stock-Based Awards, providing for the delivery of Common Stock or valued in whole or in part by reference to or otherwise based on Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Stock Awards provided for under this Article VIII. Subject to the provisions of the Plan, the Administrator will have authority to determine the persons to whom and the time or times at which such Other Stock-Based Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) subject to any such Other Stock-Based Awards and all other terms and conditions applicable to such Other Stock-Based Awards.

ARTICLE IX

PERFORMANCE SHARE AWARDS

Section 9.1    Award. The Administrator will designate each Participant to whom an award of Performance Shares is to be made and will specify the number of shares of Common Stock covered by such awards, or the manner for determining such number of shares.

Section 9.2    Earning the Award. The Administrator, on the date of the grant of an award of Performance Shares, shall prescribe that the grant, issuance, vesting, or forfeiture of Performance Shares, or a portion or multiple thereof, will be subject to the satisfaction of performance objectives and such other criteria as may be prescribed by the Administrator during a performance measurement period of at least one year. Performance objectives may include, without limitation, Company-wide objectives or objectives that are related to the performance of the individual Participant or of a Subsidiary, division, department, region or function within the Company or a Subsidiary, and may be measured relative to the performance of other corporations. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Administrator determines and certifies that stated performance objectives have been achieved.

Section 9.3    Payment. The amount payable when an award of Performance Shares is earned shall be settled by the issuance of Common Stock, unless the Administrator in its discretion provides that such settlement shall be in cash or a combination of cash and Common Stock. A fractional share shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof. The Administrator may, at or after the date of award of Performance Shares, provide for the payment of contingent dividends or dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, provided such dividends or dividend equivalents shall be paid to the Participant only if the Performance Shares with respect to which such dividends or dividend equivalents are payable are earned by the Participant.

ARTICLE X

PROVISIONS APPLICABLE TO AWARDS GENERALLY

Section 10.1    Recoupment of Awards. The Administrator may require in any Agreement that any current or former Participant reimburse the Company for all or any portion of any Award, terminate any outstanding, unexercised, unexpired or unpaid Award, rescind any exercise, payment or delivery pursuant to an Award or recapture any shares of Common Stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of shares of Common Stock issued pursuant to an Award made under the Plan to the extent required by any recoupment or clawback policy adopted by the Administrator in its discretion or to comply with the requirements of any applicable laws.

Section 10.2    Limits on Transfer. No right or interest of a Participant in any unexercised or restricted Award issued under the Plan may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Notwithstanding the foregoing, the Committee may provide in an Agreement for the transfer of an Award by gift or pursuant to a qualified domestic relations order to any “family member” (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant in accordance with the rules of Form S-8. Further, Participants employed by the Company or a Participating Subsidiary within the United States may designate a beneficiary or beneficiaries to exercise any Award or receive payment under any Award payable on or after the Participant’s death. Such designation shall be in a written or electronic form approved by the Committee and shall be effective upon its receipt by the Company or by the Company’s agent. For Participants employed by the Company or a Participating Subsidiary outside the United States, no unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

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Appendix C

Section 10.3    Share Certificates. All certificates for Common Stock or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Common Stock or other securities are then listed or reported and any applicable federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

Section 10.4    Acceleration upon a Change in Control. Except as otherwise provided in the Agreement, upon termination of an Employee Participant’s employment by the Company without Cause, or by an Employee Participant for Good Reason, within a period of one year following the occurrence of a Change in Control (i.e., “double-trigger”), all outstanding Options and SARs held by such Participant shall become fully exercisable and all restrictions and performance conditions on outstanding Stock Awards and awards of Performance Shares held by such Participant shall lapse, with any applicable performance goal or goals applicable to Awards deemed to have been met at the level specified in the Agreement based on actual performance through the fiscal quarter end immediately preceding such event, if calculable, or otherwise at target. To the extent that this provision causes Incentive Stock Options to exceed the $100,000 limitation set forth in Section 6.5, the excess Options shall be deemed to be Non-Qualified Stock Options.

Section 10.5    Acceleration for Other Reasons; Minimum Vesting Terms. The Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options or SARs shall become fully or partially exercisable, or that all or a part of the restrictions and performance conditions on all or a portion of any outstanding Stock Awards and Performance Shares shall lapse, in either case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 10.5. Notwithstanding the foregoing, the minimum vesting schedule for Awards granted after the Effective Date shall not be less than 12 months from the Grant Date (or in the case of awards granted to Nonemployee Directors, not less than the period between successive annual meetings of shareholders); provided that the foregoing minimum vesting restrictions shall not apply with respect to: shares issued upon vesting in the event of acceleration due to death, Disability, Retirement, or termination of employment following a Change in Control in accordance with Section 10.4; Awards assumed in connection with a merger or similar transaction; and shares representing up to five percent (5%) of the number of shares of Common Stock issued or available for issuance from those shares authorized pursuant to Section 5.2. To the extent that this provision causes Incentive Stock Options to exceed the $100,000 limitation set forth in Section 6.5, the excess Options shall be deemed to be Non-Qualified Stock Options.

Section 10.6    Effect of Acceleration. If an Award is accelerated under the Plan, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Common Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

Section 10.7    Termination of Employment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Participating Subsidiaries, transfers from a Participating Subsidiary to the Company, or transfers from one Participating Subsidiary to another Participating Subsidiary. The Administrator shall specify at or prior to such occurrence, as to any individual Participant or all affected Participants, whether any of the following events constitutes a termination of employment: (i) a spin-off, sale or disposition of the operations in which a Participant is employed from the Company or any Subsidiary, regardless of whether such Participant remains employed by the same entity or with the same operation, and (ii) any change in a Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (iii) any

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Appendix C

transfer, at the request of the Company or a Subsidiary, that results in any Participant becoming employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Participating Subsidiary. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company or a Participating Subsidiary for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

Section 10.8    Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Common Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis.

Section 10.9    Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit or to require selected Participants the opportunity to elect to defer receipt of the shares or other consideration due upon the settlement of an Award or other event that absent the election would entitle the Participant to payment or receipt of shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the Administrator so as to comply with all applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

ARTICLE XI

ADJUSTMENTS IN CORPORATE TRANSACTIONS

Section 11.1    Adjustments Upon Certain Corporate Transactions. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the limitations under Sections 5.2 and 5.5 shall be adjusted proportionately, and the Committee shall adjust Options, SARs, Performance Shares and Stock Awards to preserve the benefits or potential benefits of such Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Common Stock, the authorization limits under Sections 5.2 and 5.5 shall be increased proportionately, and the shares of Common Stock then subject to each Option, SAR, Performance Share and Stock Award shall be increased proportionately without any change in the aggregate purchase price therefor.

Section 11.2    No Antidilution Adjustments. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares that may be granted or distributed under the Plan; the per individual limitations on the number of shares for which Options, SARs, Performance Shares and Stock Awards may be granted; or the terms of outstanding Stock Awards, Options, Performance Shares or SARs.

Section 11.3    Assumption of Acquired Company Awards and Plans. The Committee may make Stock Awards and may grant Options, SARs, and Performance Shares in substitution for similar awards held by an individual who becomes an employee of the Company or a Participating Subsidiary in connection with the acquisition by the Company or a Subsidiary of another entity, an interest in another entity or an additional interest in such an entity. Notwithstanding any provision of the Plan, the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. Additionally, in the event that an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines has shares available under a pre-existing plan approved by shareholders and

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Appendix C

not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance pursuant to Section 5.2 of the Plan; provided that Awards using such available shares shall only be made (i) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (ii)  to individuals who were not Employees or Nonemployee Directors prior to such acquisition or combination.

ARTICLE XII

COMPLIANCE WITH LAW AND

APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted, a Performance Share is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Share shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL  PROVISIONS

Section 13.1    Effect on  Employment and Service. Neither the adoption of the Plan, its operation, or any documents describing or referring to the Plan (or any part thereof), nor the grant of any Award to a Participant, shall confer upon any individual any right to continue in the employ or service of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

Section 13.2    Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

Section 13.3    Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

Section 13.4    No Rights to Awards. No Participant or any eligible participant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

Section 13.5    No Shareholder Rights. Subject to Section 8.3, no Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with such Award.

Section 13.6    Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount up to the maximum statutory rate to satisfy

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Appendix C

federal, state, local and foreign taxes (including the Participant’s FICA obligation) with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding be satisfied, in whole or in part, by withholding from the Award shares of Common Stock having a Fair Market Value on the date of withholding equal to an amount up to the maximum statutory rate, all in accordance with such procedures as the Administrator establishes.

Section 13.7    Foreign Employees. In order to facilitate the making of any Award under the Plan, the Administrator may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Participating Subsidiary outside of the United States of America as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 13.8    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Section 13.9    Compliance with Code Section 409A. The Plan and Awards granted hereunder are intended to be exempt from Section 409A of the Code, to the extent that Section 409A of the Code is applicable to an Award, and, to the extent not so exempt, to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered to the greatest extent possible consistent with this intent. For each Award intended to comply with the short-term deferral exception provided for under Section 409A of the Code, the related Award Agreement shall provide that such Award shall be paid out by the later of (a) the 15th day of the third month following the Participant’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture. To the extent that the Administrator determines that a Participant would be subject to the additional tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of any Award, to the extent permitted by Section 409A of the Code, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The Administrator shall determine the nature and scope of such amendment. To the extent required by Section 409A of the Code, any payment under the Plan made in connection with the “separation from service” (as defined in Section 409A of the Code) of a “specified employee” (as defined in Section 409A of the Code) of an Award that is deferred compensation that is subject to Section 409A of the Code shall not be made earlier than six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code. In addition, if the Participant is entitled to a series of installment payments, each amount to be paid to a Participant pursuant to the Plan or any Agreement shall be construed as a separate identified payment for purposes of Code Section 409A.

Section 13.10    Governing Law. To the extent not governed by federal law, the Plan and all Agreements shall be construed in accordance with and governed by the laws of the State of North Carolina.

Section 13.11    Effect on Other Benefits and Compensation Plans. Unless otherwise required by applicable law, Awards made under this Plan and payments from such Awards shall not be considered part of a Participant’s regular compensation for the purpose of any termination, indemnity or severance pay laws of any country and shall not be

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Appendix C

included in or have an effect on the determination of benefits under any other benefit plan, contract, or arrangement sponsored by the Company or a Subsidiary unless expressly provided by such other plan, contract or arrangement, or unless the Administrator expressly determines that an Award should be included to reflect that an Award has been made in lieu of a portion of competitive cash compensation.

ARTICLE XIV

AMENDMENT, MODIFICATION, AND TERMINATION

Section 14.1    Amendment, Modification, and Termination. The Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

Section 14.2    Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without the consent of the Participant; provided, however:

(i)    that the Committee determines in its sole discretion that such amendment or alteration either (A) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (B) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated;

(ii)    that no amendment shall be made following a Change in Control without the Participant’s prior written consent;

(iii)    the original term of an Option or SAR may not be extended; and

(iv)    without the further approval of the shareholders of the Company, (A) no amendment or modification of an Option or SAR shall reduce the Option exercise price or the Initial Value of the SAR, (B) no Option or SAR shall be cancelled in exchange for cash, other Awards or Options or SARs having a lower Option exercise price or SAR Initial Value and (C) no amendment or modification may increase the dollar limitation in Section 5.6. For avoidance of doubt, clauses (A) and (B) of this Section 14.2(iii) are intended to prohibit the repricing of “underwater” Options and SARs, except as otherwise expressly permitted by the anti-dilution provision in Article XI.

ARTICLE XV

DURATION OF PLAN

No Award may be granted under the Plan after the tenth anniversary of the most recent date that the shareholders have approved the Plan. Awards granted before that date shall remain valid in accordance with their terms and conditions and the Plan’s terms and conditions.

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LOWE'S COMPANIES, INC.
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LOWE’S COMPANIES, INC. 1000 LOWES BOULEVARD MAIL CODE: TIR31 MOORESVILLE, NC 28117 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 24, 2022 (for shares allocated to a Lowe’s 401(k) Plan account) or on May 26, 2022 (for all other shares). Use your 16-digit control number to access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LOW2022 You may attend the meeting via the Internet and vote during the meeting. Use your 16-digit control number to access the website and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 24, 2022 (for shares allocated to a Lowe’s 401(k) Plan account) or on May 26, 2022 (for all other shares). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Lowe’s Companies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D74275-P68188 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LOWE’S COMPANIES, INC. Company Proposals — Lowe’s Board of Directors recommends you vote “FOR ALL” of the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. 1. Election of Directors Nominees: 01) Raul Alvarez 07) Daniel J. Heinrich 02) David H. Batchelder 08) Brian C. Rogers 03) Sandra B. Cochran 09) Bertram L. Scott 04) Laurie Z. Douglas 10) Colleen Taylor 05) Richard W. Dreiling 11) Mary Beth West 06) Marvin R. Ellison 2. Advisory vote to approve the Company’s named executive officer compensation in fiscal 2021. 3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2022. 4. Approval of the Amended and Restated Lowe’s Companies, Inc. 2006 Long Term Incentive Plan. For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Shareholder Proposals — Lowe’s Board of Directors recommends you vote “AGAINST” Proposals 5, 6, 7, 8 and 9. 5. Shareholder proposal requesting a report on median and adjusted pay gaps across race and gender. 6. Shareholder proposal regarding amending the Company’s proxy access bylaw to remove shareholder aggregation limits. 7. Shareholder proposal requesting a report on risks of state policies restricting reproductive health care. 8. Shareholder proposal requesting a civil rights and non-discrimination audit and report. 9. Shareholder proposal requesting a report on risks from worker misclassification by certain Company vendors. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Authorized Signature(s) - You must sign and date below for your instructions to be executed. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 27, 2022: The Notice of Annual Meeting and 2022 Proxy Statement and 2021 Annual Report are available at www.proxyvote.com. We will be conducting our 2022 Annual Meeting of Shareholders online via audio webcast at www.virtualshareholdermeeting.com/LOW2022. D74276-P68188 2022 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF LOWE’S BOARD OF DIRECTORS. The undersigned hereby appoint(s) Janice Dupré and Ross W. McCanless, each of them, as proxies, and each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Lowe’s Companies, Inc. that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on Friday, May 27, 2022 online via audio webcast at www.virtualshareholdermeeting.com/LOW2022, and any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR ALL” nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4 and “AGAINST” Proposals 5, 6, 7, 8 and 9, and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. This card also constitutes voting instructions to Principal Financial Group, the Trustee of the Lowe’s 401(k) Plan, to vote the shares of Common Stock of Lowe’s Companies, Inc., if any, allocated to the undersigned’s 401(k) Plan account pursuant to the instructions on the reverse side. Voting instructions with respect to such plan shares must be received by 11:59 p.m., Eastern Time, on May 24, 2022. Any allocated shares for which no instructions are timely received will be voted by the Trustee in the manner directed by the Lowe’s administrative committee. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. (Items to be voted appear on reverse side.)